Final Prospectus
Filed pursuant to Rule 424(b)(3)
File No. 333-140841

PROSPECTUS

BALLISTIC RECOVERY SYSTEMS, INC.

3,060,955 shares of Common Stock

The selling stockholders identified on pages 35-38 of this prospectus are offering on a resale basis a total of 3,060,955 shares of our common stock, including 703,159 shares issuable upon the exercise of outstanding warrants.  We will not receive any proceeds from the sale of these shares by the selling stockholders.  We would receive gross proceeds in the approximate amount of $1,406,318 assuming the exercise of all the warrants.  To the extent any of these warrants are exercised, we intend to use the proceeds for general working capital.

Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “BRSI”.  On March 15, 2007, the last sales price for our common stock as reported on the OTC Bulletin Board was $1.85 per share.

THE SECURITIES OFFERED BY THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK.  FOR MORE INFORMATION, SEE “RISK FACTORS” BEGINNING ON PAGE 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is March 23, 2007

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PROSPECTUS SUMMARY

This summary provides a brief overview of the key aspects of this offering.  Because it is only a summary, it does not contain all of the detailed information contained elsewhere in this prospectus or in the documents incorporated by reference into this prospectus or included as exhibits to the registration statement that contains this prospectus.  This summary may not contain all of the information that may be important to you.  We urge you to read this entire prospectus carefully, including the risks of investing in our common stock discussed under “Risk Factors” and the financial statements and other information that is incorporated by reference into this prospectus, before making an investment decision.  All references in this prospectus to “BRS”, “we”, “us”, “our” or “our Company” refer to Ballistic Recovery Systems, Inc.

The Company

Ballistic Recovery Systems, Inc. (Ticker: “BRSI.OB”) is one of the leading aviation safety companies in the United States.  Founded in 1980 and based in South St. Paul, Minnesota, we are engaged in the business of developing and commercializing whole-aircraft emergency recovery parachute systems for use primarily with general aviation and recreational aircraft.

The parachute systems are designed to safely descend the entire aircraft and its occupants in the event of an in-air emergency.  The parachute system is designed for in-air emergencies that include mid-air collisions, structure failure, engine failure, pilot incapacitation, and unstable meteorological conditions, among other things.  We believe we are the largest manufacturer of whole aircraft recovery systems in the world.  Since our inception 26 years ago, we have delivered over 23,000 systems that have been installed on general aviation aircraft (including over 2,800 on Federal Aviation Administration (FAA) certified aircraft) and recreational aircraft throughout the world.  To date, we have been credited with saving the lives of 199 pilots and passengers.

Our principal office is located at 300 Airport Road, South St. Paul, Minnesota 55075-3541.  Our telephone number is (651) 457-7491and our internet address is www.brsparachutes.com.  Our securities trade at the Over-the-Counter Bulletin Board under the symbol “BRSI”.

Recent Developments

Private Placement

In closings completed on October 25, 2006, November 22, 2006 and January 10, 2007, we completed a private placement offering to accredited investors of an aggregate of 508,710 units at a price per unit of $5.44, each unit consisting of four shares of our common stock and a three-year warrant to purchase an additional share of common stock at an exercise price of $2.00 per share.  Accordingly, we issued an aggregate of 2,034,840 shares of common stock and warrants to purchase an aggregate of 508,710 shares of common stock in the offering, in consideration of total gross proceeds of $2,767,382, less commissions of approximately $193,717 paid to The Oak Ridge Financial Services Group, Inc., which served as a placement agent in the offering.  We further issued to Oak Ridge and its designated subagents three-year warrants to purchase an aggregate of 178,048 shares of common stock at an exercise price of $2.00 per share.  We have agreed to register the resale of the common stock, including the common stock issuable upon exercise of the warrants issued to the investors and the agents, issued in the offering.

Issuances to Officers and Directors

On terms similar to those provided in the private placement offering completed between October 2006 and January 2007, in June 2006, we accepted subscriptions from Edward Underwood, a director, Robert Nelson, our Chairman, Secretary and a director, Larry Williams, our Chief Executive Officer, President, Chief Operating Officer and a director, and Donald Hedquist, our Chief Financial Officer, for the purchase of an aggregate of 16,401 units.  Accordingly, in consideration of proceeds of $89,220 to us, we issued such individuals an aggregate of 65,603 shares of common stock and three-year warrants to acquire 16,401 shares of common stock at an exercise price of $2.00 per share.  We paid no underwriting discounts or commissions in connection with these sales.  We further agreed to register the resale of the common stock (including shares issuable upon exercise of the warrants) on a subsequent registration statement. This prospectus covers the resale of such common shares.

Also in June 2006, we issued 257,353 shares of common stock to Mr. Darrel Brandt, a director, at a purchase price of $1.36 per share for an aggregate purchase price of $350,000.  In consideration for such investment, we further agreed to amend the terms of that certain Buy-Sell Agreement dated May 6, 1993 by and between the Company, the Darrel D. Brandt Profit Sharing Plan and Mr. Brandt to eliminate an option in our favor to purchase 1,000,000 shares of our common stock from Mr. Brandt at a 25% discount to any proposed sale price Mr. Brandt could obtain from a third party.  We provided Mr. Brandt piggy-back registration rights with respect to the issued shares.  We did not pay any underwriting discounts or commission in connection with this sale.

Risk Factors

An investment in the shares of our common stock involves a high degree of risk and may not be an appropriate investment for persons who cannot afford to lose their entire investment.  For a discussion of some of the risks, you should consider before purchasing shares of our common stock, you are urged to carefully review and consider the section entitled “Risk Factors” beginning on page 3 of this prospectus.

The Offering

The selling shareholders identified on pages 35-39 of this prospectus are offering on a resale basis a total of 3,060,955 shares of our common stock, including 703,159 shares issuable upon the exercise of outstanding warrants.  For a complete description of the terms and conditions of our common stock, you are referred to the section in this prospectus entitled “Description of Securities.”

Common stock offered	3,060,955 shares

Common stock outstanding before the offering (1)	10,171,826 shares

Common stock outstanding after the offering (2)	10,874,985 shares

Common stock OTCBB trading symbol	BRSI

(1)                                  Based on the number of shares outstanding as of March 16, 2007, but not including 703,159 shares issuable upon exercise of outstanding warrants to purchase our common stock and 79,500 shares issuable upon the exercise of outstanding options to purchase our common stock not covered under this registration statement.

(2)                                  Assumes the issuance of all shares of common stock offered hereby that are issuable upon exercise of warrants covered under this registration statement.

RISK FACTORS

The purchase of shares of our common stock is very speculative and involves a very high degree of risk.  An investment in our company is suitable only for the persons who can afford the loss of their entire investment.  Accordingly, investors should carefully consider the following risk factors, as well as other information set forth herein, in making an investment decision with respect to our securities.

Risks relating to our business

General economic conditions may adversely affect our sales and profitability.

For the most part, purchases of the aircraft for which our products exist are discretionary.  Additionally, a significant portion of our business relates to products that are optional, and not standard equipment, on aircraft.  As a result, demand for our products may be affected by general economic trends in the geographical areas in which our products are sold, which may have an adverse effect on our operations.

We rely on the knowledge and business and technical expertise of key executive officers and directors, whose services would be difficult to replace.

We are highly dependent on our executive officers and directors for their substantial experience in the aviation and related industries.  Other than for our chief executive officer, we do not carry “key person” life insurance policies for any of our officers or directors.  The loss of the technical knowledge and management and industry expertise of any of these key individuals could result in delays in product development, loss of customers and sales and diversion of management resources, which could adversely affect our operating results.

If we fail to comply with FAA standards, or if those standards change, our business may be negatively impacted.

        The aviation industry is highly regulated in the United States by the Federal Aviation Administration, and in other countries by similar agencies, to ensure that aviation products and services meet stringent safety and performance standards. Additionally, these standards and the related aircraft regulations may evolve over time.  With respect to our general aviation products, we are required to obtain certifications from the FAA, the scope of which are dependent upon whether our product is optional or standard equipment in the related aircraft.  Our business depends on our ability to keep effective existing certifications and obtain necessary certifications in the future, whether for our general aviation products or other products.  We cannot assure you that we will continue to have success in obtaining or maintaining necessary certifications, and our failure to do so could adversely affect our operations.

Cirrus represents a substantial amount of our revenues.

During our fiscal years ended September 30, 2006 and 2005, Cirrus Design Corporation accounted for approximately 70.7% and 74.0% of our revenues, respectively.  Although our growth strategy contemplates diversification of our sales to manufacturers other than Cirrus, we anticipate that we will continue to be dependent upon Cirrus for a large portion of revenues for at least the near future.  To the extent that Cirrus’ business declines, Cirrus utilizes other suppliers of parachute recovery systems, or payments from Cirrus are delayed, our business, including our cash flow from operations, may be materially adversely affected.

Cirrus owns a significant portion of our outstanding voting power and of our outstanding common stock and has a director on our board of directors.

As of March 16, 2007, Cirrus currently owns approximately 11.3% of our outstanding common stock.  Furthermore, a director of Cirrus, Edward Underwood, is on our Board of Directors.  While Cirrus does not have any warrants, preemptive rights or rights to additional securities and while Mr. Underwood does not have a contractual right to be on our board of directors, the voting power held by Cirrus, together with Mr. Underwood’s position on the board, enables Cirrus to exert considerable influence over our management and direction on all matters requiring shareholder approval.  Additionally, the composition of our board could impact our ability to obtain additional non-Cirrus general aviation customers.

The board of directors and management team own a significant amount of our common stock.

As of March 16, 2007, our board of directors and management team currently hold  approximately 28.8% of our shares, on a fully-diluted basis assuming the exercise or conversion of all outstanding derivative securities held by them.  This amount does not include the 11.3% of our outstanding common stock owned by Cirrus, of which Mr. Underwood is a director. These individuals will collectively continue to have significant control over our operations and affairs.

We do not have products liability insurance or indemnification for certain current Cirrus-related products liability litigation.

We are involved in products liability litigation involving Cirrus aircraft (see “Description of Business - Legal Proceedings” on pages 23-24).  Although one such matter, the Sedgwick/Fischer litigation, was recently settled without any liability of damages against us, additional products liability litigation exists for which we have no indemnification or insurance.  In February 2006, Cirrus agreed to indemnify us for all related product liability claims involving our parachute system on general aviation with Cirrus (except for claims for economic losses or damage related solely to the aircraft).  While we believe our existing litigation will not result in any liability to us and that our current arrangement with Cirrus protects us from additional claims, there can be no assurance that we are protected from a unfavorable outcome on existing claims relating to our general aviation relating to Cirrus.

We do not currently have products liability insurance for our non-Cirrus general aviation or recreational aviation markets.

We have been and may continue in the future to be involved in products liability litigation involving non-Cirrus general aviation aircraft and recreational aircraft (see “Description of Business - Legal Proceedings” on pages 23-24).  We do not currently maintain insurance for products liability litigation for our non-Cirrus products.  Although we are currently contemplating obtaining products liability insurance for non-Cirrus general aviation products liability litigation, no assurance can be given that we will decide to obtain such coverage or that such coverage will be available at terms we believe reasonable.  Even if we do obtain such coverage, we do not have insurance coverage for such existing liability, if any, or any non-Cirrus general aviation products liability litigation that would result prior to obtaining such insurance coverage.  Although we are confident that we will be successful in such existing litigation, an unexpected negative result in such litigation could have a material adverse effect on us and our operations.

Furthermore, we do not expect to obtain products liability insurance for our recreational aviation market.  Historically, we have been successful in settling such claims for a minimal and non-material amount of funds.  However, any adverse judgment or settlement in a products liability litigation involving recreational aircraft could have a materially adverse effect on us and our operations.

Risks relating to our common stock

The limited trading of our common stock may make it difficult to sell shares of our common stock.

Trading of our common stock is conducted on the National Association of Securities Dealers’ Over-the-Counter Bulletin Board, or “OTC Bulletin Board.” This has an adverse effect on the liquidity of our common stock, not only in terms of the number of shares that can be bought and sold at a given price, but also through delays in the timing of transactions and reduction in security analysts’ and the media’s coverage of us. This may result in lower prices for our common stock than might otherwise be obtained and could also result in a larger spread between the bid and asked prices for our common stock. Because our common stock is listed on the OTCBB, we are subject to an SEC rule that, if we fail to meet the criteria set forth in such rule, imposes various practice requirements on broker-dealers who sell securities governed by the rule to persons other than established customers and accredited investors.  Consequently, such rule may deter broker-dealers from recommending or selling our common stock, which may further limit its liquidity.  This rule also makes it more difficult for us to raise additional capital.

Because it is a “penny stock,” you may have difficulty selling shares of our common stock.

Our common stock is a “penny stock” and is therefore subject to the requirements of Rule 15g-9 under the Securities Exchange Act of 1934. Under this rule, broker-dealers who recommend penny stocks to persons other than established customers and accredited investors must satisfy special sales practice requirements.  The broker-dealer must make an individualized written suitability determination for the purchaser, considering such purchaser’s financial situation, investment experience and investment objectives, with respect to penny stock transactions and receive the purchaser’s written consent prior to the transaction.  Under applicable regulations, our common stock will generally remain a “penny stock” until and for such time as it meets certain per share price requirements (as determined in accordance with SEC regulations), or until we meet certain net asset or revenue thresholds. These thresholds include the possession of net tangible assets (i.e., total assets less intangible assets and liabilities) in excess of $2,000,000 in the event we have been operating for at least three years or $5,000,000 in the event we have been operating for fewer than three years, and the recognition of average revenues equal to at least $6,000,000 for each of the last three years.

The penny stock rules severely limit the liquidity of securities in the secondary market, and many brokers choose not to participate in penny stock transactions. As a result, there is generally less trading in penny stocks. If you become a holder of our common stock, you may not always be able to resell shares of our common stock publicly at the time and prices that you feel are fair or appropriate.

The resale of shares offered by this prospectus could adversely affect the market price of our common stock in the public market, which result would in turn negatively affect our ability to raise additional equity capital.

The sale, or availability for sale, of common stock in the public market pursuant to this prospectus may adversely affect the prevailing market price of our common stock and may impair our ability to raise additional capital by selling equity or equity-linked securities.  This prospectus covers the resale of a significant number of shares of our common stock. In fact, the registration statement will make publicly available for resale 3,060,955 shares of our common stock (including shares of common stock issuable upon the exercise of warrants that are registered hereunder). This figure represents approximately 28% of the shares of our common stock outstanding immediately after the effectiveness of this registration statement (assuming the exercise of the warrants for which the underlying common stock is registered hereunder).

When the registration statement that includes this prospectus is declared effective, 3,060,955 shares being offered hereby will be available for resale. The resale of a substantial number of shares of our common stock in the public market pursuant to this offering, and afterwards, could adversely affect the market price for our common stock and make it more difficult for you to sell our shares at times and prices that you feel are appropriate. Furthermore, we expect that, because there is a large number of shares offered hereby, the selling stockholders will continue to offer shares covered by this prospectus for a significant period of time, the precise duration of which we cannot predict. Accordingly, the adverse market and price pressures resulting from this offering may continue for an extended period of time and continued negative pressure on the market price of our common stock could have a material adverse effect on our ability to raise additional equity capital.

Our Articles of Incorporation grants our board of directors the power to designate and issue additional shares of common and/or preferred stock.

Our authorized capital consists of 50,000,000 shares, of which 15,000,000 are designated as common stock, par value $.01 per share, and 35,000,000 are undesignated. Pursuant to authority granted by our Articles of Incorporation, our board of directors, without any action by the shareholders, may designate and issue, from our authorized capital, shares in such classes or series (including classes or series of common stock and/or preferred stock) as it deems appropriate and establish the rights, preferences, and privileges of such shares, including dividends, liquidation and voting rights. The rights of holders of classes or series of common stock or preferred stock that may be issued could be superior to the rights of the common stock offered hereby.  Our board of directors’ ability to designate and issue shares could impede or deter an unsolicited tender offer or takeover proposal. Further, the issuance of additional shares having preferential rights could adversely affect other rights appurtenant to the shares of common stock offered hereby. Any such issuances will dilute the percentage of ownership interest of our shareholders and may dilute our book value.

We are subject to Sarbanes-Oxley and the reporting requirements of federal securities laws, which can be expensive.

As a public reporting company, we are subject to the Sarbanes-Oxley Act of 2002, as well as the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and other federal securities laws. The costs of compliance with the Sarbanes-Oxley Act and of preparing and filing annual and quarterly reports, proxy statements and other information with the SEC, and furnishing audited reports to shareholders, are significant and may increase in the future.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This registration statement contains statements that are forward-looking in nature, including statements regarding the expectations, beliefs, intentions or strategies regarding the future.  We use words such as we “expect,” “anticipate,” “believe,” and “intend” and similar expressions to identify forward-looking statements.  Investors should be aware that actual results may differ materially from our expressed expectations because of risks and uncertainties inherent in future events, including, but not limited to, our dependence on Cirrus Design Corporation, potential product liability claims and payment if such claims are successful, federal transportation rules and regulation which may negatively impact our ability to ship our products in a cost efficient manner, the elimination of funding for new research and development projects, the decline in registered and unregistered aircraft sales, dependence on discretionary consumer spending, dependence on existing management, general economic conditions, and changes in federal or state laws or regulations.  Investors should not unduly rely on these forward looking statements.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

You should read the following discussions in conjunction with our consolidated financial statements and related notes included in this prospectus.  This discussion includes forward-looking statements that involve risk and uncertainties. As a result of many factors, such as those set forth under “Risk Factors,” actual results may differ materially from those anticipated in these forward-looking statements.

Introduction

We derive our revenue primarily from contracted sales to aircraft original equipment manufacturers (“OEMs”).  Approximately 16% of our sales are through agents or representatives throughout the world and approximately 4% of our sales are through direct sales to aircraft owners.  Per unit revenue depends on various factors, including the discounts given to large OEM customers, the commissions or discounts given to dealers and the type of product sold.  All individual orders are pre-paid before the order ships.

Results of Operations

Fiscal year ended September 30, 2006 compared to fiscal year ended September 30, 2005

Sales

Total sales increased $1,076,185, or 13.3%, from $8,115,544 for the year ended September 30, 2005 to $9,191,729 for the year ended September 30, 2006.  Sales from our general aviation products, which consist primarily of sales to Cirrus, increased $306,257, or 4.8% from $6,328,436 for the year ended September 30, 2005 to $6,634,693 for the year ended September 30, 2006.   Sales from our general aviation products accounted for 72.2% of total revenue for fiscal year 2006 compared to 78.0% of total sales for fiscal year 2005.  Sales from our recreational and LSA products increased $764,666, or 47.0% from $1,627,114 for the year ended September 30, 2005 to $2,391,780 for the year ended September 30, 2006.  Other revenue decreased by $2,661, or -1.7% from $160,588 for the year ended September 30, 2005 to $157,927 for the year ended September 30, 2006 due to reductions in shipping and packing charges.  The effect on total revenue caused by the reduction in shipping and packing charges was more than offset by new sales activity as well as increases in pricing on direct sales units.

Our general aviation products are standard equipment on the Cirrus SRV, SR20 and SR22 model aircraft.  We delivered 706 and 633 units to Cirrus in fiscal years 2006 and 2005, respectively.  We believe that Cirrus has a backlog of aircraft orders, all of which are required to include our parachute systems.  We understand that Cirrus expects to be able to fill the backlog of firm aircraft orders during the next 12 months.  We also understand that Cirrus is expected to maintain fiscal year 2006 manufacturing volumes for its aircraft throughout fiscal year 2007.  As a result, we are forecasting flat growth in 2007 in our general aviation revenues.  No assurance can be given that general aviation revenues will remain as anticipated.  Future production volumes for the Cirrus aircraft, and therefore, our parachute systems, will be dictated by ultimate market demands for Cirrus’ products.  Accordingly, we are, and will likely be, dependent on Cirrus for a material portion of its revenues for fiscal year 2007.  Any negative impact on Cirrus’ sales would have a significant negative impact on our revenues.

Near the end of fiscal year 2004, we finalized development of a parachute recovery system for the Cessna 182 model of aircraft, which is called the BRS-182.  We received the STC from the FAA in June 2004.   This STC allows the product to be installed on certified Cessna 182 series aircraft.  The first customer delivery and installation was completed in July 2004.  Our sales and marketing efforts resulted in the sale and delivery of five BRS-182 units during fiscal year 2006.  We continue direct sales and marketing for the BRS-182.  No assurances can be made as to the success of sales efforts or if the product will sell in sufficient volumes to impact our financial performance.

We also have in production the BRS-172 product for the Cessna 172 model aircraft certified in July 2002.  Our sales and marketing efforts resulted in the sale and delivery of five BRS-172 units during fiscal year 2006.  Although certified, there can be no assurances that the BRS-172 product will sell in volumes that will have a material impact on us.

Our recreational and LSA aircraft product line sales increased by 47.0% during fiscal year 2006 compared to the prior fiscal year driven mostly by increased sales to Flight Design for the CT aircraft.  LSA and recreational sales accounted for 26.0% of our revenues for fiscal year 2006 versus 20.1% of our revenues for the prior fiscal of 2005.  The LSA and recreational aircraft products business relies on customer acceptance of our parachute concept and the existence of installation designs for light sport and recreational aircraft.

We anticipate being able to expand its general aviation and recreational product lines to include other certified and non-certified aircraft as our recovery systems gain further market acceptance.  We are in ongoing discussions with domestic and foreign general aviation and recreational aircraft companies that have expressed interest in utilizing certain of our products.  These companies produce both certified and non-certified aircraft.  No assurance can be made as to the future benefits, if any, that we will derive from these discussions.

We have commenced the establishment of a repack center which will have the capacity to repack the parachute systems.  Cirrus will be notifying its owners on a systematic basis of the need to have the parachute system repacked.  We anticipate that we will be the exclusive provider of repacking services on Cirrus aircraft.

Gross Margin

Gross margin as a percentage of revenues was 36.2% for fiscal year 2006 compared to 38.3% for fiscal year 2005.  The largest factor contributing to this 2.1% reduction in gross margin was a price reduction for Cirrus associated with increased purchase quantities.  We expect to provide additional pricing reductions to our larger customers in the future and as a result, the gross margins could be impacted.  However, we have been successful in identifying cost savings and receiving material cost reductions and will continue to look for further savings and cost reductions on an ongoing basis.  Our objective is to maintain or improve overall gross margins in the future.

Selling, General and Administrative

Selling, general and administrative costs as a percentage of sales were 27.9% for fiscal year 2006 as compared to 29.4% for fiscal year 2005.  Administrative costs decreased in fiscal year 2006 driven by significant reductions in legal expenses, outside consulting services, and outside labor.  We have focused our advertising and marketing efforts and reduced overall expenditures on advertising space and marketing services.  Director’s fees decreased by $26,029 during fiscal year 2006.  Legal fees decreased $365,428 in fiscal year 2006 compared to fiscal year 2005 primarily due to legal proceedings noted in Item 3.  Delays in the regulatory requirements under the Sarbanes-Oxley Act have resulted in a decrease in expenditures by $18,833 for fiscal year 2006.  Management expects selling, general and administrative costs as a percentage of sales to remain relatively stable going forward.

Research and Development

Research and development costs were 5.1%, or $465,415, and 4.4%, or $357,702, of sales for fiscal years 2006 and 2005, respectively.  Management believes that research and development is an integral part of the growth strategy for us, and will continue to play an important role in our success.  Therefore, increases in research and development expenditures are planned for the future in the areas of new product development and in the expansion of currently developed products for additional applications.  We have budgeted approximately $900,000 for engineering and 2% of net projected sales, or $215,000, for research and development expenditures for fiscal 2007.

We have undertaken research and development on potential new products and services including enhancements to current products.  Such efforts may result in future offerings and model upgrades to existing products.  The development efforts are funded through current operations and it is unclear what impact, if any, these will have on our future sales or financial performance.

Payroll and Employee Benefit Expenses

Payroll and employee benefit expenses increased $190,835, or 11.4%, from $1,669,351 for the year ended September 30, 2005 to $1,860,186 for the year ended September 30, 2006.  This increase was primarily due to the addition of personnel to respond to increased business and new markets.  However, as a percentage of overall sales, the payroll and employee benefit expenses decreased by 0.4%, from 20.6% for the year ended September 20, 2005 to 20.2% for the year ended September 20, 2006.  We expect these average labor costs to remain stable in the future.

Depreciation

Depreciation increased $47,834, or 47.0%, from $101,790 for the year ended September 30, 2005 to $149,624 for the year ended September 30, 2006, primarily due to addition of capital equipment for the Mexico operations.

Amortization

Amortization of intangibles increased by $9,399, or 8.4%, from $112,241 for the year ended September 30, 2005 to $121,640 for the year ended September 30, 2006.  This increase was the result of a full year of amortization in fiscal year 2006 in connections with the non-compete agreement entered into with Mr. Thomas, our former chief executive officer, in the first quarter of 2005.

Interest Expense

Interest expense increased by $107,619, or 436.9%, from $24,630 for the year ended September 30, 2005 to $132,249 for the year ended September 30, 2006.  This increase was caused by higher debt balances and higher interest rates than historically incurred, primarily because of the settlement agreement associated with the Parsons lawsuit.

Net Income (Loss) and Earnings (Loss) per Share

Income (loss) before income taxes as a percentage of revenues was 0.5% and (21.7%) for fiscal years 2006 and 2005, respectively.  On a fully diluted basis, after-tax net income (loss) of ($1,119,764) for fiscal year 2005 was ($0.15) per share, as compared to net income of $27,377, which was $0.00, on a fully diluted basis per share for the 2006 fiscal year.

Three months ended December 31, 2006 compared to three months ended December 31, 2005

Sales

Total sales increased $204,389, or 10.7%, from $1,906,874 for the three months ended December 31, 2005 to $2,111,263 for the three months ended December 31, 2006.  Sales from our general aviation products, which consist primarily of sales to Cirrus, increased $279,482, or 19.7% from $1,420,804 for the three months ended December 31, 2005 to $1,700,287 for the three months ended December 31, 2006.   Sales from our general aviation products accounted for 80.5% of total revenue for fiscal year 2006 compared to 74.5% of total sales for fiscal year 2005.  Sales from our recreational and LSA products decreased $50,315, or 11.8% from $424,875 for the three months ended December 31, 2005 to $374,560 for the three months ended December 31, 2006.   Other revenue, which consists of repairs, repacks, and shipping and packing charges, increased by $5,813, or 19.0% from $30,604 for the three months ended December 31, 2005 to $36,416 for the three months ended December 31, 2006.

Sales of our general aviation products consist largely of sales to Cirrus where our products are standard equipment on the Cirrus SRV, SR20 and SR22 model aircraft.  We delivered 168 and 146 units to Cirrus in first quarters of fiscal years 2007 and 2006, respectively.  We believe that Cirrus has a backlog of aircraft orders, all of which are required to include our parachute systems.  As of December 31, 2006, we had a backlog of orders from Cirrus totaling approximately $8.5 million.  We understand that Cirrus expects to be able to fill the backlog of firm aircraft orders during the next 12 months.  We also understand that Cirrus is expected to maintain fiscal year 2006 manufacturing volumes for its aircraft throughout fiscal year 2007.  As a result, we are forecasting flat growth in 2007 in our general aviation revenues.  No assurance can be given that general aviation revenues will remain as anticipated.  Until we become diversified in general aviation, future production volumes for our parachute systems will be dictated by ultimate market demands for Cirrus’ products.  Accordingly, we are, and will likely be, dependent on Cirrus for a material portion of our revenues for fiscal year 2007.  Any negative impact on Cirrus’ sales would have a significant negative impact on our revenues.

Our recreational and LSA aircraft product line sales decreased by 11.8% during the first quarter of fiscal year 2007 compared to the first quarter of the prior fiscal year.  LSA and recreational sales accounted for 17.7% of our revenues for first quarter of fiscal year 2007 versus 22.3% of our revenues for the first quarter of the prior fiscal year.  This decrease is the result of a very strong first quarter in fiscal year 2006, which reported 31% growth over the first quarter of fiscal year 2005.  The LSA and recreational aircraft products business relies on customer acceptance of our parachute concept and the existence of installation designs for light sport and recreational aircraft.

We anticipate being able to expand our general aviation and recreational product lines to include other certified and non-certified aircraft as our recovery systems gain further market acceptance.  We are in ongoing discussions with domestic and foreign general aviation and recreational aircraft companies that have expressed interest in utilizing certain of our products.  These companies produce both certified and non-certified aircraft.  No assurance can be made as to the future benefits, if any, that we will derive from these discussions.

We have commenced the establishment of a repack center which will have the capacity to repack the parachute systems.  Cirrus will be notifying its owners on a systematic basis of the need to have the parachute system repacked.  We anticipate that we will be the exclusive provider of repacking services on Cirrus aircraft.

Gross Operating Margin

Gross operating margin as a percentage of revenues was 34.2% for the first quarter of fiscal year 2007 compared to 39.6% for the comparative quarter of fiscal year 2006.  The factors contributing to this

5.4% reduction in gross margin include increased freight costs with the addition of the Mexican facility, increases in labor and various material costs, and an increase in the inventory reserve. In addition, a price reduction was given to Cirrus associated with increased purchase quantities.  We expect to provide additional pricing reductions to our larger customers in the future and as a result, the gross margins could be impacted.  Our objective is to maintain or improve overall gross margins in the future.

Selling, General and Administrative

Selling, general and administrative costs as a percentage of sales were 29.3% ($618,220) for the first quarter of fiscal year 2007 as compared to 33.6% ($640,652) for the first quarter of fiscal year 2006.  This net decrease for the first quarter of $22,432 in selling, general and administrative costs consisted of a decrease in general and administrative start-up costs for our Mexico production facility of $135,596 and a decrease in legal fees of $34,755, off-set by an increase in insurance costs associated with the indemnification agreement with Cirrus totaling $132,665 and an increase of Board of Directors fees of $21,060.  Prior to February 3, 2006, there were no product liability costs as we did not maintain product liability insurance on any of our products.  The prior year costs associated with the Mexico operation included relocating operations to a new building, setting up and production of test products and the testing of those products.

Research and Development, net

Research and development costs were 2.0% and 5.7% of sales for the first quarter of fiscal years 2007 and 2006, respectively.  Increases in research and development expenditures are planned for the future in the areas of new product development and in the expansion of currently developed products for additional applications.  We expect research and development costs to exceed $900,000 for fiscal year 2007.

We have undertaken research and development on potential new products and services including enhancements to current products.  Such efforts may result in future offerings and model upgrades to existing products.  The development efforts are funded through current operations and it is unclear what impact, if any, these will have on our future sales or financial performance.

Acquisitions

As part of our overall growth strategy, it is management’s intent to seek out, evaluate and execute strategic acquisitions to grow the product base and integrate operations with the primary focus on cost savings and product diversification.  Management cannot state at this point with any degree of certainty what the results of any pending acquisitions may be or the financial impact on our operations.

Intangible Amortization

We record amortization expense related to the covenant not to compete agreements entered into with SCI and Mr. Thomas over the remaining life of the agreements.  Intangible amortization expense decreased by $18,798 for the first quarter of fiscal year 2007 over the same period in the prior year due to the completion of the amortization on the covenant not to compete agreement entered into with Mr. Thomas.  This covenant not to compete became fully amortized in October 2006.

Net Income (Loss) and Earnings (Loss) per Share

Income (loss) before income taxes as a percentage of revenues was 1.4% and (2.7%) for the first quarter of fiscal year 2007 and 2006, respectively.

Earnings per share were relatively consistent in the fiscal periods.  On a diluted earnings per share basis, net income of $18,592 for the first quarter of fiscal year 2007 was 0.9% of sales or $0.002 per share, as compared to net loss of ($33,735), which was (1.8%) of sales or ($0.004) per share for the prior fiscal year quarter.

Liquidity and Capital Resources

As of December 31, 2006, we had cash and cash equivalents of $777,407.

On June 22, 2006 and June 23, 2006, we accepted subscriptions from five of our directors and executive officers relating to the issuance of 322,956 shares of common stock and warrants to acquire 16,401 shares of common stock for an aggregate purchase price of $439,220. The warrants have a three-year term and an exercise price of $2.00 per share and have piggy-back registration rights. We paid no underwriting discounts or commissions in connection with these sales.

During the third quarter of 2006, 15,000 stock options were exercised resulting in net proceeds to us of $15,750.  During the second quarter of 2006, 30,000 stock options were exercised resulting in net proceeds to us of $27,189.  In addition, we retired 8,771 shares in the second quarter of 2006, and the proceeds were used by the individual to exercise an additional 15,000 stock options.

On October 25, 2006, we accepted subscriptions relating to the issuance of 975,736 shares of common stock and warrants to purchase an additional 243,934 shares of common stock.  The warrants have a three-year term and an exercise price of $2.00 per share.  We received gross proceeds from the sale of common stock and warrants of $1,327,001, less commissions in the aggregate amount of $92,890 and less a retainer and expenses in the aggregate amount of $20,000 paid to a placement agent assisting in the placement.  Additionally, we will be required to issue a three-year warrant to purchase 85,377 shares of common stock at an exercise price of $2.00 per share to the placement agent.  We have agreed to register the resale of the common stock and the common stock issuable upon exercise of the warrants.

On November 22, 2006, we accepted subscriptions relating to the issuance of 864,704 shares of common stock and warrants to purchase an additional 216,176 shares of common stock.  The warrants have a three-year term and an exercise price of $2.00 per share.  We received gross proceeds from the sale of common stock and warrants of $1,175,997, less commissions in the aggregate amount of $82,320 paid to a placement agent assisting in the placement.  Additionally, we will be required to issue a three-year warrant to purchase 75,661 shares of common stock at an exercise price of $2.00 per share to the placement agent.  We have agreed to register the resale of the common stock and the common stock issuable upon exercise of the warrants.

On January 10, 2007, we accepted subscriptions relating to the issuance of 194,400 shares of common stock and warrants to purchase an additional 48,600 shares of common stock.  The warrants have a three-year term and an exercise price of $2.00 per share.  We received gross proceeds from the sale of common stock and warrants of $264,384, less commissions in the aggregate amount of $18,507 paid to a placement agent assisting in the placement.  Additionally, we will be required to issue a three-year warrant to purchase 17,010 shares of common stock at an exercise price of $2.00 per share to the placement agent.  We have agreed to register the resale of the common stock and the common stock issuable upon exercise of the warrants.

On November 15, 2006, we paid the unpaid principal and interest outstanding of $721,143 on the first note payable to Parsons and Aerospace Marketing and paid $5,000 towards unpaid principal on the second note payable to Parsons and Aerospace Marketing, leaving a principal balance payable of $315,000.

We anticipate a need to make continuing capital improvements of approximately $138,000 during the fiscal year ending September 30, 2007 to its current production facilities in both the US and Mexico and continued equipment and tooling upgrades.  We believe that existing cash and cash equivalents, cash generated from operations and the proceeds received in January 2007 from the sale of common stock and warrants will provide sufficient cash flow to meet working capital, capital expenditure and operating requirements during the next 12 months.  Debt financing may be used for cash requirements over the next twelve months to fund material research and development costs if necessary.

We do not presently have product liability insurance on any products other than the Cirrus products and must fund the expenses of its pending lawsuits.  Furthermore, a significant judgment against us in its existing litigation could have a material impact on us.  We have incurred approximately $44,475 in legal fees for the first three months of fiscal year 2007 and $258,000 in legal fees for fiscal year 2006 attributable to all legal support matters and the defense of its pending lawsuits.

In addition, requirements under the Sarbanes-Oxley Act will require increased expenditures as we implement expanded compliance infrastructure and oversight.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements.  Certain information included in this Form 10-KSB and other materials filed or to be filed by with the Securities and Exchange Commission (as well as information included in oral statements or other written statements made or to be made by the Company) contain statements that are forward-looking, such as statements relating to anticipated Cirrus Design delivery orders and schedules, the repack business, plans for research projects, development, anticipated delivery orders and schedules for the Cessna 182 system,  the Cessna 172 system,  success of contracts for NASA SBIR research projects, the timing and impact of regulations on Light Sport Aircraft sales, other business development activities as well as other capital spending, financial sources, and the effects of competition.  Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by us or on our behalf.  These risks and uncertainties include, but are not limited to, dependence on Cirrus, potential product liability claims and payment if such claims are successful, federal transportation rules and regulation which may negatively impact our ability to ship our products in a cost efficient manner, the elimination of funding for new research and development projects, the decline in registered and unregistered aircraft sales, dependence on discretionary consumer spending, dependence on existing management, general economic conditions, and changes in federal or state laws or regulations.

We expect to decrease inventory during the 2007 fiscal year and beyond as a result of moving more production into Mexico and improvements in inventory management.  Inventory increased by approximately $997,000 in fiscal year 2006, due primarily to the addition of the Mexican facility and increasing the supply on hand of certain key components.  It is our intention to fund expenditures through current operations as well as revenues generated by sales.

Critical Accounting Policies and Estimates

Our Management Discussion and Analysis or Plan of Operation is based upon our consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States of America.  The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements, the reported amounts of revenues and expenses during the reporting period, and related disclosures of contingent assets and liabilities for the periods indicated.  The notes to the consolidated financial statements contained herein describe our significant accounting policies used in the preparation of the consolidated financial statements.  On an on-going basis, we evaluate our estimates, including, but not limited to, those related to our allowance for doubtful accounts, inventory valuation allowance, the lives and continued usefulness of furniture, fixtures and leasehold improvements and contingencies.  Due to uncertainties, however, it is at least reasonably possible that management’s estimates will change during the next year, which cannot be estimated.  We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.  Actual results could differ from these estimates under different assumptions or conditions.

DESCRIPTION OF BUSINESS

Introduction

Ballistic Recovery Systems, Inc. (Ticker: “BRSI.OB”) is one of the leading aviation safety companies in the United States.  Founded in 1980 and based in South St. Paul, Minnesota, we are engaged in the business of developing and commercializing whole-aircraft emergency recovery parachute systems for use primarily with general aviation and recreational aircraft.

The parachute systems are designed to safely descend the entire aircraft and its occupants in the event of an in-air emergency.  The parachute system is designed for in-air emergencies that include mid-air collisions, structure failure, engine failure, pilot incapacitation, and unstable meteorological conditions, among other things.  We believe we are the largest manufacturer of whole aircraft recovery systems in the world.  Since our inception 26 years ago, we have delivered over 23,000 systems that have been installed on general aviation aircraft (including over 2,800 on Federal Aviation Administration, or FAA, certified aircraft) and recreational aircraft throughout the world.  To date, we have been credited with saving the lives of 199 pilots and passengers.

We currently operate in three market segments that comprise all of our current revenues:

•                                          General aviation aircraft as certified by the FAA.  The general aviation market is our largest consumer, comprising approximately 74% of our revenue.

•                                          Light Sport Aircraft, or LSA, which are smaller two-seat aircraft.  The FAA monitors and regulates this segment under different regulations and restrictions than the general aviation aircraft.

•                                          Recreational aviation (commonly called ultralight aircraft).  The recreational aviation market is the oldest market segment that we service.  Our first products were developed for this segment over 26 years ago.

In recent years, our growth has come from our general aviation market, primarily from sales to Cirrus.  We see our future growth coming from the following areas:

•                                          Expansion of the general aviation market beyond Cirrus to other general aviation manufacturers;

•                                          Continued growth in the LSA market;

•                                          Growth in the emerging VLJ market;

•                                          Development of the repack market for general aviation aircraft; and

•                                          Utilize our manufacturing expertise and excess capacity for non-aviation cut and sew production in its Mexico production facility.

We maintain our corporate headquarters and main manufacturing facility in South St. Paul, Minnesota, on the grounds of Fleming Field.  We also have a facility in Mexico that is used for manufacturing parachutes for BRS products.  We employ 50 people between our operations in Minnesota and our parachute manufacturing facility in Mexico.

Our Business

Principal Product

Our principal product is whole-aircraft emergency parachute recovery systems.  The product, when utilized in an in-air emergency and at the appropriate altitude, may be activated by the pilot releasing a parachute that is designed to open quickly, slow the descent of the aircraft, and lower the aircraft and its occupants safely to the ground to prevent or reduce injury and damage to the aircraft. Possible parachute usage scenarios include:  mid-air collision (loss of integrity or control); severe weather upset (wind shear, turbulence); power loss with poor visibility (night or instrument flight conditions); loss of control (component failure or malfunction); engine out over hostile (unlandable) terrain; structural failure (age-weakened parts); pilot medical trauma (heart attack, allergic reaction, stroke); overstress (violent weather); and/or pilot error.

General Aviation Market

Our general aviation product line relates to products for inclusion on FAA certified aircraft through either a Type Certificate, or TC, or a Supplemental Type Certificate, or STC.  We entered the general aviation market in the mid 1980’s when we developed an emergency parachute recovery system for the Cessna 150/152 series of aircraft.  In 1993, this system, known as the GARD-150 (now called the “BRS-150”), received a STC from the FAA that allowed owners of Cessna 150/152 model aircraft to install the system into their aircraft.  Media attention for this new product resulted in domestic and international television and radio broadcasts as well as coverage in domestic and international aviation and non-aviation print media. Although the BRS-150 did not sell in significant volumes, we believe that it helped in the development of our current products.

In fiscal year 2006, our general aviation product lines accounted for approximately 74% of our revenues.  According to the General Aviation Manufacturers Association, or GAMA, the general aviation market experienced 27% growth in 2005.    Our primary general aviation product has been used on the Cirrus SR20 and SR22 aircraft manufactured by Cirrus Design Corporation.  For fiscal year 2006, sales to Cirrus accounted for approximately 71% of our revenues.  One of our growth strategies addresses customer concentration by pursuing more general aviation business from other manufacturers.

Cirrus Design Corporation

Cirrus, which is based in Duluth, Minnesota, is presently the world’s largest manufacturer of single engine 4-seat certified aircraft, according to GAMA reports.  Both models of Cirrus aircraft utilize our parachute system as required standard equipment.

We entered into an agreement with Cirrus Design Corporation, or Cirrus, in 1994 to develop and certify a four-place all composite general aviation aircraft.  The FAA certified the aircraft, known as the Cirrus Design SR20, in October 1998.  One thing that made the SR20 unique was that it was the first FAA certified aircraft to offer one of our recovery systems as required standard equipment.  As standard equipment, our parachute is included in the aircraft’s Type Certificate, or TC, issued by the FAA (for more information on the TC, please see the section entitled “Government Regulation” on page 21).  We began delivering systems for the SR20 in fiscal year 1999.  During fiscal year 2000, Cirrus began development and certification efforts for their next generation aircraft called the SR22.  The SR22 is a heavier and faster version of the SR20 and utilizes much of the same parachute technology developed for the SR20.  The SR22 received a TC in November 2000 and was certified with our parachute system as a standard component of the aircraft.  Deliveries of SR22 parachute systems by us began in December 2000.  Cirrus continues to make enhancements and advancements to both the SR20 and SR22 and has new aircraft designs currently under development.  We intend to approach Cirrus regarding the use of our product in such new aircraft, and anticipates that its products will continue to be offered on Cirrus aircraft as standard equipment.

We currently operate under a Purchase and Supply Agreement with Cirrus, dated as of September 1999 and amended February 2006, pursuant to which we are the non-exclusive supplier of the parachute recovery system to Cirrus.  The current term of the agreement expires in July 2007, subject to rolling automatic renewal terms of 18 months unless either party terminates with 18 months advance notice.  The recent amendment to this agreement also provides that Cirrus will maintain product liability insurance on the parachute system whose components are directly or indirectly supplied by us.  Additionally, Cirrus has agreed to indemnify us for all related product liability claims involving our parachute system (except for claims for economic losses or damage related solely to the aircraft).  The agreement also gives Cirrus limited exclusivity for an increased gross weight (3,600 pound) system for a period of one year after introduction.

Sales of Cirrus aircraft have recently flourished, with 600 aircraft shipped in 2005, an increase of approximately 8.5% over the 553 aircraft shipped by Cirrus in 2004.  In 2004, Cirrus became the leading US based manufacturer of general aviation aircraft, passing longtime industry leaders such as Cessna, Piper and Mooney.  According to GAMA, Cirrus is the market leader in high performance, single-engine piston, four-place airplanes.

Other General Aviation Products

In addition to our relationship with Cirrus, we develop and sell aftermarket FAA certified parachute systems for the Cessna 172 and 182 aircraft.  Our systems for the Cessna aircraft are optional equipment, requiring us to obtain from the FAA a Supplemental Type Certificate, or STC.  An STC allows the installation of the product without requiring the presence of the product for operation of the aircraft (for more information on the STC, please see the section entitled “Government Regulation” on page 21).

In fiscal year 2001, we began development of a parachute system for the Cessna 172 model aircraft.  During fiscal year 2001, we received $200,000 in funding from a third party investor, which took the form of equity and project specific funding, to develop and test such a recovery system.  The development and testing was completed in fiscal year 2002 and we received FAA certification for the BRS-172 recovery system in July 2002.  We made our first customer delivery in September 2002 with 19 total systems installed through the end of fiscal year 2006.

Near the end of fiscal year 2004, we finalized development of a parachute recovery system for the Cessna 182 model aircraft, which is called the BRS-182.  The system utilizes many of the same components used in the recovery systems for the Cirrus aircraft models and the Cessna 172.  We received the Supplemental Type Certificate or STC from the FAA in June 2004, allowing the product to be installed on certified Cessna 182 series aircraft.  The first customer delivery and installation was completed in July 2004.  A total of 54 Cessna units have been sold to date, of which 24 were sold in the last two years.

These products are primarily sold by our sales staff directly to Cessna aircraft owners.  According to GAMA, Cessna delivered 736 Cessna 182 and 172 units in fiscal year 2006 compared to 710 Cessna 182 and 172 units in fiscal year 2005.

We continue to explore opportunities to have our products be standard certified equipment or a factory installed option with several other general aviation manufacturers.

Light Sport Aircraft Market/Recreational Market

In fiscal year 2006, our recreational product lines accounted for approximately 26% of our revenues.  Recreational aviation products include products designed and manufactured for use on unregistered aircraft (such as ultralights) and aircraft registered with the FAA as experimental.  Like our general aviation products, these recreational aviation products are designed to prevent or reduce human injury and damage to the aircraft in the event of an in-air emergency.

We manufacture these products and sell direct and through dealers and distributors who also market and sell the aircraft and related products.  We currently work with approximately 30 dealers and distributors worldwide.  Sales to international customers accounted for approximately 47.5% of our recreational aviation product sales in 2006.

A portion of the recreational market is the light sport aircraft market segment.  LSA are smaller two-seat aircraft, and are the result of federal regulations enacted in December 2004 relating to light sport aircraft.  These regulations are less onerous than those relating to general aviation and made recreational flying more affordable, as they allow pilots to obtain sport pilot certification at significantly less expense, in terms of time and cost, and generally simplify the certification process.  LSA aircraft resemble traditional two-seat general aviation aircraft, but weigh less than 1,320 pounds, and aircraft prices start as low as $20,000.  The FAA has projected this market to be over 3,000 aircraft in the next 2-3 years.  We believe there is significant market potential for LSA aircraft where our products would be offered as either standard equipment or a factory option.

Management believes that these lesser restrictions may have a positive effect on the LSA market in the United States, and that we will have a significant market opportunity if we can develop and manufacture compatible products.  The LSA market currently has 34 approved airplane types and we are in development of designs and have orders to develop parachute recovery systems for 13 of these aircraft types.  Many of the existing LSA aircraft were developed around existing European designs, some of which, but not all, utilize our products.  We have developed solid relationships with US-based distributors and manufacturers of LSA aircraft, such as Flight Star and Sport Aircraft Works.  We have contracted with Flight Design CT of Germany to have our products as standard equipment on every plane delivered in the United States.  We continue to attempt to develop contacts in this market to further expand our LSA product business.  While we are optimistic that the LSA market will continue to develop, no assurance can be given that our products will be successfully marketed within the LSA market.

We delivered 87 LSA units in fiscal year 2006.

Very Light Jet Market

The newest market segment, and one in which the industry and we believe has great potential, is the VLJ market.  VLJs are being developed by several general aviation manufacturers, including Cirrus, Piper and Diamond (as identified below).  A VLJ is a smaller version of a larger jet that, in general, seats up to five persons, weighs less than 10,000 pounds (maximum take off weight) and will retail for between $1,000,000 and $2,500,000.  This market is designed to be the transition from high performance piston and turbo-charged aircraft to a jet which is easy to fly and more affordable than their costlier counterparts.  The VLJ is of a weight class and a performance class that we believe it can successfully manufacture and market its products, capitalizing on what we believe is a significant market potential.  According to published reports, nearly 3,000 VLJ orders are on the books of manufacturers, including a backlog of 123 single Diamond D-Jets.

In July 2006, the Diamond Aircraft Industries, or Diamond, a Toronto-based manufacturer of general aviation and light jet aircraft announced that a parachute would be an option on the newly announced D-JET.  We have not entered into a definitive agreement with Diamond, but intend to do so.

Our current working arrangement with Diamond is that we will be the exclusive supplier of any parachute system used on a Diamond D-JET aircraft, and that our system would be offered as a factory option.  We intend to be free to supply other light jet manufacturers during the term of any agreement.

In November 2005, Cirrus announced that it intended to design a new “personal jet,” and that it intended to include a parachute on this model as standard equipment.  We are in discussion with Cirrus about the possibility of including our products on its proposed personal jet.

All single engine VLJ manufacturers known to us have expressed some interest in including a whole airplane emergency recovery parachute as either standard equipment or an option.  We intend to continue discussions with some or all of these manufacturers, and believe the VLJ market provides a significant market opportunity to us.

Repack Market

All of our parachute recover systems require repack, or refurbishment, for continued service.  The average refurbishment cycle on recreational aircraft is six years, and ten years for general aviation aircraft.  On FAA certified Cirrus aircraft, our parachute assembly must be repacked at ten-year intervals in order to maintain its airworthiness certificate.  The repack entails:

a)          replacement of the extraction rocket;

b)          inspection of the parachute assembly including replacement of certain time change items and other parts that have reached the end of their service life; and

c)          repacking of the parachute.

If the product is not repacked in accordance with the FAA regulations, any aircraft to which it is required equipment will not retain its certification of airworthiness.  We expect that the repack business may become a substantial business line as all Cirrus aircraft are required to have the parachute repacked in 10 year intervals.  We believe that we are the only company currently positioned to provide repack services.

Non-Aviation and Department of Defense Market

We are actively seeking new non-aviation product lines from a variety of safety-related firms to manufacture in our Mexican facility of a “cut-and-sew” nature. These opportunities require high quality, precise assembly processes in a customizable and quick-change environment.  The Tijuana facility fulfills these requirements precisely with its trained and highly skilled workforce familiar with sewing techniques which can translate seamlessly to these diversified product lines.  We are currently finalizing plans with three such vendors for “build-to-print” activities requiring high quality standards, yet with quick-reaction-time ability to conform to end-user specific desires.  We expect these contracts will reach approximately 10% of total sales revenues within the next two years.

We are actively seeking opportunities to incorporate our parachute recovery systems aboard current and future planned aerial combat systems (both unmanned and manned) for the United States Department of Defense and similar foreign agencies.  A number of inquires have been made within the industry, and we are preparing proposals to compete for these.  We have also partnered with a domestic original equipment manufacturer, or OEM, desiring to sell its newly developed single-engine piston aircraft as a replacement basic trainer for the United States Air Force and United States Navy whereby each aircraft would have our parachute recovery systems installed as standard equipment in lieu of individual ejection seats or personnel parachutes.

Manufacturing

Parachute Manufacturing

Our products are primarily assembled in its South St. Paul, Minnesota facility from components manufactured by us or supplied by third parties.  In September 2005, we acquired the manufacturing facility of Paranetics Technology, Inc., located in Tijuana, Mexico, for the purpose of manufacturing parachutes and related components for its general aviation and recreational market segments.  We currently have two recreational product lines produced in our Mexico facility, and intend to manufacture approximately 70% of our total parachute production in Mexico commencing in fiscal year 2008.

We also outsource some parachute component manufacturing in China.  We estimate that a portion of the parachute manufacturing (up to 30%) will be completed in China by the end of fiscal year 2008.  This outsourcing is expected to provide us with cost reductions and a dual source for our parachute needs.

Other Components

We manufacture our own ballistic devices and currently receive our rocket propellant from a single source. During fiscal year 2007, we entered into a supply agreement with a second manufacturer of rocket propellant.  We believe there are alternate sources for propellant in the event that either source becomes unavailable.  Other components are purchased from a variety of suppliers or internally produced.

We also attempt to hold reasonable inventory of key components to provide time to secure alternate suppliers should the need arise.

Patents and Intellectual Property

It is our policy to actively seek to obtain, where appropriate, the broadest protection possible for our products, proprietary information and proprietary technology through a combination of contractual arrangements and patents, both in the United States and elsewhere in the world.

We also depend upon the skills, knowledge and experience of our personnel, some of which may not be patentable.  To help protect our proprietary know-how which is not patentable, and for inventions for which patents may be difficult to enforce, we rely on trade secret protection and confidentiality agreements.  To this end, as appropriate, we require employees, consultants, and other contractors to enter into confidentiality agreements which prohibit the disclosure of confidential information and, where applicable, require disclosure and assignment to us of the ideas, developments, discoveries and inventions important to our business.

To date, we have not been involved in any patent infringement or trade secret actions.

Patents

We currently hold two filed patents:  1) a patent relating to a “Parachute Reefing Device,” also known as the “slider,” and 2) a patent related to “thin film parachute fibers.”  The patent relating to the slider (United States Patent No. 4,863,119), a device that delays the deployment of the parachute until the aircraft slows to an appropriate speed, was issued in September 1989 on behalf of two of our employees and expires in September 2008.  The two employees assigned the patent to us, for which we are required to make continuing payment of maintenance fees until September 2008.  The slider is currently utilized in our general aviation line, as well as in our recreational aviation products.  Current development projects also utilize the reefing device as an integral design component.  We do not believe that the expiration of this patent will have a material adverse impact on us or our products.

The second patent, Patent No. 6,056,241, was issued to us in May 2000 on behalf of one of our employees for a “Thin Film Parachute with Continuous Lateral Reinforcement Fibers.” The employee assigned the patent to us, for which we are required to make continuing payment of maintenance fees until August 2018. We developed this process as a result of a NASA Small Business Innovative Research grant program that was completed during the fiscal year 1999. Military and civilian markets are both being explored for potential applications of this technology, which.  This patent is not actively utilized in our technology.

We further anticipate obtaining patent protection for components to one or more of our VLJ products that are currently in development.

Trademark Protection

The U.S. Trademark Office has acknowledged trademark of our service mark, principle register of “DEFINING AVIATION SAFETY” application, and advises that the application has been assigned on October 10, 2006, bearing Registration No. 3,152,604.

Government Regulation

In the general aviation market, some aircraft are FAA certified.  As it relates to FAA certified general aviation aircraft and the incorporation of our products into these aircraft, there are two types of certifications that are available, a Type Certificate, or TC, and a Supplemental Type Certificate, or STC.  With respect to the Cirrus SR20 and SR22, Cirrus obtained a TC, whereby Cirrus obtained FAA certification of the Cirrus aircraft with the inclusion of our parachute recovery system — effectively making our product required standard equipment for the Cirrus aircraft.

The STC is a certification that is obtained to constitute FAA approval of a modification to an already certified aircraft.  For example, we obtain an STC to include our parachute recovery system onto an aircraft that has already obtained a Type Certificate without our product. This STC enables the manufacturer or any distributor of the aircraft to sell our product as an option.  We have previously obtained STCs for the Cessna 150/152, the Cessna 172, the Cessna 182, and more recently, the Symphony 160.

Our LSA products are manufactured in accordance to the Standard Specification for Airframe Emergency Parachutes for Light Sport Aircraft, Designation No. F2316-03 of the American Society of Testing and Materials (ASTM).  Under this process, we self-certify and test our LSA products under the ASTM standard, and there is no separate certification process by the FAA.  The FAA does retain the authority to audit our certification process and testing.

With respect to our products manufactured for use in foreign countries, we are subject to the regulations of the respective foreign governments.  The FAA currently has in place bilateral agreements with a number of these foreign governments permitting certifications completed by the FAA to satisfy the regulatory compliance relating to such foreign government, provided that the regulatory requirements are similar in such country.  According to the European Aviation Safety Agency (EASA) (Regulation (EC) No 1592/2002), in the absence of a bilateral agreement with the European Community directly, the EASA or any of its member states may continue to issue certificates on the basis of certifications issued by the FAA in accordance with an existing bilateral agreement between the FAA and such member state.

The EASA reviewed all the existing agreements between its member states’ aviation agencies and the FAA. The result of this comparison showed that all contain similar provisions related to the acceptance of certifications.  The EASA decided therefore to apply the most flexible and favorable provisions so as not to affect previously acquired rights. As a consequence, all certifications for US-type certificated products are accepted without conditions, and all certifications for non-US type certificated products are accepted under the following conditions:

-they are not a "critical component"; or

-they have been produced under a licensing agreement; or

-they have received a specific EASA approval (minor change approval or STC)

In all other cases the EASA shall examine and issue an approval in accordance with regulations, taking into account the validation provisions of existing agreements.

Seasonality

Typically, we experience seasonality in our recreational line.  The second and third fiscal quarters have the highest sales as this product line is marketed to recreational pilots who tend to fly their aircraft during the warmer months and equip their aircraft with a recovery system near the beginning of the flying season.  Our expansion in the general aviation market through the production of systems for the Cirrus SR20 and SR22 has lessened the impact of seasonality on us.  This trend is expected to continue as we increase our deliveries in the general aviation market over the next several years.

Dealer/Distributor Network

Our recreational aviation product sales are primarily through dealers and distributors who sell to the end consumer.  We believe that in the event that any individual dealers or distributors cease to represent our recreational aviation products, alternative dealers or distributors can be established.  We do not have formal written agreements with all our dealers and distributors and accordingly, such dealers and distributors are not prohibited from selling products competitive with our products.

Backlog of Orders

As of September 30, 2006 and 2005, we had a backlog of orders totaling approximately $9,941,000 and $940,000, respectively.  The backlogs included over $9,764,000 and $850,000 of orders for the Cirrus aircraft for the respective periods.  This increase in backlog is related to the timing of the receipt of purchase orders from Cirrus with respect to our fiscal year end and is unrelated to the volume of those orders received or anticipated on-going volumes from Cirrus.  The 2006 backlog is expected to be filled within 12 months.  Due to the backlog period involved, however, it is possible that there could be cancellations of a portion of the currently backlogged orders.  We expect to fund the build out and sale of the backlogged orders through cash flow provided by the sale of those orders.  We caution investors who may utilize published bookings and backlog information as tools to forecast our revenue during a given timeframe since certain purchase orders may be subject to cancellation and/or delivery schedule revision.

Research and Development

In fiscal year 2006, we expended approximately $465,415 in research and development, compared to $357,702 expended in fiscal year 2005.  Additionally, the BRS board recently elected to fund an internal Research & Development program that will be modeled after our recently completed NASA contract.  Increases in research and development expenditures are planned for the future in the areas of new product development and in the expansion of currently developed products for additional applications.  We expect research and development costs to exceed $900,000 for fiscal year 2007.

We have previously performed research and development that has been funded by and on behalf of airplane manufacturers, allowing us to expand our product line and expertise in whole-aircraft recovery systems.  Currently, we have no such contracts, but it has been and will continue to be a goal of ours to enter into such relationships and receive outside funding for our research and development activities to supplement our own financial commitment in research and development.  There is no assurance we will enter into such contracts in the future.

Competition

As referenced above, the Cirrus SR20 and SR22 are FAA certified with a TC.  These are the first whole aircraft recovery systems ever certified by the FAA as standard equipment.  We also hold STCs for the recovery systems for the Cessna 150/152, Cessna 172, Cessna 182 and Symphony 160 model aircraft.  There are no other manufacturers requiring STCs to install a recovery system in the general aviation market.  We are unaware of any other manufacturer performing contract or self-funded research and development activities attempting to obtain TCs or STCs for any other FAA certified aircraft.  As such, we believe that any potential competitor in the general aviation market will have a substantial barrier to entry.

We believe it is the only manufacturer of whole-craft emergency parachute systems in the general aviation market and is the only US-based manufacturer in the domestic recreational aviation market.  Currently, we are aware of four foreign competitors in the international recreational aviation market and the LSA market. One of the foreign competitors has entered the US market as a standard component on a newly designed LSA airplane.  While data is not publicly available, we believe these competitors are smaller than BRS.

Competition for the recreation market is strong in the International market, where purchase decisions are mainly based on price.  We believe we currently have approximately 80% of the domestic market share of the “all-sport” market, which consists of the recreational and LSA markets, and approximately 40% of the International all-sport market.   We further believe that our acquisition and implementation of the Mexico facility will enable us to lower the price of its products, including those in the International market, and make it better able to compete on a price basis.

Many other companies could develop, manufacture and market a parachute recovery system competitive with ours, although we believe that such development and approval could take one or more years to complete due to the technical challenges associated with performance and regulatory issues.

Insurance and Product Liability

As a manufacturer of products, we have been exposed to products liability litigation on both our general aviation and recreational products.  We historically have not maintained products liability insurance.  We do not intend to pursue products liability insurance for the recreational market where the number of incidents have been few and damages minimal.  In the past five years, we have had only two product liability claims relating to the recreational markets.  One of those claims has been settled by us for an immaterial amount and the other claim is still pending.

Prior to February 2006, we did not have product liability coverage for any of our products.  We recently obtained products liability coverage for our Cirrus products in our general aviation market.  Pursuant to the Cirrus Supply Agreement amended in February 2006, Cirrus has agreed to maintain products liability insurance coverage on the parachute system whose components are directly or indirectly supplied by us.  Additionally, Cirrus has agreed to indemnify us for losses, for all related product liability claims involving the BRS parachute system (except for claims for economic losses or damage solely incidental to the aircraft).  This coverage/indemnification is limited to claims arising after February 2006 related to Cirrus aircraft, and will not affect certain claims for products liability relating to Cirrus aircraft that arose prior to February 2006.  Please see “Legal Proceedings” below for a discussion of such claims.

With respect to products liability insurance for other general aviation (i.e., non-Cirrus) products, we expect to secure such insurance coverage in fiscal year 2007 or early 2008.

Legal Proceedings

Fisher/Sedgwick

In August 2003, we were served in two related actions, Kathleen F. Fischer and Susan Sedgwick in U.S. District Court for the Northern District of New York.  These actions arise from the crash of a Cirrus Design Corp. SR22 airplane in April 2002 near Parish, New York.  The Plaintiffs have brought claims for strict products liability, negligence and breach of warranty against Cirrus Design, the airplane’s manufacturer, the company, which manufactures the CAPS (Cirrus Airframe Parachute System), a parachute system which is a required component of the plane, and Wings Aloft, Inc., which provided training on the SR22 to the decedents.  In June and August 2006, we settled with such plaintiffs without any liability to us.

Aerospace Marketing/Parsons

On April 17, 2004, Aerospace Marketing, Inc. and Charles Parsons v. Ballistic Recovery Systems, Inc., U.S. District Court, Middle District of Florida, File No. 04-CV-242, was commenced.  The action resulted from our notification to Charles F. Parson in April 2004 of our intent to terminate our sales and marketing contract with Mr. Parsons relating to the BRS-172 and BRS-150 products for lack of performance.

In 2005, a jury awarded damages to Parsons and Aerospace Marketing in the combined amount of approximately $3.4 million for breach of contract. BRS settled this matter directly with Parsons and Aerospace on September 19, 2005 by agreeing to pay $1.9 million pursuant to terms described in the settlement agreement.  An initial payment of $700,000 plus interest was made on September 19, 2005.  The remainder of the settlement amount is due over a term of 8 years, although we have the right to pre-pay remaining amounts due at any time.  On November 16, 2006, we prepaid $721,219 of such sum.  The current balance is $315,000, which requires interest only payments through September 2010, and principal and interest payments from October 2010 through September 2013.

McGrath

In April 2005, Sue Jean McGrath, individually and as successor in interest to Charles W. McGrath, deceased, Charles W. McGrath III, Tanya Sue McGrath, Janny Sue McGrath, individually v. Cirrus Design Corporation, Ballistic Recovery Systems, Inc., and Aerospace Systems and Technologies, Inc., U.S. District Court, Northern District of California, File No. C05-1542, was commenced.  The plaintiffs have alleged vicarious liability, strict product liability, negligence and breach of warranty against the defendants arising from the crash of a Cirrus Design Corp. SR22 airplane near Sugar Bowl, California.  The case is currently in the early stages of discovery.  At this time we cannot state with any degree of certainty what the outcome of the matter or the amount or range of potential damages will be.

Rayner

On September 16, 2005, an action was commenced against us by Robert Treat Rayner, in the Circuit Court of the 5th Judicial Circuit in and from Lake County Florida, File No. 04 CA 1749.  The Complaint alleges that plaintiff was injured when his ultralight aircraft crashed while being towed by another ultralight.  Plaintiff alleges that he deployed his BRS system, but that it failed to deploy properly.  BRS is undertaking an investigation of the claim and has responded to the suit.  At this time, we cannot state with any degree of certainty what the outcome of these matters will be or the amount or range of potential loss, if any.  BRS believes that it has strong defenses to the suit and will vigorously defend against the claims.

Environmental Matters

Our operations and facilities are subject to federal, state and local environmental laws and regulations governing, among other matters, the emission, discharge, generation, management, transportation and disposal of hazardous materials, wastes and pollutants, the investigation and remediation of contaminated sites, and permits required in connection with our operations. Although management believes that our operations and facilities are in material compliance with applicable environmental laws, management cannot provide assurance that future changes in such laws, or the regulations or requirements thereunder, or in the nature of our operations will not require us to make significant additional expenditures to ensure compliance in the future. Further, we could incur substantial costs, including cleanup costs, fines and sanctions, and third party property damage or personal injury claims as a result of violations of or liabilities under environmental laws, relevant common law, or the environmental permits required for our operations.

Under some environmental laws, a current or previous owner or operator of a contaminated site may be held liable for the entire cost of investigation, removal or remediation of hazardous materials at such property, whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous materials. Persons who arrange for disposal or treatment of hazardous materials also may be liable for the costs of investigation, removal or remediation of those substances at a disposal or treatment site, regardless of whether the affected site is owned or operated by them. Because we own and/or operate facilities that have a history of industrial or commercial use and because we arrange for the disposal of hazardous materials at many disposal sites, we may and do incur costs for investigation, removal and remediation. We have not to date received any inquiries or notices of potential liability with respect to offsite disposal facilities. Although we have not incurred any material investigation or cleanup costs to date and investigation and cleanup costs are not expected to be material in the future, the discovery of additional contaminants or the imposition of additional cleanup obligations at these or other sites, or the failure of any other potentially liable party to meet its obligations, could result in significant liability for us.

We believe that we are in compliance with all current federal and state environmental laws.

Employees

As of February 21, 2007, we had 27 full-time employees at our South St. Paul facility.  No employees are represented by a labor union and we consider our relations with employees to be good.

As of February 21, 2007, we had 23 full-time employees at our BRS de Mexico SA de CV facility in Tijuana, Mexico.  The employees are represented by a labor union and we consider our relations with these employees to be good.

Property

We lease a stand-alone 13,000 square foot office and production facility located at Fleming Field Airport in South St. Paul, Minnesota.  The building is a World War II training hangar, which we have renovated.  This lease expires December 31, 2007.  We also lease office space in a second building on Fleming Field.  This lease expires April 30, 2008.  We maintain all of our equipment in good working order and have secured adequate insurance for the facilities and its contents.

We lease a stand-alone 25,000 square foot office (two floors) and production facility located at Calle Uno Poniente No. 115-A,  Tijuana, Baja California, Mexico for parachute manufacturing.  The building lease expires November 14, 2007.  This facility is used to manufacture the certain canopies and various other parts used in our products.  We maintain all of our equipment in good working order and have secured adequate insurance for the facilities and its contents.

We believe that the current facilities are adequate for the current level of business activities, but are searching for alternatives for expansion to meet the continued sales increases.  In the event that we require additional facilities, we believe we could procure acceptable facilities.  We do not own any real estate.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the name and position of each of our directors and executive officers:

Name	Age	Positions
Larry E. Williams	49	Director, President, Chief Executive Officer and Chief Operating Officer
Robert L. Nelson	63	Chairman of the Board, Director and Secretary
Boris Popov	60	Director
Thomas H. Adams, Jr.	70	Director
Darrel D. Brandt	64	Director
Edward L. Underwood	59	Director
Donald Hedquist	41	Chief Financial Officer

Larry Williams serves as our Chief Executive Officer, President, Chief Operating Officer and director.  Mr. Williams has served as a director since 2006.  Mr. Williams has served as the President and Chief Operating Officer of our company since December 2004, and has served as the Chief Executive Officer since May 2005.  Prior to his employment with us, and since 2000, Mr. Williams was Vice President of Business Development at AmSafe Aviation in Phoenix, Arizona, the world’s largest manufacturer of aviation restraint systems.  Prior to that and since 1995, he was Group President at Rural/Metro Corporation (NASDAQ: RURL), a Scottsdale, Arizona based services company that engages in mobile health services, including emergency and non-emergency fire and ambulatory services.  From 1985 to 1995, Mr. Williams was Executive Director of the Emergency Response Training Academy, a firm specializing in training of airport emergency response personnel.

Robert L. Nelson has served as a director since 1993.  Mr. Nelson serves as our Chairman of the Board and Secretary.  Between October 14, 2004 and May 10, 2005, he also served as our Chief Executive Officer and between October 14, 2004 and July 22, 2005, as Chief Financial Officer.  Additionally, between October 14, 2004 and through December 31, 2004, Mr. Nelson held the positions of interim President and Chief Operating Officer as we searched for a candidate for such positions.  He is the president of Robert L. Nelson and Associates, a consulting firm specializing in aviation.  Mr. Nelson is an instrument-rated private pilot.  Through December 2000, Mr. Nelson was on the executive board of the Twin Cities Salvation Army.  In addition he is a member of the Woodbury Economic Development Authority and an arbitrator for the NASD.  Until March 1998, Mr. Nelson was president and chief operations officer of Wipaire, Inc. an aviation float manufacturer.  Mr. Nelson’s past experience in aviation includes positions with Cessna Aircraft Company, Rockwell Aviation Corporation, Grumman American and Grumman Corporation and past president and founder of the National Aircraft Finance Association.  Mr. Nelson is the chairman of our audit committee.

Boris Popov has served as a director since 1980.  Mr. Popov is the founder of our company and holds the title of Chairman Emeritus.  Mr. Popov is president of Northern Sun, Inc., a privately owned St. Paul, Minnesota based Company that is engaged in aircraft equipment sales.  He is also a private pilot.  Mr. Popov is chairman of our compensation committee and member of our strategic planning committee.

Thomas H. Adams, Jr. has served as a director since 1986.  Mr. Adams retired during 1996 from his position as a Northwest Airlines 747 captain flying Trans-Pacific routes. Mr. Adams is a board member of the International Aerobatics Club and an active experimental aerobatics pilot and past member of the national aerobatics team.  Mr. Adams is a member of our compensation committee.

Darrel D. Brandt has served as a director since 1991.  Mr. Brandt was our acting Chief Executive Officer from December 1991 through November 1995. Mr. Brandt is an independent real estate developer and private investor.  Mr. Brandt is a member of our audit committee and compensation committee.

Edward L. Underwood has served as a director since 2005.  Mr. Underwood is a retired Executive Director of Arcapita (formerly Crescent Capital Investment, Inc.), responsible for post-acquisition management and monitoring for Arcapita’s portfolio companies. Prior to joining Arcapita, Mr. Underwood served as Chief Financial Officer for Burnham Service Company, a $200 million revenue trucking and logistics company. Prior to Burnham, Mr. Underwood spent nine years with Investcorp, most recently as part of the Post-Acquisition Management team where he was responsible for monitoring the operations and performance of acquired companies. Mr. Underwood has a BS in Industrial Engineering from the Georgia Institute of Technology and an MBA from Cornell University.  Mr. Underwood also serves on the Boards of Cirrus Design, a significant shareholder and client of ours, and  LeeBoy and Watermark.  Mr. Underwood is an instrument-rated private pilot.  Mr. Underwood is a member of our audit committee and chairman of our strategic planning committee.

Donald Hedquist has served as our Chief Financial Officer since July 2005.  From May 2005 to July 2005, Mr. Hedquist served as Controller.  Prior to BRS, from June 2000 to April 2005, Hedquist served as Corporate Controller for Uponor North America Inc., a plumbing and heating manufacturing company located in Apple Valley, Minnesota. From September 1988 to June 2000, Hedquist served as Audit Manager for Lund, Koehler, Cox & Arkema, then located in Minnetonka, Minnesota.  Mr. Hedquist received a bachelor’s degree in accounting from the University of North Dakota in1988.

Significant Employees

John M. Gilmore, 56, Vice President of Sales.  Mr. Gilmore has been with us since December 9, 2003 and is an experienced sales executive, current aircraft owner and flight instructor with over 3,000 hours of flight time. He also taught ground school for Aviation Seminars. Mr. Gilmore was previously employed as vice president of sales and marketing for Jetways, Inc. He is a successful sales and marketing executive with over 15 years experience leading technology sales in the computer industry.

Frank Hoffmann, 36, Vice President of Engineering.  Mr. Hoffman has been with us since January 2006 and serves as our Liaison to the German Aviation Authorities.  From 2003 to the end of 2005, Mr. Hoffmann served as a civil servant to the German Federal Agency for Defense Technology and Procurement.  During this time, he positioned himself as the Flight Test Director for all Manned and Unmanned Parachute Systems of the German Defense Sector at the Aeronautical Flight Testing Center in Manching, Bavaria.  Furthermore, he was named German NATO speaker for all Precision Airdrop Issues. Prior to that, from 1990 to 2003, Mr. Hoffmann served as a technical officer for the F-4F “Phantom 2” with the German Air Force.  Mr. Hoffman received a Masters Degree in Aerospace Engineering from the University of the German Armed Forces in Munich in 1995.

Gary Moore, 51, Vice President of Government Sales and International.  Mr. Moore has been with us since June 2006, and has over 30 years military and commercial aerospace experience.  From October 2005 to June 2006, Mr. Moore worked as an independent consultant for an international non-profit agency (AFS-USA International Programs) as well as interpreter for Hispanic clients in the Twin Cities area.  From May 2002 to September 2005, Mr. Moore was a Subcontracts Manager and International Business Development/Sales Manager with Lockheed Martin, managing and negotiating international supplier contracts, among other responsibilities.  From November 2001 to May 2002, Mr. Moore worked at University Hospitals and Clinics at The University of Iowa in Iowa City, Iowa as a contract statistical analyst.  Prior to that, from October 1998 to October 2001, Mr. Moore was a Marketing and Sales Manager for Rockwell Collins, where he managed existing customer base and expanded market penetration of Rockwell Collins’ avionic product lines in Latin America and the Asian Pacific.  Mr. Moore also served on active-duty as a Naval Flight Officer in the U.S. Navy early in his career.  Mr. Moore received an undergraduate degree in Biology from the University of Texas at Austin, an M.S. in Financial Management from the Naval Postgraduate School in Monterey, California, and an MBA in International Business/Marketing from George Washington University in Washington, D.C.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the cash and non-cash compensation for awarded to or earned by (i) each individual serving as our chief executive officer during the fiscal year ended September 30, 2006 and (ii) each other individual that served as an executive officer at the conclusion of the fiscal year ended September 30, 2006 and who received in excess of $100,000 in the form of salary and bonus during such fiscal year (collectively, the “named executive officers”).

		Annual Compensation			Long-Term Compensation		All Other Compensation
Principal Positions	Year	Salary	Bonus	Profit Sharing	Restricted Stock Awards ($)		($)

Larry E. Williams	2006	$159,186	$116,400	-0-	$26,650	(1)	$17,617	(2)
Chief Executive Officer and	2005	112,404	49,375	-0-	39,375	(3)	23,071	(2)
President	2004	-0-	-0-	-0-	-0-		-0-

Don Hedquist	2006	$95,000	$1,400	-0-	3,300	(4)	$2,181	(2)
Chief Financial Officer	2005	31,326	1,300	-0-	1,463	(5)	966	(2)
	2004	-0-	-0-	-0-	-0-		-0-

John M. Gilmore	2006	$131,976	$700	-0-	$1,650	(6)	$1,090	(2)
Vice President-Sales	2005	133,925	1,300	-0-	1,463	(7)	740	(2)
	2004	83,704	3,266	$4,425	-0-		-0-

(1)  Constitutes the issuance of 17,767 shares of restricted common stock issued on January 16, 2007, based on Mr. William’s performance in fiscal year 2006; the fair market value of the common stock on the date of grant was $1.50 per share.

(2)  Constituting a cash payment as a gross up for taxes relating to such person’s stock bonus relating to such Fiscal Year.

(3)  Constitutes the issuance of 17,500 shares of restricted common stock issued on September 30, 2005, based on Mr. William’s performance in fiscal year 2005; the fair market value of the common stock on the date of grant was $2.25 per share.

(4)  Constitutes the issuance of 2,200 shares of restricted common stock issued on January 16, 2007, based on Mr. Hedquist’s performance in fiscal year 2006; the fair market value of the common stock on the date of grant was $1.50 per share.

(5)  Constitutes the issuance of 650 shares of restricted common stock issued on September 30, 2005, based on Mr. Hedquist’s performance in fiscal year 2005; the fair market value of the common stock on the date of grant was $2.25 per share.

(6)  Constitutes the issuance of 1,100 shares of restricted common stock issued on January 16, 2007, based on Mr. Gilmore’s performance in fiscal year 2006; the fair market value of the common stock on the date of grant was $1.50 per share.

(7)  Constitutes the issuance of 650 shares of restricted common stock issued on September 30, 2005, based on Mr. Gilmore’s performance in fiscal year 2005; the fair market value of the common stock on the date of grant was $2.25 per share.

Options/SAR Grants

No stock options were granted to our named executive officers in fiscal year 2006.

Aggregated Options/SARS Exercises and Fiscal Year-End Option/SAR Values

None of our named executive officers exercised options during fiscal year 2006, and as of September 30, 2006, none of our named executive officers held outstanding options.

Director Compensation

Each of our non-employee directors currently receives $4,500 per board meeting attended, with the Chairman of our board receiving $9,000 per board meeting attended.  Until March 16, 2006, members of our board committees received an additional $1,000 per meeting, but this amount was increased to $1,500 per meeting on such date.  The chair of each committee receives an additional $500 per meeting. Audit committee members were not separately compensated for their quarterly review of financial statements.  On March 16, 2006, the board also approved an annual grant of 6,000 shares of common stock to non-employee directors for their participation at board meetings relating to that fiscal year.  On June 15, 2006, the non-employee directors were each granted 6,000 shares of common stock; the fair market value of the common stock was $1.51 per share at the time of grant.

Additionally, to the extent our directors are shareholders, they participate in declared dividends along with other holders of our common stock.

Executive Employment Agreements

Larry Williams became our President and Chief Operating Officer on December 6, 2004, and our Chief Executive Officer on May 6, 2005. Mr. Williams entered into an employment agreement with us dated May 6, 2005 identifying the terms of his services as Chief Executive Officer, President and Chief Operating Officer.  On January 4, 2007, we entered into a two-year employment agreement with Mr. Williams superseding the terms of the prior agreement.  Under the new employment agreement, Mr. Williams is entitled to receive a base salary of $194,000 effective as of October 1, 2006.  Mr. Williams is also eligible for a potential annual bonus of up to 100% of his base salary.  Up to 25% of the potential annual bonus, or $48,500, is discretionary and would be paid in cash as determined by our Compensation Committee within 90 days of fiscal year end.

The remaining 75% of the potential annual bonus, up to $145,500, is non-discretionary (the “Maximum Non-Discretionary Bonus”), and based upon two components: a net sales component and a net income component.  With respect to the sales component, Mr. Williams could earn up to 35% of the Maximum Non-Discretionary Bonus if our actual sales equals our budgeted sales for the fiscal year.  To the extent our actual sales exceeds our budgeted sales for such fiscal year, the percentage payable is increased up to a maximum of 15% of the Maximum Non-Discretionary Bonus.  To the extent our actual sales are less than our budgeted sales, the sales component of the non-discretionary bonus will be proportionately reduced.  No sales component of the non-discretionary bonus will be paid to the extent that actual sales is less than 80% of budgeted sales.

With respect to the income component of the non-discretionary bonus, Mr. Williams could earn up to 35% of the Maximum Non-Discretionary Bonus if our actual net income equals our budgeted net income for the fiscal year.  To the extent our actual net income exceeds our budgeted net income for such fiscal year, the percentage payable is increased up to a maximum of 15% of the Maximum Non-Discretionary Bonus.  To the extent, our actual net income is less than our budgeted net income, the income component of the non-discretionary bonus will be proportionately reduced.  No income component of the non-discretionary bonus will be paid to the extent that actual net income is less than 80% of budgeted net income.

Any non-discretionary bonus is to be paid within 10 days of the filing of our Annual Report on Form 10-KSB.  Upon our mutual agreement with Mr. Williams, up to 50% of any non-discretionary bonus may be paid in our restricted common stock.

The employment agreement further provides that to the extent Mr. Williams is terminated without Cause, he is entitled to a severance payment of 18 months of his base salary, paid out over such period in accordance with our payroll schedule.  “Cause,” as defined in the agreement, includes acts of dishonesty, fraud, material and deliberate injury or attempted injury relating to our business or company, conviction of a felony or a continued failure to satisfactorily perform job duties.  In the event of a Change of Control pursuant to which Mr. Williams is terminated without Cause, Mr. Williams is entitled to 24 months of his base salary paid out over such time in accordance with our normal payroll.  “Change of Control” is defined in the agreement to include: (i) the acquisition by any person of beneficial ownership of twenty-five (25%) percent or more of our outstanding shares of common stock; (ii) a merger, reorganization or consolidation whereby our shareholders immediately prior to such event do not hold more than fifty (50%) percent of the voting stock of the surviving entity after completion of the event; or (iii) our liquidation or dissolution or the sale of all or substantially all of our assets.

The employment agreement includes standard confidentiality provisions and an 18-month non-compete provision.  In the event of a termination of employment without Cause following a Change of Control, the non-compete provisions shall continue for as long as severance payments are made (i.e., 24 months).

Furthermore, the employment agreement provides that Mr. Williams will be nominated by our board of directors each year to serve as a director so long as he is Chief Executive Officer.  In the event Mr. Williams resigns or is terminated, the agreement provides that Mr. Williams will also resign from the board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to beneficial ownership of our common stock as of March 16, 2007, by: (a) each person or entity known by us to own beneficially more than five percent of our common stock; (b) each director and nominee for election as a director of our company; (c) each of our executive officers named in the Summary Compensation Table; and (d) all of our directors and executive officers as a group.  Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission and includes generally voting power and/or investment power with respect to securities. The address of each director and executive officer named below is the same as that of the company (300 Airport Road, South St. Paul, MN  55075) unless otherwise stated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class

Darrel D. Brandt	2,066,930 (2)	20.3%

Boris Popov	468,700 (2)	4.6%

Thomas H. Adams, Jr.	218,516 (2)	2.1%

Robert L. Nelson	77,480 (3)	*

Edward L. Underwood	41,046 (4)	*

Larry E. Williams	78,745 (5)	*

John M. Gilmore	1,750	*

Don Hedquist	5,350 (6)	*

Cirrus Design Corporation	1,150,000	11.3%
4515 Taylor Circle
Duluth, MN 55811

All executive officers	2,958,517 (4)(7)	28.8%
and directors as a Group (8 persons)

 *                                      Less than 1%

(1)                                  Unless otherwise indicated, all persons have sole voting power and sole investment power with respect to the shares indicated.  Includes shares that may be acquired by exercise of options currently exercisable (including options becoming exercisable within 60 days of February 9, 2007).

(2)                                  Includes 19,500 shares issuable upon exercise of vested options.

(3)                                  Includes warrants to purchase an aggregate of 6,296 shares of common stock at an exercise price of $2.00.

(4)                                  Includes warrants to purchase an aggregate of 5,009 shares of common stock at an exercise price of $2.00.  Does not include shares beneficially owned by Cirrus Design Corporation.  Mr. Underwood is an executive director of an entity that controls Cirrus Design Corporation.

(5)                                  Includes warrants to purchase an aggregate of 4,596 shares of common stock at an exercise price of $2.00.

(6)                                  Includes warrants to purchase 500 shares of common stock at an exercise price of $2.00.

(7)                                  Includes 79,500 shares issuable upon exercise of vested options, 16,401 shares issuance upon exercise of outstanding warrants, and 21,067 shares of restricted stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On November 19, 2004, we entered into a Consulting Agreement with Boris Popov pursuant to which Mr. Popov would provide us certain consulting services relating to new product/development.  Pursuant to this agreement, the term of which was six months, Mr. Popov was required to provide a minimum of 64 hours of service per month for $3,200 per month and be paid an additional $50 per hour for each hour over the 64 hour minimum.  On March 16, 2005, we and Mr. Popov extended this agreement for an additional 12 months.  On March 14, 2006, we and Mr. Popov extended the term of the agreement for an additional 24 months.  We paid Mr. Popov $25,573 in fiscal year 2006 and $21,162 in fiscal year 2005 pursuant to such agreement.

Also on November 19, 2004, we entered into a Consulting Agreement with Thomas H. Adams, Jr., a director, pursuant to which Mr. Adams would provide us certain consulting and advisory services relating to after market business development of our products.  Pursuant to this agreement, the term of which was six months, Mr. Adams was required to provide a minimum of 50 hours of services per month for $2,500 and be paid an additional $50 per hour for each hour over the 50 hour minimum.  On March 16, 2005, we and Mr. Adams extended this agreement for an additional three months.  The agreement expired on June 16, 2005.  We paid Mr. Adams $10,323 in fiscal year 2005 pursuant to such agreement, and did not make any similar payments to Mr. Adams during fiscal year 2006.

Also on November 19, 2004, we entered into an Interim Services Agreement with Robert L. Nelson, currently our Chairman of the Board, in connection with his consulting services as interim Chief Executive Officer, Chief Financial Officer and President during fiscal year 2005 while we pursued a candidate to fill those positions on a permanent basis.  The term of this agreement was three months.  Mr. Nelson received $11,000 per month as a fee for his services during this Agreement.  Effective March 16, 2005, Mr. Nelson’s payment under this agreement was reduced to $4,000 per month and this agreement was extended an additional two months.  This agreement has expired.  We paid Mr. Nelson $49,000 in fiscal year 2005 pursuant to such agreement, and did not make any similar payments to Mr. Nelson during fiscal year 2006.

The fees paid pursuant to our consulting agreements with Messrs. Popov, Adams and Nelson were in addition to, and independent of, any fees or compensation owed or paid to such directors in their respective capacities as non-employee directors.

In June 2006, we accepted subscriptions from Edward Underwood, a director, and Robert Nelson, our Chairman, Secretary and a director, Larry Williams, our Chief Executive Officer, President, Chief Operating Officer and a director, and Donald Hedquist, our Chief Financial Officer, for the purchase of an aggregate of 16,401 units at a price unit of $5.44, each unit consisting of 4 shares of common stock and a three-year warrant to purchase a share of common stock at an exercise price of $2.00.  Accordingly, in consideration of proceeds of $89,220 to us, we issued such individuals an aggregate of 65,603 shares of common stock and three-year warrants to acquire 16,401 shares of common stock at an exercise price of $2.00 per share.  We paid no underwriting discounts or commissions in connection with these sales.  We further agreed to register the resale of the common stock (including shares issued upon exercise of the warrants) in a subsequent registration statement. This prospectus covers the resale of such common shares.

Also in June 2006, we issued 257,353 shares of common stock to Mr. Darrel Brandt, a director, at a purchase price of $1.36 per share for an aggregate purchase price of $350,000.  In consideration for such investment, we further agreed to amend the terms of that certain Buy-Sell Agreement dated May 6, 1993 by and between the Company, the Darrel D. Brandt Profit Sharing Plan and Mr. Brandt to eliminate an option in our favor to purchase 1,000,000 shares of our common stock from Mr. Brandt at a 25% discount to any proposed sale price Mr. Brandt could obtain from a third party.  We provided Mr. Brandt piggy-back registration rights with respect to the issued shares.  We did not pay any underwriting discounts or commission in connection with this sale.

MARKET FOR COMMON EQUITY AND RELATED MATTERS

Market Information

Our common stock is quoted on the Over-the-Counter Bulletin Board, or “OTC Bulletin Board” under the trading symbol “BRSI”.  The following table lists the high and low bid information for our common stock as quoted on the OTC Bulletin Board for the past two fiscal years ended September 30, 2005 and 2006, respectively, and for the fiscal quarter ended December 31, 2006:

	Price Range
Quarter Ended	High	Low
December 31, 2004	$3.70	$2.05
March 31, 2005	4.90	2.95
June 30, 2005	4.34	2.51
September 30, 2005	3.00	2.15

December 31, 2005	$2.28	$1.50
March 31, 2006	1.90	1.40
June 30, 2006	2.40	1.39
September 30, 2006	2.45	1.45

December 31, 2006	$1.59	$1.30

The above quotations from the OTC Bulletin Board reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

Holders

The number of record holders of our common stock as of February 21, 2007, was approximately 387 based on information received from our transfer agent.  This amount excludes an indeterminate number of shareholders whose shares are held in “street” or “nominee” name.

Dividends

During fiscal year 2005, we declared a dividend in the amount of $0.08 per share, payable November 22, 2004 to all of our common shareholders of record on November 8, 2004, for an aggregate of $547,543. We also declared a dividend in the amount of $0.085 per share, payable April 15, 2005 to all common shareholders of record on April 1, 2005, for an aggregate of $648,914.

Under the terms of the settlement agreement with Parsons and Aerospace Marketing, we were not allowed to declare or pay dividends in excess of 10% of net profit for any one fiscal year.  This restriction was eliminated with the November 15, 2006 payment to Parsons and Aerospace Marketing (See Note 9 to the Consolidated Financial Statements).  Future dividends will be determined at the discretion of our board of directors.  We do not anticipate any dividends will be paid during the fiscal year ending September 30, 2007.

Equity Compensation Plan Information

The following table sets forth, as of September 30, 2006, the (i) number of securities to be issued upon the exercise of outstanding options, warrants and rights issued our equity compensation plans, (ii) the weighted average exercise price of such options, warrants and rights, and (iii) the number of securities remaining available for future issuance under our equity compensation plans:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plan (excluding (a)) (c)
Equity compensation plans approved by security holders (1)	0	N/A	600,000
Equity compensation plans not approved by security holders (2)	90,000	$1.22	0
Total		—

(1)     Represents shares of common stock authorized for issuance under the 2004 Stock Option Plan.

(2)     Represents stock options granted to employees and directors at then current market prices.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock by the selling stockholders pursuant to this prospectus.  We would receive gross proceeds in the amount of $1,406,318 assuming the exercise of all the warrants with respect to which the underlying shares are being offered hereby.  To the extent any of the warrants are exercised, we intend to use the proceeds for general working capital.

SELLING STOCKHOLDERS

The following table lists the total number of shares of our common stock beneficially owned by the selling stockholders as of March 16, 2007, and after this offering.  Except as indicated in the table and accompanying footnotes, the selling stockholders are offering all of the shares of common stock owned by them or issuable to them upon the exercise of the warrants described herein and registered by the registration statement of which this prospectus is a part.  We will not receive any proceeds from the sale of the common stock by the selling stockholders.

Name	Shares beneficially owned before offering (1)	Number of outstanding shares offered by selling stockholder	Number of shares offered by selling stockholder issuable upon exercise of certain warrants	Aggregate number of shares offered by selling stockholder	Number of shares beneficially owned after offering	Percentage beneficial ownership after offering

Issued to Investors in private placement offering (a)

Cristopher R. Anderson	-0-	16,000	4,000	20,000	-0-	-0-
Charles Barry	-0-	100,000	25,000	125,000	-0-	-0-
Southwest Securities, Inc. FBO: Manferd T. Benson, IRA	-0-	18,400	4,600	23,000	-0-	-0-
Michael Berman Revocable Trust Dated September 30, 2002 (2)	-0-	36,800	9,200	46,000	-0-	-0-
Aloysius B. Bias	-0-	16,000	4,000	20,000	-0-	-0-
Daniel R. Christl	-0-	36,000	9,000	45,000	-0-	-0-
Southwest Securities Inc. FBO Daniel Christl A/C 36892554	-0-	16,000	4,000	20,000	-0-	-0-
Constantine Living Trust Dated 8/16/05 (3)	-0-	16,000	4,000	20,000	-0-	-0-
David J. Curry	-0-	20,000	5,000	25,000	-0-	-0-
Southwest Securities Inc. FBO Gerald P. Delaney SEP IRA	-0-	32,000	8,000	40,000	-0-	-0-
Diegel Living Trust (4)	-0-	16,000	4,000	20,000	-0-	-0-
Anita L. and John F. Duder	-0-	16,000	4,000	20,000	-0-	-0-
James C. Durda	-0-	18,400	4,600	23,000	-0-	-0-
David Lloyd Flod	-0-	64,000	16,000	80,000	-0-	-0-
Southwest Securities, Inc. FBO John F. Garvie, IRA	-0-	18,400	4,600	23,000	-0-	-0-
Arthur J. Glassman Law Office, PLLC 401(k) Profit Sharing Plan U/A dtd 11-19-03 fbo Arthur J. Glassman	-0-	16,000	4,000	20,000	-0-	-0-
Harold Goldfine	-0-	16,000	4,000	20,000	-0-	-0-
Earl H. Gulczinski	-0-	16,000	4,000	20,000	-0-	-0-
Jerry R. Gutzmer	-0-	18,400	4,600	23,000	-0-	-0-
Roger L. Halford, Jr.	-0-	18,400	4,600	23,000	-0-	-0-
Brian W. Hansen and Janette E. Hansen, JTWROS	-0-	16,000	4,000	20,000	-0-	-0-

Name	Shares beneficially owned before offering (1)	Number of outstanding shares offered by selling stockholder	Number of shares offered by selling stockholder issuable upon exercise of certain warrants	Aggregate number of shares offered by selling stockholder	Number of shares beneficially owned after offering	Percentage beneficial ownership after offering
Matthew Heilicher and Zehorit Ashbel Heilicher (5)	-0-	16,000	4,000	20,000	-0-	-0-
Southwest Securities Inc. FBO Scott M. Jensen	-0-	32,000	8,000	40,000	-0-	-0-
Martin L. Kieffer	-0-	16,000	4,000	20,000	-0-	-0-
Russell S. King	-0-	40,000	10,000	50,000	-0-	-0-
William B. King	-0-	224,000	56,000	280,000	-0-	-0-
Robert C. Klas, Sr.	-0-	32,000	8,000	40,000	-0-	-0-
Robert C. Klas, Jr.	-0-	16,000	4,000	20,000	-0-	-0-
Southwest Securities, Inc. FBO Karl S. Krueger, SEP IRA	-0-	16,000	4,000	20,000	-0-	-0-
Southwest Securities, Inc. FBO: Norman Ledeboer, IRA	-0-	16,000	4,000	20,000	-0-	-0-
Southwest Securities, Inc. FBO Michael D. Leonard, IRA	-0-	18,400	4,600	23,000	-0-	-0-
Leonard L. and Georgia C. Lundberg JTWROS	-0-	16,000	4,000	20,000	-0-	-0-
Southwest Securities, Inc. FBO: Paul A. Maas, IRA	-0-	16,800	4,200	21,000	-0-	-0-
MCS Development LLC (6)	-0-	16,000	4,000	20,000	-0-	-0-
Scott A. Miller	-0-	16,000	4,000	20,000	-0-	-0-
William E. Nelson	-0-	16,000	4,000	20,000	-0-	-0-
Southwest Securities, Inc. FBO: Joseph Pelikan, IRA	-0-	16,000	4,000	20,000	-0-	-0-
Provident Premier Master Fund Ltd. (7)	-0-	367,640	91,910	459,550	-0-	-0-
Southwest Securities, Inc. FBO: Savino J. Ranallo, IRA	-0-	32,000	8,000	40,000	-0-	-0-
Monica L. Hahn and Michael J. Ranallo, JTWROS	-0-	80,000	20,000	100,000	-0-	-0-
Howard Charles Reget	-0-	16,000	4,000	20,000	-0-	-0-
Southwest Securities, Inc. FBO Joseph L. Robillard, SEP	-0-	16,000	4,000	20,000	-0-	-0-
Jack Ryan	-0-	16,000	4,000	20,000	-0-	-0-
Charles Savitt	-0-	16,000	4,000	20,000	-0-	-0-
Janice S. and Jeffrey A. Schachtman, JTWROS	-0-	16,000	4,000	20,000	-0-	-0-
Mark A. Scherschligt and Karen M. Scherschligt, JTWROS	-0-	18,400	4,600	23,000	-0-	-0-
Jay Schraan and Lori Schraan	-0-	16,000	4,000	20,000	-0-	-0-
Craig P. Sinard	-0-	16,000	4,000	20,000	-0-	-0-
Wayne A. Sivertson	-0-	20,000	5,000	25,000	-0-	-0-
Sandra G. Sjoberg as Trustee of the Sandra G. Sjoberg Revocable Trust Agreement dated March 2, 2006	-0-	32,000	8,000	40,000	-0-	-0-

Name	Shares beneficially owned before offering (1)	Number of outstanding shares offered by selling stockholder	Number of shares offered by selling stockholder issuable upon exercise of certain warrants	Aggregate number of shares offered by selling stockholder	Number of shares beneficially owned after offering	Percentage beneficial ownership after offering
Katharine Smith	-0-	18,400	4,600	23,000	-0-	-0-
Taracinno Ventures LLC (8)	-0-	18,400	4,600	23,000	-0-	-0-
Robert L. Thomssen	-0-	73,600	18,400	92,000	-0-	-0-
Wesley H. Torsch and Mary S.O. Torsch, JTWROS	-0-	32,000	8,000	40,000	-0-	-0-
Southwest Securities, Inc. FBO: Elliott Weinstein, IRA	-0-	18,400	4,600	23,000	-0-	-0-
Darrell Westby and Mike Duffy, TIC	-0-	16,000	4,000	20,000	-0-	-0-
Nancy L. Wilmes	-0-	16,000	4,000	20,000	-0-	-0-
Scott A. Winer	-0-	16,000	4,000	20,000	-0-	-0-
Xenia Contrarian Partners, L.P. (9)	-0-	100,000	25,000	125,000	-0-	-0-

Other Issuances

Lori A. Bale (b)	-0-	-0-	500	500	-0-	-0-
Charles Barry (b)	-0-	-0-	6,166	6,166	-0-	-0-
Darrel Brandt (c) (10)	2,066,930	257,353	0	257,353	1,809,577	16.7%
Anthony R. Catino (b)	-0-	-0-	2,100	2,100	-0-	-0-
Larry M. Courneya (b)	-0-	-0-	2,800	2,800	-0-	-0-
Richard T. Drogue (b)	-0-	-0-	6,160	6,160	-0-	-0-
Robert J. Goodmanson (b)	-0-	-0-	11,550	11,550	-0-	-0-
Donald Hedquist (d) (11)	5,350	2,000	500	2,500	2,850	*
Matthew Heilicher (b)	-0-	-0-	18,199	18,199	-0-	-0-
Richard D. Husebo (b)	-0-	-0-	1,000	1,000	-0-	-0-
Murray J. Johnston (b)	-0-	-0-	700	700	-0-	-0-
Terri D. Keohokalole (b)	-0-	-0-	500	500	-0-	-0-
Robert C. Klas Sr. (b)	-0-	-0-	6,166	6,166	-0-	-0-
Randy G. Kominsky (b)	-0-	-0-	15,415	15,415	-0-	-0-
Marc H. Kozberg (b)	-0-	-0-	30,332	30,332	-0-	-0-
Gerald L. Krause (b)	-0-	-0-	8,042	8,042	-0-	-0-
Michael D. Leonard (b)	-0-	-0-	13,046	13,046	-0-	-0-
Kristine M. Littel (b)	-0-	-0-	1,900	1,900	-0-	-0-
Timothy J. McDonnell (b)	-0-	-0-	4,021	4,021	-0-	-0-
Susanne H. Miller (b)	-0-	-0-	1,000	1,000	-0-	-0-
Lawrence D. Morse (b)	-0-	-0-	2,100	2,100	-0-	-0-
Barbara A. Nault (b)	-0-	-0-	500	500	-0-	-0-
Robert Nelson (d) (12)	77,480	25,184	6,296	31,480	46,000	*
Lisa A. Newman (b)	-0-	-0-	1,000	1,000	-0-	-0-
Thomas P. Niemiec (b)	-0-	-0-	5,934	5,934	-0-	-0-
Paula T. Olson (b)	-0-	-0-	1,575	1,575	-0-	-0-
Robert B. Overby (b)	-0-	-0-	2,800	2,800	-0-	-0-
Savino J. Ranallo (b)	-0-	-0-	10,500	10,500	-0-	-0-
Ravich 1989 Rev Tr Dtd 1/26/90 Jess M. & Tia P. Ravich TTEE (b)	-0-	-0-	12,332	12,332	-0-	-0-
Lisa M. Remick (b)	-0-	-0-	500	500	-0-	-0-

Name	Shares beneficially owned before offering (1)	Number of outstanding shares offered by selling stockholder	Number of shares offered by selling stockholder issuable upon exercise of certain warrants	Aggregate number of shares offered by selling stockholder	Number of shares beneficially owned after offering	Percentage beneficial ownership after offering
Scott W. Rickford (b)	-0-	-0-	1,400	1,400	-0-	-0-
Margaret L. Ridley (b)	-0-	-0-	500	500	-0-	-0-
Jeffrey A. Schachtman (b)	-0-	-0-	7,210	7,210	-0-	-0-
Brian R. Trygstad (b)	-0-	-0-	2,100	2,100	-0-	-0-
Edward Underwood (d) (13)	41,046	20,037	5,009	25,046	16,000	*
Larry Williams (d) (14)	78,745	18,382	4,596	22,978	55,767	*

TOTALS:		2,357,796	703,159	3,060,955

* less than 1%

(a)                                       Issued pursuant to a private placement offering to accredited investors of an aggregate of 508,710 units at a price per unit of $5.44, each unit consisting of four shares of our common stock and a three-year warrant to purchase an additional share of common stock at an exercise price of $2.00 per share.

(b)                                      Constitutes a portion of the warrants to purchase an aggregate of 178,048 shares of common stock at an exercise price of $2.00 per share issued to placement agents in the offering referenced in footnote (a) above.

(c)                                       Issued pursuant to a private placement offering at purchase price of $1.36 per share for an aggregate purchase price of $350,000.

(d)                                      Issued pursuant to a private placement offering at terms similar to the offering referenced in footnote (a) above:  an aggregate of 16,401 units at a price unit of $5.44, each unit consisting of 4 shares of common stock and a three-year warrant to purchase a share of common stock at an exercise price of $2.00.

(1)                                       Assumes the conversion of all warrants beneficially held by such shareholder.

(2)                                       Michael Berman and Judith Berman, Trustees of Michael Berman Revocable Trust Dated September 30, 2002, have voting and dispositive control over the shares held by such selling stockholder.

(3)                                       Dean Constantine and Cecilia Mary Constantine, Trustees of Constantine Living Trust Dated 8/16/05, have voting and dispositive control over the shares held by such selling stockholder.

(4)                                       Colette Ann Diegel, Trustee of Diegel Living Trust, has voting and dispositive control over the shares held by such selling stockholder.

(5)                                       Does not include agent warrants to purchase 18,999 shares held by Matthew Heilicher, the resale of which is also registered under this prospectus and set forth below under “Other Issuances.”

(6)                                       Marcy C. Shink is the Chief Manager of MCS Development LLC, a Minnesota limited liability company, and has voting and dispositive control over the shares held by such selling stockholder.

(7)                                       Patrick T. Schwinghammer is the Controller of Provident Advisors LLC, the investment advisor to the Provident Premier Master Fund Ltd., a Cayman Island corporation, and has voting and dispositive control over the shares held by such selling stockholder.

(8)                                       Harry Goldfine is the Chief Manager of Taraccino Ventures LLC, a Minnesota limited liability company, and has voting and dispositive control over the shares held by such selling stockholder.

(9)                                       Marc H. Kozberg is the portfolio manager for Xenia Contrarian Partners L.P., a Delaware limited partnership, and has voting and dispositive control over the shares held by such selling stockholder.

(10)                                 Mr. Brandt is a director of our company.  Includes 19,500 shares issuable upon exercise of vested options.

(11)                                 Mr. Hedquist is our Chief Financial Officer.

(12)                                 Mr. Nelson is the Chairman of our Board and our Secretary, and has previously served as our Chief Executive Officer, Chief Financial Officer and interim President and Chief Operating Officer.

(13)                                 Mr. Underwood is a director of our company.  Does not include shares beneficially owned by Cirrus Design Corporation, a significant customer and shareholder.  Mr. Underwood is an executive director of an entity that controls Cirrus Design Corporation.

(14)                                 Mr. Williams is our Chief Executive Officer, President and Chief Operating Officer, and serves as a director of our company.

PLAN OF DISTRIBUTION

We are registering the shares of common stock offered by this prospectus on behalf of the selling stockholders.  As used in this prospectus, “selling stockholders” include donees, pledges, transferees and other successors in interest selling shares received from the selling stockholders after the date of this prospectus, whether as a gift, pledge, partnership distribution or other form of transfer.  All costs, expenses and fees in connection with the registration of the shares of common stock offered hereby will be borne by us.  Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares of common stock will be borne by the selling stockholders.

Sales of shares of common stock offered hereby may be effected by the selling stockholders from time to time in one or more types of transactions (which may include block transactions):

•                                    ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•                                    block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•                                     purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                                     an exchange distribution in accordance with the rules of the applicable exchange;

•                                     privately negotiated transactions;

•                                    short sales (notwithstanding that short sales made by the selling stockholders prior to the effectiveness of the registration statement may be a violation of Section 5 of the Securities Act if the shares are effectively sold prior to the effectiveness of the registration statement);

•                                    through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•                                    broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

•                                     a combination of any such methods of sale; and

•                                     any other method permitted pursuant to applicable law.

The selling stockholders may effect sales of shares of common stock offered hereby at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at privately negotiated prices.  Any of these transactions may or may not involve brokers or dealers.  Any such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchaser(s) of shares of common stock for whom those broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).  The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there any underwriter or coordinating broker acting in connection with the proposed sale of shares of common stock by the selling stockholders.  In the event any selling stockholder engages a broker-dealer or other person to sell the shares offered hereby, the names of such agents and the compensation arrangements will be disclosed in a post-effective amendment to the registration statement to which this prospectus relates, which must be filed prior to any such sales.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities, which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any.  The selling stockholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.  Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The selling stockholders may also resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

Any selling stockholders that are broker-dealers are deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with the sale of shares offered hereby.  Other selling stockholders and any broker-dealers that act in connection with the sale of the shares offered hereby might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the securities sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.

Charles Barry and Robert C. Klas are each principals in Oak Ridge Holdings, Inc., which is the sole owner of The Oak Ridge Financial Services Group, Inc.  Jeffrey A. Schachtman, Savino J. Ranallo and Matthew Heilicher are each registered representatives with The Oak Ridge Financial Services Group, Inc, and Russell S. King is a former investment banker and registered representative with The Oak Ridge Financial Services Group, Inc.  Xenia Contrarian Partners, L.P. is a hedge fund that is affiliated with Oak Ridge Holding, Inc., which is the sole owner of The Oak Ridge Financial Services Group, Inc.  Jack Ryan is a registered representative with Lincoln Financial Advisors Corporation, an NASD member firm.  The Oak Ridge Financial Services Group, Inc., which served as a placement agent in our private placement offering, is an NASD member firm, and does not hold any of our securities other than as an affiliate to the parties named herein.  Each of these parties holding our securities have represented that they obtained the securities in the ordinary course of business and did not have any agreements, understandings (directly or indirectly) with any other party to distribute the securities.

The following persons received agent warrants to purchase shares of our common stock, the underlying common stock of which are covered by this prospectus, as compensation for their services as subagents of The Oak Ridge Financial Services Group, Inc., an NASD member firm:  Charles Barry, Anthony R. Catino, Larry M. Courneya, Richard T. Drogue, Robert J. Goodmanson, Matthew Heilicher, Richard D. Husebo, Murray J. Johnston, Terri D. Keohokalole, Robert C. Klas, Sr., Randy G. Kominsky, Marc H. Kozberg, Gerald L. Krause, Michael D. Leonard, Kristine M. Littel, Susanne H. Miller, Lawrence D. Morse, Barbara A. Nault, Lisa A. Newman, Thomas P. Niemiec, Paula T. Olson, Robert B. Overby, Savino J. Ranallo, Scott W. Rickford, Margaret L. Ridley, Jeffrey A. Schachtman and Bryan R. Trygstad, each of whom are registered representatives of The Oak Ridge Financial Services Group, Inc.; Lori Bale and Lisa Remick, employees of The Oak Ridge Financial Services Group, Inc.; and Ravich 1989 Rev Tr Dtd 1/26/90, Jess M. & Tia P. Ravich TTEE, of which Jess Ravich, a principal of Oak Ridge Holding, Inc., is trustee.

To the extent required, the shares of our common stock to be sold, the name of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.  In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates.  In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.  The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

Shares Eligible For Future Sale

Upon completion of this offering and assuming the issuance of all of the shares covered by this prospectus that are issuable upon the exercise of warrants, there will be 10,864,485 shares of our common stock issued and outstanding.  The shares purchased in this offering will be freely tradable without registration or other restriction under the Securities Act, except for any shares purchased by an “affiliate” of our Company (as defined under the Securities Act).

Our currently outstanding shares that were issued in reliance upon the “private placement” exemptions under the Securities Act are deemed “restricted securities” within the meaning of Rule 144 under the Securities Act.  Restricted securities may not be sold unless they are registered under the Securities Act or are sold pursuant to an applicable exemption from registration, including an exemption under Rule 144.

In general, under Rule 144, any person (or persons whose shares are aggregated) including persons deemed to be affiliates, whose restricted securities have been fully paid for and held for at least one year from the later of the date of issuance by us or acquisition from an affiliate, may sell such securities in broker’s transactions or directly to market makers, provided that the number of shares sold in any three-month period may not exceed the greater of one percent of the then-outstanding shares of our common stock or the average weekly trading volume of our shares of common stock in the over-the-counter market during the four calendar weeks preceding the sale.  Sales under Rule 144 are also subject to certain notice requirements and the availability of current public information about our Company.  After two years have elapsed from the later of the issuance of restricted securities by us or their acquisition from an affiliate, such securities may be sold without limitation by persons who are not affiliates under the rule.

We are unable to predict with certainty the effect which sales of the shares of common stock offered by this prospectus might have upon our ability to raise additional capital.  Nevertheless, it is possible that the resale of shares offered hereby could adversely affect the trading price of our common stock.

DESCRIPTION OF CAPITAL STOCK

We currently have authorized capital of 50,000,000 shares, of which 15,000,000 are designated as common stock, par value $.01 per share, and 35,000,000 remain undesignated.  As of March 16, 2007, we have outstanding 10,171,826 shares of common stock.  Additionally, there are outstanding warrants to purchase an aggregate of 703,159 shares of our common stock and options to purchase an aggregate of 79,500 shares of our common stock.

The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders and do not have cumulative voting rights.  Upon liquidation, dissolution or winding up of Cougar, holders of common stock will be entitled to share ratably in all of our assets that are legally available for distribution, after payment of all debts and other liabilities and the liquidation preference of any outstanding shares of preferred stock.  The holders of the common stock have no preemptive, subscription, redemption or conversion rights.

The board of directors has the authority, without any further vote or action by the shareholders, to designate and issue preferred shares in such classes or series as it deems appropriate and to establish the rights, preferences, and privileges for such shares.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Pursuant to our articles of incorporation and bylaws, we may indemnify an officer or director who is made a party to any proceeding, because of his position as such, to the fullest extent authorized by the Minnesota Business Corporation Act, as the same exists or may hereafter be amended.  In certain cases, we may advance expenses incurred in defending any such proceeding.

To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.  If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by any of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

ABOUT THIS PROSPECTUS

This prospectus is not an offer or solicitation in respect to these securities in any jurisdiction in which such offer or solicitation would be unlawful.  This prospectus is part of a registration statement that we filed with the SEC.  The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about our company and the securities offered under this prospectus.  That registration statement can be read at the SEC’s website or offices indicated under the section of this prospectus entitled “Where You Can Find More Information.”  We have not authorized anyone else to provide you with different information or additional information.  You should not assume that the information in this prospectus, or any supplement or amendment to this prospectus, is accurate at any date other than the date indicated on the cover page of such documents.

WHERE YOU CAN FIND MORE INFORMATION

Federal securities law requires us to file information with the SEC concerning our business and operations. Accordingly, we file annual, quarterly, and special reports and other information with the SEC. You can inspect and copy this information at the Public Reference Facility maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can receive additional information about the operation of the SEC’s Public Reference Facilities by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site at http://www.sec.gov that contains reports and other information regarding companies that, like us, file information electronically with the SEC.  Upon written request delivered to Ballistic Recovery Systems, Inc., Attn:  Larry E. Williams, CEO, 300 Airport Road, South Saint Paul, Minnesota  55075, we will send to any securityholder a copy of our annual report, complete with audited financial statements, at no charge to the securityholder.

VALIDITY OF COMMON STOCK

Legal matters in connection with the validity of the shares offered by this prospectus will be passed upon by Maslon Edelman Borman & Brand, LLP, of Minneapolis, Minnesota.

BALLISTIC RECOVERY SYSTEMS, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders, Audit Committee and Board of Directors

Ballistic Recovery Systems, Inc. and Subsidiary

South St. Paul, Minnesota

We have audited the accompanying consolidated balance sheets of Ballistic Recovery Systems, Inc. and Subsidiary as of September 30, 2006 and 2005 and the related consolidated statements of operations, shareholders’ equity and cash flows for the years then ended. These consolidated statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall consolidated financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Ballistic Recovery Systems, Inc. and Subsidiary as of September 30, 2006 and 2005 and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Virchow, Krause & Company, LLP
Minneapolis, Minnesota
December 14, 2006

Ballistic Recovery Systems, Inc. and Subsidiary
Consolidated Balance Sheets
September 30, 2006 and 2005

	2006	2005
Assets
Current assets:
Cash and cash equivalents	$53,722	$103,102
Accounts receivable — net of allowance for doubtful accounts of $22,924 and $10,000, respectively	541,642	457,808
Note receivable — shareholder	—	4,036
Inventories	2,458,003	1,460,919
Deferred tax asset — current portion	160,700	160,700
Income taxes receivable	—	230,544
Prepaid expenses	144,509	61,517
Total current assets	3,358,576	2,478,626

Furniture, fixtures and leasehold improvements	1,092,085	942,475
Less accumulated depreciation and amortization	(506,831)	(357,207)
Furniture, fixtures and leasehold improvements — net	585,254	585,268

Other assets:
Patents, net of accumulated amortization of $11,425 and $10,739, respectively	989	925
Goodwill	103,774	103,774
Deferred tax asset — net of current portion	1,221,516	1,296,700
Long-term prepaid expenses	109,925	28,269
Covenants not to compete, net of accumulated amortization of $569,789 and $448,149, respectively	35,222	156,862
Total other assets	1,471,426	1,586,530

Total assets	$5,415,256	$4,650,424

See notes to consolidated financial statements.

Ballistic Recovery Systems, Inc. and Subsidiary

Consolidated Balance Sheets

September 30, 2006 and 2005

	2006	2005
Liabilities And Shareholders’ Equity
Current liabilities:
Line of credit — bank	$302,265	$204,715
Current portion of long-term debt	—	153,951
Current portion of covenants not to compete, shareholder	7,069	87,672
Accounts payable	692,550	305,297
Customer deposits	42,916	125,255
Accrued payroll	73,613	88,561
Other accrued liabilities	244,930	183,870

Total current liabilities	1,363,343	1,149,321

Long-term debt, less current portion	320,000	1,046,049
Long-term debt refinanced through equity offering in October and November 2006	729,091	—
Covenants not to compete, shareholder, less current portion	—	7,068

Total liabilities	2,412,434	2,202,438

Shareholders’ equity:
Undesignated shares $(.01 par value; 10,000,000 and 15,000,000 shares authorized, respectively; none issued and outstanding)	—	—
Common stock $(.01 par value; 15,000,000 and 10,000,000 shares authorized, respectively; 8,089,619 and 7,685,434 shares, respectively, issued and outstanding)	80,896	76,854
Additional paid-in capital	6,306,007	5,782,590
Accumulated deficit	(3,384,081)	(3,411,458)
Total shareholders’ equity	3,002,822	2,447,986

Total liabilities and shareholders’ equity	$5,415,256	$4,650,424

See notes to consolidated financial statements.

Ballistic Recovery Systems, Inc. and Subsidiary

Consolidated Statements of Operations

For the Years Ended September 30, 2006 and 2005

	2006	2005
Sales	$9,191,729	$8,115,544
Cost of sales	5,860,516	5,003,519

Gross profit	3,331,213	3,112,025

Selling, general and administrative	2,566,624	2,383,261
Research and development	465,415	357,702
Legal settlements	—	2,010,000
Intangible amortization	121,640	112,241

Income (loss) from operations	177,534	(1,751,179)

Other income (expense):
Interest expense	(132,249)	(24,630)
Other income	292	13,045

Income (loss) before income taxes	45,577	(1,762,764)

Income taxes expense (benefit)	18,200	(643,000)

Net income (loss)	$27,377	$(1,119,764)

Basic earnings (loss) per common share	$0.00	$(0.15)

Weighted average number of shares outstanding — Basic	7,810,186	7,320,328

Diluted earnings (loss) per common share	$0.00	$(0.15)

Weighted average number of shares outstanding — Diluted	7,842,257	7,320,328

Dividends per share	$0.00	$0.1634

See notes to consolidated financial statements.

Ballistic Recovery Systems, Inc. and Subsidiary

Consolidated Statements of Shareholders’ Equity

For the Years Ended September 30, 2006 and 2005

	Common Stock		Additional		Share
	Number of Shares	Amount	Paid-in Capital	Accumulated Deficit	holders’ Equity

Balance September 30, 2004	6,844,284	$68,443	$3,838,132	$(1,095,237)	$2,811,338

Issuance of common stock in lieu of cash for general and administrative expense	31,150	311	69,776	—	70,087
Stock warrant exercise	650,000	6,500	806,000	—	812,500
Income tax benefit associated with exercise of common stock warrants and options	—	—	830,000	—	830,000
Stock option exercises for cash	160,000	1,600	169,476	—	171,076
Expenses from stock based transaction	—	—	69,206	—	69,206
Dividend declaration	—	—	—	(1,196,457)	(1,196,457)
Net income	—	—	—	(1,119,764)	(1,119,764)

Balance September 30, 2005	7,685,434	76,854	5,782,590	(3,411,458)	2,447,986

Issuance of common stock in lieu of cash for board of directors fees	30,000	300	45,000	—	45,300
Stock option exercises for cash	51,229	512	42,427	—	42,939
Issuance of common stock in private placement	322,956	3,230	435,990	—	439,220
Net income	—	—	—	27,377	27,377

Balance September 30, 2006	8,089,619	$80,896	$6,306,007	$(3,384,081)	$3,002,822

See notes to consolidated financial statements.

Ballistic Recovery Systems, Inc. and Subsidiary

Consolidated Statements of Cash Flow

For the Years Ended September 30, 2006 and 2005

	2006	2005
Cash flows from operating activity:
Net income (loss)	$27,377	$(1,119,764)
Adjustments to reconcile net income (loss) to net cash from operating activity:
Deferred income tax	75,184	(374,700)
Depreciation and amortization	150,310	102,476
Amortization of covenants not to compete	121,640	112,241
Expense from stock based transaction — employee	—	69,206
Amortization of stock issued in lieu of cash	18,120	70,087
Loss on retirement of furniture and equipment	—	2,435
Litigation settlement financed by long term debt	—	1,200,000
Change in allowance for doubtful accounts	12,924	—
(Increase) decrease in:
Accounts receivable	(96,758)	(55,695)
Inventories	(997,084)	(328,423)
Income taxes receivable	230,544	(230,544)
Prepaid expenses	(82,992)	(17,492)
Long-term prepaid expenses	18,188	24,851
Increase (decrease) in:
Accounts payable	387,253	131,782
Customer deposits	(82,339)	46,194
Accrued payroll and other accrued liabilities	46,112	(170,655)

Net cash from operating activities	(171,521)	(538,001)

Cash flows from investing activities:
Capital expenditures	(149,610)	(251,328)
Payment for Patent	(750)	—
Purchase of assets of Paranetics Technology, Inc.	—	(242,336)

Net cash from investing activities	(150,360)	(493,664)

Cash flows from financing activities:
Proceeds from exercise of common stock warrants	—	812,500
Proceeds from exercise of common stock options	42,939	171,076
Proceeds from issuance of common stock	439,220	—
Payments for long-term prepaid expenses - stock offering costs	(72,664)	—
Net proceeds from borrowings under line of credit - bank	97,550	204,715
Principal payments on long-term debt	(150,909)	—
Principal payments on covenant not to compete	(83,635)	(171,624)
Dividends paid	—	(1,196,457)

Net cash from financing activities	272,501	(179,790)

Decrease in cash and cash equivalents	(49,380)	(1,211,455)
Cash and cash equivalents - beginning of year	103,102	1,314,557

Cash and cash equivalents - end of year	$53,722	$103,102

See notes to consolidated financial statements.

Ballistic Recovery Systems, Inc. and Subsidiary

Notes to Consolidated Financial Statements

September 30, 2006 and 2005

1.     Nature of Business

Ballistic Recovery Systems, Inc. (the “Company”) designs, manufactures and distributes rocket deployed whole-aircraft emergency parachute systems for use on general aviation and recreational aviation aircraft. The emergency parachute systems are intended for use in the event of an in-air emergency and are designed to bring down the entire aircraft and its occupants under the parachute canopy.  In the general aviation market, the Company is currently producing and selling emergency recovery systems for four four-place general aviation aircraft, known as the Cirrus Design SR20 (SR20) and SR22, and the Cessna 172 and 182.  The products for Cirrus Design Corporation (Cirrus Design) were developed in a joint effort between the Company and Cirrus Design.

In the recreational aviation market, the Company sells products to several hundred different aircraft designs that are categorized as ultralights and experimental aircraft.

The Company’s products are sold both domestically and internationally.

2.     Summary of Significant Accounting Policies

Principles of Consolidation

In September 2005, the Company formed its wholly-owned subsidiary, BRS de Mexico S.A. de C.V.  The consolidated financial statements include the wholly-owned subsidiary.  All significant intercompany transactions and balances have been eliminated in consolidation.

Foreign Currency Translations and Transactions

The Company accounts for its foreign asset and liability transactions in U.S. dollars.  Therefore, there is not any material accumulated other comprehensive income or loss.  Results of operations are translated using the average exchange rates throughout the year.  Transaction gains or losses are recorded as incurred.

Accounting Principles

The consolidated financial statements and accompanying notes are prepared in accordance with accounting principles generally accepted in the United States of America.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Cash Concentrations

Bank balances exceeded federally insured levels during 2006 and 2005 and exceeded federally insured levels as of September 30, 2006.  Generally, these balances may be redeemed upon demand and therefore bear minimal risk.

Cash and Cash Equivalents

Short-term investments with an original maturity of three months or less are considered to be cash equivalents and are stated at their fair value.

Accounts Receivable, credit risk and allowance for doubtful accounts

The Company sells its products to domestic and foreign companies.  The Company reviews customers’ credit history before extending unsecured credit and established an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers and other information.  The Company does not accrue interest on past due accounts receivable.  Unless specific arrangements have been made, accounts receivable over 30 days are considered past due. The Company writes off accounts receivable when they are deemed uncollectible.  Accounts receivable are shown net of an allowance for doubtful accounts of $22,924 and $10,000 at September 30, 2006 and 2005, respectively.  The Company’s contract research and development projects are billed to its customers on an uncollateralized credit basis.  The estimated loss that management believes is probable is included in the allowance for doubtful accounts.  Due to uncertainties in the collection process, however, it is at least reasonably possible that management’s estimate will change during the next year, which cannot be estimated.

Customer Concentration

The Company had sales to one major customer, Cirrus Design, which represented 70.7% of the Company’s total sales for fiscal year 2006 and 74.0% of the Company’s total sales for fiscal year 2005.  This customer also accounted for 63% (or $339,000) and 90% (or $413,000) of accounts receivable at September 30, 2006 and 2005, respectively.  The Company supplies parachute systems to Cirrus Design from the Company’s general aviation product line.

In its recreational aviation product line, the Company primarily distributes its products through dealers and distributors who in turn sell the products to the end consumer.  The Company believes that in the event that any individual dealers or distributors cease to represent the Company’s products, alternative dealers or distributors can be established.

Valuation of Inventories

The Company’s inventories are stated at the lower of cost or market.  Cost is determined by the first-in, first-out (“FIFO”) method.

Provisions to reduce inventories to the lower of cost or market are made based on a review of excess and obsolete inventories through an examination of historical component consumption, current market demands and shifting production methods.  Significant assumptions, with respect to market trends and customer product acceptance are utilized to formulate the provision methods.  Sudden or continuing downward changes in the Company’s product markets may cause the Company to record additional inventory revaluation charges in future periods.  No write-off provision was made to inventories for the years ended September 30, 2006 and 2005.

Customer Deposits

The Company requires order deposits from most of its domestic and international customers.  These deposits represent either partial or complete down payments for orders.  These down payments are recorded as customer deposits.  The deposits are recognized as revenue when the product is shipped.

Income Taxes

Differences between accounting rules and tax laws cause differences between the bases of certain assets and liabilities for financial reporting purposes and tax purposes.  The tax effects of these differences, to the extent they are temporary, are recorded as deferred tax assets and liabilities under Statement of Financial Accounting Standards No. (SFAS) 109.  Temporary differences relate primarily to: stock based compensation; allowances for doubtful accounts; inventory valuation allowances; depreciation; valuation of warrants issued to a customer; net operating loss; and accrued expenses not currently deductible.

Furniture, Fixtures and Leasehold Improvements

Furniture, fixtures and leasehold improvements are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, ranging from three to seven years for equipment and ten years for the airplane. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is recognized in income for the period.  The cost of maintenance and repairs is expensed as incurred; significant renewals and betterments are capitalized. Deduction is made for retirements resulting from renewals or betterments.  Leasehold improvements are amortized using the straight-line method over the shorter of the lease term, or the estimated useful life of the assets.

Goodwill

The Company applies SFAS No. 142, Goodwill and Other Intangible Assets related to the carrying amount of goodwill and other intangible assets.  Goodwill will be tested for impairment annually in the fourth quarter or more frequently if changes in circumstances or the occurrence of events suggest an impairment exists.  The Company has concluded that no impairment of goodwill or other intangible assets exists as of September 30, 2006.

Intangibles

Patents are recorded at cost and are being amortized on a straight-line method over 17 years.  The covenants not to compete are recorded at cost and are being amortized using the straight-line method over the terms of the agreement which range from two to fifteen years.  The weighted average life of the covenants not to compete is 2.5 years at September 30, 2006.

Components of intangible assets are as follows:

	September 30, 2006		September 30, 2005
	Gross Carrying	Accumulated	Gross Carrying	Accumulated
	Amount	Amortization	Amount	Amortization
Intangible assets subject to amortization:
Patents	$12,414	$11,425	$11,664	$10,739
Covenants not to compete	$605,011	$569,789	$605,011	$448,149

Amortization expense of intangible assets was $122,326 and $112,927 for the years ended September 30, 2006 and 2005, respectively.  Amortization expense is estimated to approximate $19,241, $8,854, $8,116 and $0 for the years ending September 30, 2007, 2008, 2009, and 2010, respectively.

Revenue Recognition

The Company recognizes revenue in accordance with Securities and Exchange Commission, Staff Accounting Bulletin No. 104, “Revenue Recognition”.  The Company recognizes revenue on product sales upon shipment to customers.

Comprehensive Income

SFAS No. 130 establishes standards for the reporting and disclosure of comprehensive income and its components, which will be presented in association with a company’s consolidated financial statements.  Comprehensive income is defined as the change in a business enterprise’s equity during a period arising from transactions, events or circumstances relating to non-owner sources, such as foreign currency translation adjustments and unrealized gains or losses on available-for-sale securities.  It includes all changes in equity during a period except those resulting from investments by or distributions to owners.  For the years ended September 30, 2006 and 2005, net income (loss) and comprehensive income (loss) were equivalent.

Fair Value of Financial Instruments

SFAS No. 107, “Disclosures About Fair Value of Financial Instruments” requires disclosure of the estimated fair value of financial instruments as follows:

Short-term Assets and Liabilities:

The fair values of cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities, and short-term debt approximate their carrying values due to the short-term nature of these financial instruments.

Long-term Debt and Covenants Not to Compete:

The fair value of long-term debt and covenants not to compete approximate their carrying value because the terms are equivalent to borrowing rates currently available to the Company for debt with similar terms and maturities.

Segment Reporting

A business segment is a distinguishable component of an enterprise that is engaged in providing an individual product or service or a group of related products or services and that is subject to risks and returns that are different from those of other business segments. The Company’s segments have similar economic characteristics and are similar in the nature of the products sold, type of customers, methods used to distribute the Company’s products and regulatory environment.  Management believes that the Company meets the criteria for aggregating its operating segments into a single reporting segment.

Stock-Based Compensation

SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS 123”), provides for the use of a fair value based method of accounting for employee stock compensation.  However, SFAS 123 also allows an entity to continue to measure compensation cost for stock options granted to employees using the intrinsic value method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”) and related interpretations, which only requires charges to compensation expense for the excess, if any, of the fair value of the underlying stock at the date a stock option is granted (or at an appropriate subsequent measurement date) over the amount the employee must pay to acquire the stock, if such amounts differ materially from historical amounts.  The Company has elected to continue to account for employee stock options using the intrinsic value method under APB 25.  By making that election, it is required by SFAS 123 and SFAS 148, “Accounting for Stock-Based Compensation — Transition and Disclosure” to provide pro forma disclosures of net income (loss) and earnings (loss) per share as if a fair value based method of accounting had been applied.

Had compensation costs been determined in accordance with the fair value method prescribed by SFAS No. 123 for all options issued to employees and amortized over the vesting period, the Company’s net income (loss) applicable to common shares and earnings (loss) per common share (basic and diluted) for plan options would have been decreased to the pro forma amounts indicated below.

	Fiscal Year ended September 30,
	2006	2005
Net Income (loss):
As reported	$27,377	$(1,119,764)
Pro forma	$27,377	$(1,119,764)

Basic earnings (loss) per common share:
As reported	$0.00	$(0.15)
Pro forma	$0.00	$(0.15)

Diluted earnings (loss) per common share:
As reported	$0.00	$(0.15)
Pro forma	$0.00	$(0.15)

Stock based compensation:
As reported	—	$69,206
Pro forma	—	—

No options were granted or vested during fiscal years 2006 and 2005.

Earnings (loss) per Common Share

Basic earnings (loss) per common share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period.  Diluted earnings (loss) per common share is computed by dividing net income (loss) by the weighted average number of common shares outstanding plus all additional common stock that would have been outstanding if potentially dilutive common stock related to stock options and warrants had been issued.  Weighted average shares outstanding-diluted includes 32,071 and 0 shares of dilutive securities for the years ended September 30, 2006 and 2005, respectively.  The stock based compensation in fiscal 2005 related to a modification of stock options and in fiscal 2004 related to non-employee warrants.

Following is a reconciliation of basic and diluted earnings (loss) per common share for fiscal years ended September 30, 2006 and 2005, respectively:

	Fiscal Year ended September 30,
	2006	2005
Earnings (loss) per common share — basic:

Net income (loss)	$27,377	$(1,119,764)

Weighted average shares outstanding	7,810,186	7,320,328

Earnings (loss) per common share — basic	$0.00	$(0.15)

Earnings (loss) per common share — diluted:

Net income (loss)	$27,377	$(1,119,764)

Weighted average shares outstanding	7,810,186	7,320,328
Common stock equivalents	32,071	0

Weighted average shares and potential diluted shares outstanding	7,842,257	7,320,328

Earnings (loss) per common share — diluted	$0.00	$(0.15)

The Company uses the treasury method for calculating the dilutive effect of the stock options and warrants (using the average market price).

Warrants for 16,401 were excluded from the computation of diluted earnings per share for the year ended September 30, 2006 since their effect was anti-dilutive for the year.

In the year ended September 30, 2005, 150,000 options were excluded from the computation of diluted loss per share since their effect was anti-dilutive with the current year loss.

The Company issued additional common shares after September 30, 2006 (see Note 14) that will impact the number of shares used to calculate future earnings per common share.

Recently Issued Accounting Pronouncements

In November 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 151 “Inventory Costs,” (SFAS No. 151) which amends the guidance in ARB No. 43 (ARB 43), Chapter 4 “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage).  Paragraph 5 of ARB 43, Chapter 4, previously stated that under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges.  SFAS No. 151 requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.”  In addition, SFAS No. 151 requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities.  SFAS No. 151 shall be effective for inventory costs incurred during fiscal years beginning after June 15, 2005.  Earlier application is permitted for inventory costs incurred during fiscal years beginning after the date SFAS No. 151 was issued.  SFAS No. 151 shall be applied prospectively.  The adoption of SFAS No. 151 was not material to the consolidated financial statements.

In December 2004, FASB issued SFAS No. 153 “Exchanges of Nonmonetary Assets” (SFAS No. 153) which amends APB Opinion No. 29, “Accounting for Nonmonetary Transactions.” APB No. 29 is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged.  The guidance in that Opinion, however, included certain exceptions to that principle.  SFAS No. 153 amends APB No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance.  A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange.  SFAS No. 153 will be effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005.  Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date SFAS No. 153 was issued.  SFAS No. 153 shall be applied prospectively.  The adoption of SFAS No. 153 was not material to the consolidated financial statements.

In December 2004, FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment,” (SFAS No. 123R) that focuses primarily on accounting for transactions in which an entity obtains employee services in shared-based payment transactions.  This statement replaces SFAS No. 123, “Accounting for Stock-Based Compensation,” and supersedes APB Opinion No. 25, “Accounting for Stock issued to Employees.”  Beginning October 1, 2006, we will be required to expense the fair value of employee stock options and similar awards.  As a public company we are allowed to select from two alternative transition methods, each having different reporting implications.  The impact of SFAS No. 123R for unvested stock options outstanding at September 30, 2006 on the results of operations for the fiscal year ending September 30, 2007 is zero as all options are vested as of September 30, 2006.

In June 2005, FASB issued SFAS No. 154, “Accounting Changes and Error Corrections”, a replacement of APB Opinion No. 20 and FASB Statement No. 3.  The statement applies to all voluntary changes in accounting principle, and changes the requirements for accounting for and reporting of a change in accounting principle.  SFAS No. 154 requires retrospective application to prior periods’ consolidated financial statements of a voluntary change in accounting principle unless it is impracticable.  SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.  Earlier application is permitted for accounting changes and corrections of errors made occurring in fiscal years beginning after June 1, 2005.  The statement does not change the transition provisions of any existing accounting pronouncements, including those that are in a transition phase as of the effective date of this statement.  The Company does not expect the adoption of SFAS No. 154 to have a material effect on its consolidated financial statements.

In June 2006, the FASB has published FASB Interpretation (FIN) No. 48 (FIN No. 48), Accounting for Uncertainty in Income Taxes, to address the noncomparability in reporting tax assets and liabilities resulting from a lack of specific guidance in FASB SFAS No. 109, Accounting for Income Taxes, on the uncertainty in income taxes recognized in an enterprise’s financial statements. Specifically, FIN No. 48 prescribes (a) a consistent recognition threshold and (b) a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and provides related guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.  The provisions of FIN No. 48 are effective for fiscal years beginning after December 15, 2006.  The Company is currently evaluating the impact the adoptions of FIN No. 48 will have on its consolidated financial statements.

In September 2006, the FASB has published FASB SFAS No. 157, Fair Value Measurements, to eliminate the diversity in practice that exists due to the different definitions of fair value and the limited guidance for applying those definitions in GAAP that are dispersed among the many accounting pronouncements that require fair value measurements. SFAS No. 157 retains the exchange price notion in earlier definitions of fair value, but clarifies that the exchange price is the price in an orderly transaction between market participants to sell an asset or liability in the principal or most advantageous market for the asset or liability. Moreover, the SFAS states that the transaction is hypothetical at the measurement date, considered from the perspective of the market participant who holds the asset or liability. Consequently, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price), as opposed to the price that would be paid to acquire the asset or received to assume the liability at the measurement date (an entry price).  SFAS No. 157 also stipulates that, as a market-based measurement, fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability, and establishes a fair value hierarchy that distinguishes between (a) market participant assumptions developed based on market data obtained from sources independent of the reporting entity (observable inputs) and (b) the reporting entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). Finally, SFAS No. 157 expands disclosures about the use of fair value to measure assets and liabilities in interim and annual periods subsequent to initial recognition. Entities are encouraged to combine the fair value information disclosed under SFAS No. 157 with the fair value information disclosed under other accounting pronouncements, including SFAS No. 107, Disclosures about Fair Value of Financial Instruments, where practicable. The guidance in this Statement applies for derivatives and other financial instruments measured at fair value under SFAS No. 133 , Accounting for Derivative Instruments and Hedging Activities, at initial recognition and in all subsequent periods.  The provisions of SFAS No. 157 are effective for fiscals years beginning after November 15, 2007.  The Company believes the impact of SFAS No. 157 will not have a material effect of its consolidated financial statements.

In September 2006, the FASB has published FASB SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, to require an employer to fully recognize the obligations associated with single-employer defined benefit pension, retiree healthcare, and other postretirement plans in their financial statements. Previous standards required an employer to disclose the complete funded status of its plan only in the notes to the financial statements. Moreover, because those standards allowed an employer to delay recognition of certain changes in plan assets and obligations that affected the costs of providing benefits, employers reported an asset or liability that almost always differed from the plan’s funded status. Under SFAS No. 158, a defined benefit postretirement plan sponsor that is a public or private company or a nongovernmental not-for-profit organization must (a) recognize in its statement of financial position an asset for a plan’s overfunded status or a liability for the plan’s underfunded status, (b) measure the plan’s assets and its obligations that determine its funded status as of the end of the employer’s fiscal year (with limited exceptions), and (c) recognize, as a component of other comprehensive income, the changes in the funded status of the plan that arise during the year but are not recognized as components of net periodic benefit cost pursuant to SFAS No. 87, Employers’ Accounting for Pensions, or SFAS No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions. SFAS No. 158 also requires an employer to disclose in the notes to financial statements additional information on how delayed recognition of certain changes in the funded status of a defined benefit postretirement plan affects net periodic benefit cost for the next fiscal year.  The Company believes the impact of SFAS No. 158 will not have a material effect on its consolidated financial statements.

In September 2006, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin 108, “Considering the Effects on Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” (“SAB 108”). SAB 108 requires registrants to quantify errors using both the income statement method (i.e. iron curtain method) and the rollover method and requires adjustment if either method indicates a material error. If a correction in the current year relating to prior year errors is material to the current year, then the prior year financial information needs to be corrected. A correction to the prior year results that are not material to those years, would not require a “restatement process” where prior financials would be amended. SAB 108 is effective for fiscal years ending after November 15, 2006. The Company does not anticipate that SAB 108 will have a material effect on its consolidated financial statements.

Research and Development Costs

Research and development costs are charged to expense as incurred.

Advertising Expenses

Non-direct response advertising expenses are recognized in the period incurred.  Non-direct response advertising expenses totaled $18,649 in 2006 and $40,805 in 2005.

Legal Costs

The Company expenses its legal costs as incurred except settlements which are expensed when a claim is probable and estimatable.

Shipping and Handling Costs

The Company records amounts being charged to customers for shipping and handling as sales and costs incurred in cost of sales.

3.                                      Cirrus Design Purchase and Supply Agreement

The Company currently operates under a Purchase and Supply Agreement with Cirrus, dated as of September 1999 and amended February 2006 (the “Cirrus Supply Agreement”).  Under the Cirrus Supply Agreement, BRS is the non-exclusive supplier of the parachute recovery system to Cirrus.

The current term of the Cirrus Supply Agreement expires in July 2007, but the Agreement is subject to rolling automatic renewal terms of 18 months, unless terminated by either party upon 18 months advance notice.  The recent amendment to the Agreement also provides that Cirrus will maintain product liability insurance on the parachute system whose components are directly or indirectly supplied by BRS.  Additionally, Cirrus has agreed to indemnify BRS for all related product liability claims involving the BRS parachute system (except for claims for economic losses or damage related solely to the aircraft).  The Cirrus Supply Agreement also gives Cirrus limited exclusivity for an increased gross weight (3,600 pound) system for a period of one year after introduction.

4.                                      Warrants Issued to Cirrus Under Purchase and Supply Agreement

On September 17, 1999, the Company entered into a Purchase and Supply Agreement with Cirrus, the manufacturer of the SR20 and SR22 aircraft that utilize the Company’s parachute system as standard equipment.  Under the Agreement, Cirrus was issued four warrants to acquire an aggregate of up to 1.4 million shares of unregistered Company common stock.  In order to execute the warrants, Cirrus was required to meet certain purchase levels of the Company’s emergency parachute systems for the SR20, SR22 and derivative aircraft over the subsequent five years.  Cirrus met their minimum purchase commitment for the first warrant period, but did not exercise the warrant to purchase 250,000 shares of common stock which expired on February 28, 2003. Cirrus met their minimum purchase commitment for warrant periods two and three, and exercised warrants to purchase an aggregate of 500,000 shares of common stock on February 29, 2004, for an aggregate exercise price of $562,500.  Cirrus met their minimum purchase commitment for warrant period four in 2004 and exercised a warrant for 650,000 shares of common stock on February 23, 2005 for an aggregate exercise price of $812,500.  Cirrus currently owns 14.22%, of the outstanding shares of BRS common stock.

5.                                      Covenants Not to Compete

On October 26, 1995 the Company entered into an agreement with the president and majority shareholder of Second Chantz Aerial Survival Equipment, Inc. (SCI), whereby SCI ceased all business activities, and SCI’s president and majority shareholder entered into a ten-year covenant not to compete with the Company.  The payments required under this agreement contained a non-interest-bearing portion and a portion that bears interest at a rate below the Company’s incremental borrowing rate.  Under generally accepted accounting principles the future payments were discounted at the Company’s incremental borrowing rate.  The 4% ten year note called for monthly payments of $4,036 through October 2005.  Payments under this agreement were unsecured.

On August 16, 2004, the Company extended the non-compete period by five additional years in exchange for the exercise of stock options held by SCI’s president under a stock subscription agreement backed by a promissory note.  The note had a principal sum of $12,500 together with aggregate interest on the unpaid principal balance of $2,500.  Payments under the note began July 1, 2005 and continued monthly with a final maturity date of October 1, 2005.  The present value of the Company’s obligation under this agreement was recorded as an intangible asset and is being amortized over a range of two to 15 years as shown in the accompanying consolidated financial statements.

On October 14, 2004, the Company and Mr. Mark Thomas entered into a Resignation, Consulting, Non-Competition and General Release Agreement (the “Resignation Agreement”) in connection with Mr. Thomas’ resignation as Chief Executive Officer, Chief Financial Officer, President, and as a director of the Company.  Pursuant to the terms of the Resignation Agreement, Mr. Thomas resigned such offices effective October 14, 2004.

Mr. Thomas agreed, for a two year period, not to 1) call on or solicit Company customers, 2) directly or indirectly, become employed by, consult with, manage, own or operate any business engaged in the design, manufacturing, marketing or distribution of (i) emergency parachute recovery systems for recreational, general and commercial aviation aircraft and unmanned aircraft or (ii) general aviation aircraft.  Mr. Thomas also agreed not to divulge any trade secrets or confidential information regarding the Company.  In exchange for such Resignation Agreement, the Company agreed to pay Mr. Thomas an aggregate of $230,000; $60,000 of which was paid 15 days after execution of the Agreement and $170,000 of which would be paid over a 24 month period $(7,083 per month) during the compliance of Mr. Thomas’ non-competition /non-disclosure requirements.  The present value of the Company’s obligation under this agreement was recorded as an intangible asset and is being amortized over two years as shown in the accompanying consolidated financial statements.

Future payments under these agreements are as follows:

Fiscal Year	Future Dollars	Present Dollars
2007	$7,083	$7,069
	$7,083	$7,069

6.                                      Other Financial Information

Inventories

The components of inventory consist of the following at September 30:

	2006	2005
Raw materials	$2,100,501	$1,162,175
Work in process	340,434	252,225
Finished goods	17,068	46,519
Total inventories	$2,458,003	$1,460,919

Furniture, Fixtures and Leasehold Improvements

Furniture, fixtures and leasehold improvements consisted of the following categories at September 30:

	2006	2005
Office furniture and equipment	$345,535	$293,930
Manufacturing equipment	463,367	383,078
Airplane	283,183	265,467
Total fixed assets	$1,092,085	$942,475

Depreciation Expense

Depreciation expense totaled $149,624 in 2006 and $101,790 in 2005.

Long-Term Prepaid Expenses

Long-term prepaid expenses consist of the following at September 30:

	2006	2005
Stock offering costs	$72,664	$0
Other	37,261	28,269
Total long-term prepaid expenses	$109,925	$28,269

The stock offering costs will be netted against the proceeds received from the common stock proceeds the Company received after September 30, 2006.  See Note 14.

Long-Lived Assets

In accordance with SFAS No. 144, Accounting For The Impairment Of Long-Lived Assets And For Long-Lived Assets To Be Disposed Of, the Company reviews its long-lived assets and intangibles related to those assets periodically to determine potential impairment by comparing the carrying value of the long-lived assets outstanding with estimated future cash flows expected to result from the use of the assets, including cash flows from disposition.  Should the sum of the expected future cash flows be less than the carrying value, the Company would recognize an impairment loss.  An impairment loss would be measured by comparing the amount by which the carrying value exceeds the fair value of the long-lived assets and intangibles.  To date, management has determined that no impairment of long-lived assets exists.

Other Accrued Liabilities

Other accrued liabilities consisted of the following categories at September 30:

	2006	2005
Bonus and Profit Sharing Plan Accrual	$215,971	$44,530
Contingency Accrual	—	80,000
Other Miscellaneous Accruals	28,959	59,340
	$244,930	$183,870

Export Sales

The Company’s international sales are made through independent representatives in various foreign countries.  International sales as a percentage of total sales were 12.4% in 2006 and 9.6% in 2005.

Major Suppliers

During the years ended September 30, 2006 and 2005, the Company purchased its parachutes from a certain key vendor. The Company manufactures its own ballistic devices, but the propellant for the ballistic devices is purchased from a single source.  The Company routinely searches for new suppliers and feels alternate sources can be found should any of these suppliers be unable to meet the Company’s needs.

Related Parties

Active Agreement

Effective as of November 19, 2004, the Company entered into a Consulting Agreement with Mr. Boris Popov, a director of the Company, pursuant to which Mr. Popov would provide certain consulting services relating to the Company’s new product development.  Pursuant to this agreement, the term of which is six months, Mr. Popov is required to provide a minimum of 64 hours of service per month for $3,200 per month and shall be paid an additional $50 per hour for each hour over the 64 hour minimum.  On March 16, 2005 the Company extended this agreement for 12 additional months.  Consulting expenses for Mr. Popov were $25,573 and $21,162 for the years ended September 30, 2006 and 2005, respectively.

Expired Agreements

Effective as of November 19, 2004, the Company entered into a Consulting Agreement with Mr. Thomas H. Adams, Jr., a director of the Company, pursuant to which Mr. Adams would provide certain consulting and advisory services to the Company relating to after market business development of the Company’s products.  Pursuant to this agreement, the term of which was six months, Mr. Adams was required to provide a minimum of 50 hours of services per month for $2,500 and shall be paid an additional $50 per hour for each hour over the 50 hour minimum.  On March 16, 2005 the Company extended this agreement for three months.  Consulting expenses for Mr. Adams were $0 and $10,323 for the years ended September 30, 2006 and 2005, respectively.  This agreement has expired.

Also effective as of November 19, 2004, the Company entered into an Interim Services Agreement with Robert L. Nelson, the Company’s Chairman of the Board, Chief Executive Officer, President and Chief Financial Officer, in connection with his consulting services as interim Chief Executive Officer, Chief Financial Officer and President while the Company pursued a candidate to fill those positions on a permanent basis.  The term of this agreement was three months, with an automatic renewal of three months unless otherwise agreed to in writing.  Mr. Nelson received $11,000 per month as a fee for his services during this Agreement.  Effective March 16, 2005, Mr. Nelson’s payment under this agreement was continued at $4,000 per month and this agreement was extended an additional two months.  Consulting expenses for Mr. Nelson were $0 and $49,000 for the years ended September 30, 2006 and 2005, respectively.  This agreement has expired.

For all such agreements, the fees paid were and will be in addition to and independent of any fees or compensation owed to such directors in their capacity as non-employee directors.

Profit Sharing Plan

The Company adopted a pre-tax salary reduction plan, under the provisions of Section 401(k) of the Internal Revenue Code, in fiscal year 2000, which covers its full-time employees over age 21.  Company match contributions made for the years ended September 30, 2006 and 2005, respectively, were $12,431 and $11,336.  The Company can also make discretionary profit sharing contributions.  Company contributions made at the discretion of management and the board of directors for the years ended September 30, 2006 and 2005, respectively, were $0 and $0.

Product Warranties

The Company offers its customers up to a one-year warranty on its products.  The warranty covers only manufacturing defects, which will be replaced or repaired by the Company at no charge to the customer.  To date, the Company has not had any material claims against its products.  The Company has not recorded an accrual for possible warranty claims and believes that the product warranties as offered will not have a material effect on the Company’s financial position, results of operations or cash flows.

7.                                      Geographical Information

The Company has operations in South St. Paul, Minnesota and Tijuana, Mexico.  Information about the Company’s operations by geographical location are as follows for the year ended September 30, 2006.  The Company did not have operations in Mexico until late September 2005, therefore there is no geographical information to disclose for 2005.

	United States	Mexico	Consolidated
As of September 30, 2006 or for the year ended:
Total assets	$4,687,830	$727,426	$5,415,256
Long-lived assets	$890,705	$201,380	$1,092,085
Inventories	$1,931,957	$526,046	$2,458,003

8.                                      Line-of Credit Borrowings

The Company has a $400,000 line-of-credit with a bank on an annual renewal basis and is collateralized by all of the Company’s assets.  The current line-of-credit expires February 6, 2007.  The line calls for a variable interest rate of 9.75% at September 30, 2006 (average rate for the year ended September 30, 2006 was 8.36%).  At September 30, 2006 and 2005, there were outstanding balances of $302,265 and $204,715, respectively, under the line of credit.

9.                                      Long-Term Debt

In 2005, a jury awarded damages to Parsons and Aerospace Marketing in the combined amount of approximately $3.4 million for breach of contract. BRS settled this matter directly with Parsons and Aerospace on September 19, 2005 by agreeing to pay $1.9 million.  An initial payment of $700,000 plus interest was made on September 19, 2005.  The remainder of $1.2 million was to be paid by the Company over a term of 8 years, although the Company had the right to pre-pay remaining amounts due at any time.  On November 15, 2006, the Company paid the entire unpaid principal and interest outstanding on the first note detailed below and paid $5,000 towards unpaid principal on the second note detailed below with money raised through equity financing on October 25, 2006 (see Note 14).  As such, the first note payable detailed below was classified at September 30, 2006 as long-term pursuant to SFAS No. 6 “Classification of Short-Term Obligations Expected to be Refinanced”.

The components of long-term debt consisted of the following at September 30:

	2006	2005
Note payable — Parsons, principal and interest payments due in monthly installments of $17,885 including interest at 8.25%, through September 2010, collateralized by substantially all assets of the Company	$729,091	$880,000
Note payable — Parsons, interest only payments at 8.25% through September 2010, then principal and interest payments due in monthly installments of $10,065 including interest at 8.25%, from October 2010 through September 2013, collateralized by substantially all assets of the Company	320,000	320,000
Total long-term debt	1,049,091	1,200,000
Less: debt refinanced with equity offering	729,091	—
Less: current portion	—	153,951
Long-term debt, net of current portion	$320,000	$1,046,049

Future minimum payments required at September 30, 2006 are as follows:

Fiscal Year	Amount
2007	$—
2008	—
2009	—
2010	—
2011	98,027
2012 and thereafter	221,973
$320,000

Future minimum payments that would have been required at September 30, 2006 if the Company had not refinanced the first note payable through the sale of common shares in October 2006 and November 2006 assuming all covenant violations would have been waived are as follows:

Fiscal Year	Amount
2007	$160,446
2008	174,195
2009	189,122
2010	205,328
2011	98,027
2012 and thereafter	221,973
$1,049,091

10.                               Income Taxes

At September 30, 2006 and 2005, the Company had $2,000,000 and $2,050,000 in net operating loss carryforwards which will expire in 2025.  The provision for income taxes consisted of the following components for the years ended September 30:

	2006	2005
Current:
Federal	$(56,984)	$(242,300)
State	0	(26,000)
Deferred	75,184	(1,204,700)
Tax benefit of stock option and warrant exercises, credited to additional paid-in capital	0	830,000
	$18,200	$(643,000)

The tax benefit of $830,000 in 2005 noted above, relates to compensation expense for tax purposes in excess of amounts recognized for financial reporting purposes.

Components of net deferred income taxes are as follows at September 30:

	2006	2005
Deferred income tax assets:
Amortization	$12,000	$24,700
Allowance for doubtful accounts	9,000	4,000
Vacation accruals	12,000	24,200
Asset valuation reserves	39,600	39,600
Net Operating Losses	707,516	729,700
Legal Settlement Accruals	420,000	510,000
Income Tax Credits	115,000	115,000
Other accruals	51,900	—
Inventory Section 263 adjustment	36,200	36,200
	1,403,216	1,483,400
Deferred income tax liabilities — depreciation	(21,000)	(26,000)
Net deferred income tax assets	$1,382,216	$1,457,400

The net deferred income taxes are reflected in the consolidated balance sheet at September 30, 2006 and 2005 as follows:

	2006	2005
Deferred tax asset — current portion	$160,700	$160,700
Deferred tax asset — non-current portion	1,221,516	1,296,700
Total	$1,382,216	$1,457,400

Reconciliation between the statutory rate and the effective tax rate for the years ended September 30, is as follows:

	2006	2005
Federal statutory tax rate	34.0%	(34.0)%
State taxes, net of federal benefit	6.3	(6.3)
Other	(0.4)	3.8
Effective tax rate	39.9%	(36.5)%

11.  Shareholders’ Equity

Common Stock

On June 22, 2006 and June 23, 2006, the Company accepted subscriptions from certain directors and executive officers of the Company relating to the issuance of 322,956 shares of common stock and warrants to acquire 16,401 shares of common stock for an aggregate purchase price of $439,220.  The warrants have a three-year term and an exercise price of $2.00 per share and have piggy-back registration rights.  The Company paid no underwriting discounts or commissions in connection with these sales.  The price per share was determined by the placement agent that assisted with the equity offering that closed on October and November 2006 (see Note 14).  The common shares issued were restricted and unregistered shares.  The price per common share was $1.36 per share and the market price was approximately $1.50 per share.  The discount to market was due to the significant amount of shares issued and the fact the shares were restricted and unregistered.  The discount was not in exchange for board services or any other services rendered or to be rendered.

On June 15, 2006, the Company issued 6,000 shares of common stock to each of its five Board Members for a total of 30,000 shares, as partial compensation for the next five board meetings through the Company’s 2007 Annual Meeting of Stockholders.  The shares were valued at $1.51 (fair value at the date of issuance) and are expensed as services are provided.

During the third quarter of 2006, 15,000 stock options were exercised resulting in net proceeds to the Company of $15,750.  During the second quarter of 2006, 30,000 stock options were exercised resulting in net proceeds to the Company of $27,189.  In addition, the Company retired 8,771 shares in the second quarter of 2006, and the proceeds were used by the individual to exercise an additional 15,000 stock options.

During the year ended September 30, 2005, the Company issued 31,150 registered shares of common stock at $2.25 per share (the stock trading price on the date of issuance) for services rendered valued at $70,087.

Stock Options

In March 2004, the shareholders at their annual meeting approved the 2004 Stock Option Plan (the 2004 Plan), which provides for the granting of up to 600,000 options to officers, directors, employees and consultants for the purchase of stock.  No grants were made under this plan in fiscal years 2006 and 2005.

Stock option activity for the years ended September 30, 2006 and 2005 is as follows:

	Number of Shares	Option Price Range per Share
Balance at September 30, 2004	310,000	$0.44 to $1.38

Granted during fiscal year 2005	—	—
Options exercised	(160,000)	$0.44 to $1.38
Expirations	—	—

Balance at September 30, 2005	150,000	$0.91 to $1.38

Granted during fiscal year 2006	—	—
Options exercised	(60,000)	$0.91 to $1.05
Expirations	—	—

Balance at September 30, 2006	90,000	$1.05 to $1.38

Weighted average fair value of options granted during fiscal year 2006	—

Weighted average fair value of options granted during fiscal year 2005	—

At September 30, 2006:
Options vested and exercisable	90,000
Shares available for options	600,000

At September 30, 2005:
Options vested and exercisable	150,000
Shares available for options	600,000

The following tables summarize information about stock options outstanding and exercisable as of September 30, 2006:

Options Outstanding and Exercisable
Exercise Price	Number Outstanding	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price

$1.05	45,000	1.46	$1.05
$1.38	45,000	0.46	$1.38

$1.05 to $1.38	90,000	0.96	$1.22

Stock Warrants

On June 22, 2006 and June 23, 2006, the Company accepted subscriptions from certain directors and executive officers of the Company relating to the issuance of 322,956 shares of common stock and warrants to acquire 16,401 shares of common stock for an aggregate purchase price of $439,220.  The warrants have a three-year term and an exercise price of $2.00 per share and have piggy-back registration rights.  The Company paid no underwriting discounts or commissions in connection with these sales.

On February 23, 2005 Cirrus Design exercised its warrant to purchase 650,000 shares of common stock pursuant to the Purchase and Supply Agreement dated September 17, 1999.  The exercise price related to this warrant was $1.25 per share for total consideration of $812,500.

12.  Acquisitions

In September 2005, the Company completed the purchase through its subsidiary, BRS de Mexico S.A. de C.V., of certain assets of Paranetics Technology, Inc. (Paranetics) for the purpose of manufacturing parachutes and related components.

The acquisition of assets from Paranetics was pursuant to an Asset Purchase Agreements with a purchase price for the net assets of $204,695.  The Company financed the purchase with proceeds from borrowings under the line of credit with their bank.

SFAS No. 141 “Business Combinations” requires that all business combinations after June 30, 2001 be accounted for under the purchase method of accounting.  The acquisition of assets was accounted for under the purchase method of accounting and, accordingly, the purchase price was allocated to property acquired based on the estimated fair value as of the acquisition date.  The excess of the purchase price and expenses relating to the acquisition over the fair value of the assets received resulted in goodwill of $103,774.

13.  Commitments and Contingencies

Leases

The Company leases its production facility on an airport in South St. Paul, Minnesota. Total rental expense for this operating lease during 2006 and 2005 was $42,831 and $43,138, respectively.  The Company bought out the remaining portion of its five-year sublease with its landlord in September 2002.  This buyout resulted in short-term prepaid lease expense of $24,851 at September 30, 2006 and 2005, and long-term prepaid lease expense of $3,418 and $28,269, respectively, as reflected in the accompanying consolidated financial statements.  This buyout allowed the Company to become a direct lessee with the City of South St. Paul.  This lease expires December 31, 2007.

The Company leases a second facility on the same airport for office space.  Total rental expense for this operating lease during 2006 and 2005 was $14,808 and $0, respectively.  This lease expires April 30, 2008.

The Company leases office and production space in Tijuana, Mexico. Total rental expense for this operating lease during 2006 and 2005 was $88,332 and $0, respectively. This lease expires November 14, 2007.

The Company had leased a facility on the same airport for use in research and development.  Total rental expense for this operating lease during 2006 and 2005 was $27,603 and $31,758, respectively.  This lease was terminated on July 31, 2006.

Future minimum lease payments required on non-cancelable operating leases at September 30, 2006 are as follows:

Fiscal Year	Amount
2007	$162,036
2008	45,271

Total	$207,307

Legal Proceedings

(a) In August 2003, the Company was served in two related actions, Kathleen F. Fischer and Susan Sedgwick in U.S. District Court for the Northern District of New York.  These actions arise from the crash of a Cirrus Design Corp. SR22 airplane in April 2002 near Parish, New York.  The Plaintiffs have brought claims for strict products liability, negligence and breach of warranty against Cirrus Design, the airplane’s manufacturer, the Company, which manufactures the CAPS (Cirrus Airframe

Parachute System), a parachute system which is a required component of the plane, and Wings Aloft, Inc., which provided training on the SR22 to the decedents.

In June and August 2006, the Company settled with such plaintiffs without any liability to the Company.

(b) On April 17, 2004, an action was commenced against the Company by Aerospace Marketing, Inc. and Charles Parsons v. Ballistic Recovery Systems, Inc., U.S. District Court, Middle District of Florida, File No. 04-CV-242.  The action resulted from the Company’s notification to Charles F. Parson in April 2004 of its intent to terminate the sales and marketing contract between the Company and Mr. Parsons relating to the BRS-172 and BRS-150 products for lack of performance.

In 2005, a jury awarded damages to Parsons and Aerospace Marketing in the combined amount of approximately $3.4 million for breach of contract. BRS settled this matter directly with Parsons and Aerospace on September 19, 2005 by agreeing to pay $1.9 million pursuant to terms described in the settlement agreement.  An initial payment of $700,000 plus interest was made on September 19, 2005.  The remainder of the settlement amount was to be paid by BRS over a term of 8 years, although BRS had the right to pre-pay remaining amounts due at any time.  On November 16, 2006, the Company prepaid $721,219 of such sum.  The current balance is $315,000, which requires interest only payments through September 2010, and principal and interest payments from October 2010 through September 2013.

(c) In April 2005, an action was commenced against the Company by Sue Jean McGrath, individually and as successor in interest to Charles W. McGrath, deceased, Charles W. McGrath III, Tanya Sue McGrath, Janny Sue McGrath, individually v. Cirrus Design Corporation, Ballistic Recovery Systems, Inc., and Aerospace Systems and Technologies, Inc., U.S. District Court, Northern District of California, File No. C05-1542.  The plaintiffs have alleged vicarious liability, strict product liability, negligence and breach of warranty against the defendants arising from the crash of a Cirrus Design Corp. SR22 airplane near Sugar Bowl, California.  The case is currently in the early stages of discovery.  At this time the Company cannot state with any degree of certainty what the outcome of the matter or the amount or range of potential damages will be.

(d) On September 16, 2005, an action was commenced against the Company by Robert Treat Rayner, in the Circuit Court of the 5th Judicial Circuit in and from Lake County Florida, File No. 04 CA 1749.  The Complaint alleges that plaintiff was injured when his ultralight aircraft crashed while being towed by another ultralight.  Plaintiff alleges that he deployed his BRS system, but that it failed to deploy properly.  BRS is undertaking an investigation of the claim and has responded to the suit.  At this time, the Company cannot state with any degree of certainty what the outcome of these matters will be or the amount or range of potential loss, if any.  BRS believes that it has strong defenses to the suit and will vigorously defend against the claims.

14.  Subsequent Events

On October 25, 2006, the Company, as part of its private placement offering of $3 million of equity securities, accepted subscription agreements from 23 accredited investors for the sale of 975,736 shares of the Company’s common stock, par value $.01 per share (the “Common Stock”), and warrants (the “Warrants”) to purchase 243,934 shares of Common Stock.  The Warrants have a three-year term and an exercise price of $2.00 per share.  The Company received gross proceeds from the sale of Common Stock and Warrants of $1,327,001, less commissions in the aggregate amount of $92,890 and less a retainer and expenses of in the aggregate amount of $20,000 paid to a placement agent assisting in the placement.  Additionally, the Company will be required to issue a three-year warrant to purchase 17,075 shares of Common Stock at an exercise price of $2.00 per share to the placement agent (the “Agent’s Warrant”).  The Company has agreed to register the resale of the Common Stock and the Common Stock issuable upon exercise of the Warrants and Agent’s Warrant.  The disclosure about the foregoing agreements and instruments, and the related private placement does not constitute an offer to sell or a solicitation of an offer to buy any securities of the Company, and is made as required under applicable laws for filing annual reports with the United States Securities and Exchange Commission, and as permitted under Rule 135c under the Securities Act.

On November 15, 2006, the Company paid the unpaid principal and interest outstanding of $721,143 on the first note payable to Parsons and Aerospace Marketing and paid $5,000 towards unpaid principal on the second note payable to Parsons and Aerospace Marketing, leaving a principal balance payable of $315,000 (See Note 9).

On November 22, 2006, the Company accepted subscription agreements from 26 accredited investors for the sale of 864,704 shares of the Company’s common stock, par value $.01 per share (the “Common Stock”), and warrants (the “Warrants”) to purchase 216,176 shares of Common Stock.  The Warrants have a three-year term and an exercise price of $2.00 per share.  The Company received gross proceeds from the sale of Common Stock and Warrants of $1,175,997, less commissions in the aggregate amount of $82,320 to a placement agent assisting in the placement.  Additionally, the Company will be required to issue a three-year warrant to purchase 15,132 shares of Common Stock at an exercise price of $2.00 per share to the placement agent (the “Agent’s Warrant”).  The Company has agreed to register the resale of the Common Stock and the Common Stock issuable upon exercise of the Warrants and Agent’s Warrant.  The disclosure about the foregoing agreements and instruments, and the related private placement does not constitute an offer to sell or a solicitation of an offer to buy any securities of the Company, and is made as required under applicable laws for filing annual reports with the United States Securities and Exchange Commission, and as permitted under Rule 135c under the Securities Act.

As noted above, the Company has agreed to register for resale the Common Stock and Common Stock issuable upon exercise of the Warrants and Agent’s Warrants.  The private placement offering requires the Company to file a registration statement after the closing of the private placement offering within 45 days.  The estimated closing of the private placement offering is January 5, 2007.  In addition, if the registration statement is not declared effective by he Securities and Exchange Commission within 120 days after filing the registration statement, the Company is require to pay a penalty of Units equal to an additional 1% of the warrants issued for each month that the registration statement is not declared effective.  The Company has adopted EITF 05-4, The Effect of Liquidated Damages Clause on a Freestanding Financial Instrument Subject to Issue No. 00-19, View C to account for its registration rights agreements. The Company has entered into registration rights agreements in association with the issuance of common stock and warrants. View C of EITF 05-4 takes the position that the registration rights should be accounted for separately from the financial instrument as the payoff of the financial instruments is not dependent on the payoff of the registration rights agreement, and according to DIG K-1, registration rights agreements and the financial instruments do not meet the combining criteria as they relate to different risks. The Company believes the probability of the registration statement not being declared effective by the SEC within the prescribed timeframe is remote as defined under SFAS No. 5.  Therefore, the Company has a contingent liability for the potential penalty units.  The Financial Accounting Standards Board (Board) has postponed further discussion on EITF 05-4. Since the Board has not reached a consensus, the Company’s accounting for the registration rights may change when the Board reaches a consensus.

15.  Supplemental Cash Flow Information

Cash paid for:	2006	2005
Interest	$127,816	$21,380
Income taxes paid (refunded)	(287,428)	144,846

Summary of non-cash activity:

•                  The Company issued 6,000 shares of common stock to each of its five Board Members for a total of 30,000 shares ($45,300), as partial compensation for the next five board meetings on June 15, 2006.

•                  The Company recognized a deferred tax benefit of $830,000 for stock option and warrant exercises, credited to additional paid-in capital during fiscal year 2005.

•                  The Company entered into a covenant not to compete agreement for $225,573 in exchange for a covenant not to compete payable during fiscal year 2005.

•                  The Company applied a covenant not to compete payable in the amount of $4,036 and $8,464 to a note receivable from shareholder during fiscal year 2006 and 2005.

BALLISTIC RECOVERY SYSTEMS, INC.

CONSOLIDATED BALANCE SHEETS

	December 31, 2006	September 30, 2006
Assets	(Unaudited)	(Audited)
Current assets:
Cash and cash equivalents	$777,407	$53,722
Accounts receivable - net of allowance for doubtful
accounts of $22,924 and $22,924 respectively	434,179	541,642
Inventories	2,869,101	2,458,003
Deferred tax asset — current portion	160,700	160,700
Prepaid expenses	220,213	144,509
Total current assets	4,461,600	3,358,576

Furniture, fixtures and leasehold improvements	1,106,627	1,092,085
Less accumulated depreciation and amortization	(542,117)	(506,831)
Furniture, fixtures and leasehold improvements — net	564,510	585,254

Other assets:
Patents, net of accumulated amortization of $11,522 and $11,425, respectively	892	989
Goodwill	103,774	103,774
Deferred tax asset — net of current portion	1,210,816	1,221,516
Long-term prepaid expenses	33,842	109,925
Covenant not to compete, net of accumulated amortization of $581,401 and $569,789, respectively	23,610	35,222
Total other assets	1,372,934	1,471,426

Total assets	$6,399,044	$5,415,256

See notes to consolidated financial statements.

BALLISTIC RECOVERY SYSTEMS, INC.

CONSOLIDATED BALANCE SHEETS

	December 31, 2006	September 30, 2006
	(Unaudited)	(Audited)
Liabilities And Shareholders’ Equity
Current liabilities:
Line of credit — bank	$—	$302,265
Current portion of covenant not to compete, shareholders	—	7,069
Accounts payable	609,432	692,550
Customer deposits	65,850	42,916
Accrued payroll	71,471	73,613
Other accrued liabilities	54,971	244,930
Total current liabilities	801,724	1,363,343

Long-term debt, less current portion	315,000	320,000
Long-term debt refinanced through equity offering in October and November 2006	—	729,091

Total Liabilities	1,116,724	2,412,434

Shareholders’ equity:
Common stock ($.01 par value; 15,000,000 shares authorized; 9,966,926 and 8,089,619 shares, respectively, issued and outstanding)	99,669	80,896
Additional paid-in capital	8,548,140	6,306,007
Accumulated deficit	(3,365,489)	(3,384,081)
Total shareholders’ equity	5,282,320	3,002,822

Total liabilities and shareholders’ equity	$6,399,044	$5,415,256

See notes to consolidated financial statements.

BALLISTIC RECOVERY SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three Months ended December 31, 2006 and 2005

(UNAUDITED)

	2006	2005
Sales	$2,111,263	$1,906,874
Cost of sales	1,389,261	1,151,681

Gross profit	722,002	755,193

Selling, general and administrative	618,220	640,652
Research and development	41,564	108,114
Intangible amortization	11,612	30,410

Income (loss) from operations	50,605	(23,983)

Other income (expense):
Interest expense	(23,096)	(27,411)
Other income	1,783	59

Income (loss) before income taxes	29,292	(51,335)

Income tax (benefit) expense	10,700	(17,600)

Net income (loss)	$18,592	$(33,735)

Basic earnings (loss) per share	$0.00	$0.00

Weighted average number of shares
outstanding — basic	9,167,570	7,685,434

Diluted earnings (loss) per share	$0.00	$0.00

Weighted average number of shares outstanding - diluted	9,181,102	7,685,434

Dividends per share	$0.00	$0.00

See notes to consolidated financial statements.

BALLISTIC RECOVERY SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOW

For the Three Months Ended December 31, 2006 and 2005

(UNAUDITED)

	2006	2005
Cash flows from operating activity:
Net income (loss)	$18,592	$(33,735)
Adjustments to reconcile net income (loss) to net cash from operating activity:
Deferred income tax	10,700	(17,600)
Depreciation and amortization	35,383	35,947
Amortization of covenant not to compete	11,612	30,410
(Increase) decrease in:
Accounts receivable	107,463	(19,637)
Inventories	(411,098)	(549,278)
Prepaid income taxes	—	86,100
Prepaid expenses	(75,704)	(49,344)
Long-term prepaid expenses	3,419	6,212
Increase (decrease) in:
Accounts payable	(83,118)	315,061
Customer deposits	22,934	3,723
Accrued expenses	(136,801)	(84,981)

Net cash from operating activities	(496,618)	(277,122)

Cash flows from investing activities:
Capital expenditures	(14,542)	(78,684)

Net cash from investing activities	(14,542)	(78,684)

Cash flows from financing activities:
Cash in excess of bank balance	—	62,962
Net proceeds from issuance of common stock	2,278,270	—
Net proceeds from borrowings under line of credit — bank	(302,265)	253,081
Principal payments on long-term debt	(734,091)	(37,557)
Principal payments on covenant not to compete	(7,069)	(20,682)

Net cash from financing activities	1,234,845	257,804

Increase (decrease) in cash and cash equivalents	723,685	(98,002)
Cash and cash equivalents - beginning of period	53,722	103,102

Cash and cash equivalents - end of period	$777,407	$5,100

Cash paid for (received from) taxes	$—	$(86,100)
Cash paid for interest	$27,715	$24,431
Summary of non-cash activity:
Conversion of bonus accrual into common stock	$55,300	$—
Covenant not to compete payable applied to note receivable from shareholder	$—	$4,036

See notes to consolidated financial statements.

BALLISTIC RECOVERY SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
(UNAUDITED)

A.            Summary of Significant Accounting Policies

Principles of Consolidation

In September 2005, the Company formed its wholly-owned subsidiary, BRS de Mexico S.A. de C.V.  The consolidated financial statements include the wholly-owned subsidiary.  All significant intercompany transactions and balances have been eliminated in consolidation.

Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial statements and the instructions to Form 10-QSB and Item 310(b) of Regulation S-B.  They do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

Operating results for the three months ended December 31, 2006 are not necessarily indicative of the results that may be expected for the fiscal year ending September 30, 2007.  These consolidated financial statements should be read in conjunction with the consolidated financial statements and footnotes thereto included in the Company’s Annual Report on Form 10-KSB for the year ended September 30, 2006, previously filed with the Securities and Exchange Commission.

In the opinion of management, such statements reflect all adjustments (which include only normal recurring adjustments) necessary for a fair presentation of the financial position, results of operations, and cash flows for the periods presented.

Foreign Currency Translations and Transactions

In accordance with Statement of Financial Accounting Standard No. 52 “Foreign Currency Translation”, the Company’s Mexican operations use the U.S Dollar as its functional currency.  The Company’s Mexican operations translate monetary assets and liabilities using current rates of exchange at the balance sheet date and translate non-monetary assets and liabilities using historical rates of exchange.   Gains and loss from remeasurement for the Mexican operations are included in the statement of operations and have historically not been significant.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Cash Concentrations

Bank balances exceeded federally insured levels during the first quarter of fiscal year 2007 and 2006.  Generally, these balances may be redeemed upon demand and therefore bear minimal risk.

Cash and Cash Equivalents

Short-term investments with an original maturity of three months or less are considered to be cash equivalents and are stated at their fair value.

Accounts Receivable, Credit Risk and Allowance for Doubtful Accounts

The Company sells its products to domestic and foreign customers.  The Company reviews customers’ credit history before extending unsecured credit and established an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers and other information.  The Company does not accrue interest on past due accounts receivable.  Unless specific arrangements have been made, accounts receivable over 30 days are considered past due. The Company writes off accounts receivable when they are deemed uncollectible.  There were no accounts written off during the three months ended December 31, 2006 and 2005.   Accounts receivable are shown net of an allowance for doubtful accounts of $22,924 both at December 31, 2006 and September 30, 2006.  The estimated loss that management believes is probable is included in the allowance for doubtful accounts.  Due to uncertainties in the collection process, however, it is at least reasonably possible that management’s estimate will change during the next year, which cannot be estimated.

Customer Concentration

The Company had sales to one major customer, Cirrus Design Corporation (Cirrus), which represented 80.5% of the Company’s total sales for the three months ended December 31, 2006, as compared to 74.5% for the same prior year periods.  This customer also accounted for 61% (or $263,600) and 63% (or $339,000) of accounts receivable at December 31, 2006 and September 30, 2006, respectively.  The Company supplies parachute systems to Cirrus from the Company’s general aviation product line.

In its recreational aviation product line, the Company primarily distributes its products through dealers and distributors who in turn sell the products to the end consumer.  The Company believes that in the event that any individual dealers or distributors cease to represent the Company’s products, alternative dealers or distributors can be established.

Valuation of Inventories

Inventories are stated at the lower of cost or market.  Cost is determined by the first-in, first-out (“FIFO”) method.

Provisions to reduce inventories to the lower of cost or market are made based on a review of excess and obsolete inventories through an examination of historical component consumption, current market demands and shifting production methods.  Significant assumptions with respect to market trends and customer product acceptance are utilized to formulate our provision methods.  Sudden or continuing downward changes in the Company’s product markets may cause us to record additional inventory revaluation charges in future periods.  No write-off provision was made to our inventories for the three months ended December 31, 2006 or 2005.

Customer Deposits

The Company requires order deposits from most of its domestic and international customers.  These deposits represent either partial or complete down payments for orders.  These down payments are refundable and are recorded as customer deposits.  The deposits are recognized as revenue when the product is shipped.  The Company’s major customer, Cirrus, does not make order deposits.

Income Taxes

Differences between accounting rules and tax laws cause differences between the bases of certain assets and liabilities for financial reporting purposes and tax purposes.  The tax effects of these differences, to the extent they are temporary, are recorded as deferred tax assets and liabilities under Statement of Financial Accounting Standards No. (SFAS) 109.  Temporary differences relate primarily to: stock based compensation; allowances for doubtful accounts; inventory valuation allowances; depreciation; valuation of warrants issued to a customer; net operating loss; and accrued expenses not currently deductible.

Furniture, Fixtures and Leasehold Improvements

Furniture, fixtures and leasehold improvements are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, ranging from three to seven years for equipment and ten years for the airplane. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is recognized in income for the period.  The cost of maintenance and repairs is expensed as incurred; significant renewals and betterments are capitalized. Deduction is made for retirements resulting from renewals or betterments.  Leasehold improvements are amortized using the straight-line method over the shorter of the lease term, or the estimated useful life of the assets.

Goodwill

The Company applies SFAS No. 142, Goodwill and Other Intangible Assets related to the carrying amount of goodwill and other intangible assets.  Goodwill will be tested for impairment annually in the fourth quarter or more frequently if changes in circumstances or the occurrence of events suggest an impairment exists.  The Company has concluded that no impairment of goodwill or other intangible assets exists as of December 31, 2006.

Intangibles

Patents are recorded at cost and are being amortized on a straight-line method over 17 years.  The covenants not to compete are recorded at cost and are being amortized using the straight-line method over the terms of the agreement which range from two to fifteen years.  The weighted average life of the covenants not to compete is 2.7 years at December 31, 2006.

Components of intangible assets are as follows:

	December 31, 2006		September 30, 2006
	Gross Carrying	Accumulated	Gross Carrying	Accumulated
	Amount	Amortization	Amount	Amortization
Intangible assets subject to amortization:
Patents	$12,414	$11,522	$12,414	$11,425
Covenants not to compete	$605,011	$581,401	$605,011	$569,789

Amortization expense of intangible assets was $11,709 and $30,582 for the three months ended December 31, 2006 and 2005, respectively.  Amortization expense is estimated to approximate $19,241, $8,854, $8,116 and $0 for the years ending September 30, 2007, 2008, 2009, and 2010, respectively.

Revenue Recognition

The Company recognizes revenue in accordance with Securities and Exchange Commission, Staff Accounting Bulletin No. 104, “Revenue Recognition”.  The Company recognizes revenue on product sales upon shipment to customers.

Comprehensive Income

SFAS No. 130 establishes standards for the reporting and disclosure of comprehensive income and its components, which will be presented in association with a company’s consolidated financial statements.  Comprehensive income is defined as the change in a business enterprise’s equity during a period arising from transactions, events or circumstances relating to non-owner sources, such as foreign currency translation adjustments and unrealized gains or losses on available-for-sale securities.  It includes all changes in equity during a period except those resulting from investments by or distributions to owners.  For the three months ended December 31, 2006 and 2005, net income (loss) and comprehensive income (loss) were equivalent.

Fair Value of Financial Instruments

SFAS No. 107, “Disclosures About Fair Value of Financial Instruments” requires disclosure of the estimated fair value of financial instruments as follows:

Short-term Assets and Liabilities:

The fair values of cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities, and short-term debt approximate their carrying values due to the short-term nature of these financial instruments.

Long-term Debt and Covenants Not to Compete:

The fair value of long-term debt and covenants not to compete approximate their carrying value because the terms are equivalent to borrowing rates currently available to the Company for debt with similar terms and maturities.

Segment Reporting

A business segment is a distinguishable component of an enterprise that is engaged in providing an individual product or service or a group of related products or services and that is subject to risks and returns that are different from those of other business segments. The Company’s segments have similar economic characteristics and are similar in the nature of the products sold, type of customers, methods used to distribute the Company’s products and regulatory environment.  Management believes that the Company meets the criteria for aggregating its operating segments into a single reporting segment.

Stock-Based Compensation

The Company has various types of stock-based compensation plans. These plans are administered by the compensation committee of the Board of Directors, which selects persons to receive awards and determines the number of options subject to each award and the terms, conditions, performance measures and other provisions of the award.  The Company’s general policy is to grant stock options with an exercise price at fair value at the date of grant.

Effective October 1, 2006, the Company adopted SFAS No. 123R, Share-Based Payment (SFAS 123R), which requires companies to measure and recognize compensation expense for all stock-based payments at fair value. SFAS 123R is being applied on the modified prospective basis.

Under the modified prospective approach, SFAS 123R applies to new awards and to awards that were outstanding on October 1, 2006 that are subsequently modified, repurchased, cancelled or vest. Under the modified prospective approach, compensation cost recognized includes compensation cost for all share-based payments granted prior to, but not yet vested on October 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123R, and compensation cost for all shared-based payments granted subsequent to October 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123R. Prior periods were not restated to reflect the impact of adopting the new standard.

There was no impact of adopting SFAS 123R for the three months ended December 31, 2006 as all options outstanding at September 30, 2006 were fully vested and no options were issued during the three months ended December 31, 2006.  Options and warrants issued to non-employees are recorded at fair value, as required by Emerging Issues Task Force (EITF) 96-18, “Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services,” using the Black-Scholes pricing model.  For the three months ended December 31, 2006 and 2005, the Company did not issue any stock-based awards to non-employees.

Had compensation costs been determined in accordance with the fair value method prescribed by SFAS No. 123 for all options issued to employees and amortized over the vesting period, the Company’s net income (loss) applicable to common shares and net income (loss) per common share (basic and diluted) for plan options would not have changed as indicated below.

Three Months Ended December 31,
2005

Net income (loss):
As reported	$(33,735)
Pro forma	(33,735)

Basic net income (loss) per common share:
As reported	$(0.00)
Pro forma	$(0.00)

Diluted net income (loss) per common share:
As reported	$(0.00)
Pro forma	$(0.00)

Stock based compensation:
As reported	$0
Pro forma	$0

No employee options were granted or vested during the three months ended December 31, 2006 and 2005.  Had options been granted, the fair value of each option granted would have been estimated on the date of the grant using the Black-Scholes option pricing model.

Earnings (Loss) Per Common Share

Basic earnings (loss) per common share are computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period.  Diluted earnings (loss) per common share is computed by dividing net income (loss) by the weighted average number of common shares outstanding plus all additional common stock that would have been outstanding if potentially dilutive common stock related to stock options and warrants had been issued.

Following is a reconciliation of basic and diluted earnings per common share for the three months ended December 31, 2006 and 2005, respectively:

	Three Months Ended
	December 31,
	2006	2005
Earnings (loss) per common share — basic:

Net income (loss)	$18,592	$(33,735)

Weighted average shares outstanding	9,167,570	7,685,434

Net income (loss) per common share — basic	0.00	(0.00)

Earnings (loss) per common share — diluted:

Net income (loss)	18,592	(33,735)

Weighted average shares outstanding	9,167,570	7,685,434

Common stock equivalents	13,532	0

Weighted average shares and potential diluted shares outstanding	9,181,102	7,685,434

Net income (loss) per common share — diluted	$0.00	$(0.00)

The Company uses the treasury method for calculating the dilutive effect of the stock options and warrants using the average market price during the period.

All outstanding options (90,000 shares) were included in the computation of common share equivalents for the three months ended December 31, 2006.

All outstanding options (150,000 shares) were excluded in the computation of common share equivalents for the three months ended December 31, 2005 since there was a loss for the quarter.

Recently Issued Accounting Pronouncements

In June 2005, FASB issued SFAS No. 154, “Accounting Changes and Error Corrections”, a replacement of APB Opinion No. 20 and FASB Statement No. 3.  The statement applies to all voluntary changes in accounting principle, and changes the requirements for accounting for and reporting of a change in accounting principle.  SFAS No. 154 requires retrospective application to prior periods’ consolidated financial statements of a voluntary change in accounting principle unless it is impracticable.  SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.  Earlier application is permitted for accounting changes and corrections of errors made occurring in fiscal years beginning after June 1, 2005.  The statement does not change the transition provisions of any existing accounting pronouncements, including those that are in a transition phase as of the effective date of this statement.  The adoption of SFAS No. 154 did not have a material effect on the Company’s consolidated financial statements.

In June 2006, the FASB has published FASB Interpretation (FIN) No. 48 (FIN No. 48), Accounting for Uncertainty in Income Taxes, to address the noncomparability in reporting tax assets and liabilities resulting from a lack of specific guidance in FASB SFAS No. 109, Accounting for Income Taxes, on the uncertainty in income taxes recognized in an enterprise’s financial statements. Specifically, FIN No. 48 prescribes (a) a consistent recognition threshold and (b) a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and provides related guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.  The provisions of FIN No. 48 are effective for fiscal years beginning after December 15, 2006.  The Company is currently evaluating the impact the adoptions of FIN No. 48 will have on its consolidated financial statements.

In September 2006, the FASB has published FASB SFAS No. 157, Fair Value Measurements, to eliminate the diversity in practice that exists due to the different definitions of fair value and the limited guidance for applying those definitions in GAAP that are dispersed among the many accounting pronouncements that require fair value measurements. SFAS No. 157 retains the exchange price notion in earlier definitions of fair value, but clarifies that the exchange price is the price in an orderly transaction between market participants to sell an asset or liability in the principal or most advantageous market for the asset or liability. Moreover, the SFAS states that the transaction is hypothetical at the measurement date, considered from the perspective of the market participant who holds the asset or liability. Consequently, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price), as opposed to the price that would be paid to acquire the asset or received to assume the liability at the measurement date (an entry price).  SFAS No. 157 also stipulates that, as a market-based measurement, fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability, and establishes a fair value hierarchy that distinguishes between (a) market participant assumptions developed based on market data obtained from sources independent of the reporting entity (observable inputs) and (b) the reporting entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). Finally, SFAS No. 157 expands disclosures about the use of fair value to measure assets and liabilities in interim and annual periods subsequent to initial recognition. Entities are encouraged to combine the fair value information disclosed under SFAS No. 157 with the fair value information disclosed under other accounting pronouncements, including SFAS No. 107, Disclosures about Fair Value of Financial Instruments, where practicable. The guidance in this Statement applies for derivatives and other financial instruments measured at fair value under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, at initial recognition and in all subsequent periods.  The provisions of SFAS No. 157 are effective for fiscals years beginning after November 15, 2007.  The Company believes the impact of SFAS No. 157 will not have a material effect of its consolidated financial statements.

In September 2006, the FASB has published FASB SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, to require an employer to fully recognize the obligations associated with single-employer defined benefit pension, retiree healthcare, and other postretirement plans in their financial statements. Previous standards required an employer to disclose the complete funded status of its plan only in the notes to the financial statements. Moreover, because those standards allowed an employer to delay recognition of certain changes in plan assets and obligations that affected the costs of providing benefits, employers reported an asset or liability that almost always differed from the plan’s funded status. Under SFAS No. 158, a defined benefit postretirement plan sponsor that is a public or private company or a nongovernmental not-for-profit organization must (a) recognize in its statement of financial position an asset for a plan’s overfunded status or a liability for the plan’s underfunded status, (b) measure the plan’s assets and its obligations that determine its funded status as of the end of the employer’s fiscal year (with limited exceptions), and (c) recognize, as a component of other comprehensive income, the changes in the funded status of the plan that arise during the year but are not recognized as components of net periodic benefit cost pursuant to SFAS No. 87, Employers’ Accounting for Pensions, or SFAS No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions. SFAS No. 158 also requires an employer to disclose in the notes to financial statements additional information on how delayed recognition of certain changes in the funded status of a defined benefit postretirement plan affects net periodic benefit cost for the next fiscal year.  The Company believes the impact of SFAS No. 158 will not have a material effect on its consolidated financial statements.

In September 2006, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin 108, “Considering the Effects on Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” (“SAB 108”). SAB 108 requires registrants to quantify errors using both the income statement method (i.e. iron curtain method) and the rollover method and requires adjustment if either method indicates a material error. If a correction in the current year relating to prior year errors is material to the current year, then the prior year financial information needs to be corrected. A correction to the prior year results that are not material to those years, would not require a “restatement process” where prior financials would be amended. SAB 108 is effective for fiscal years ending after November 15, 2006. The Company does not anticipate that SAB 108 will have a material effect on its consolidated financial statements.

Research and Development Costs

Research and development costs are charged to expense as incurred.

Advertising Expenses

Non-direct response advertising expenses are recognized in the period incurred.  Non-direct response advertising expenses totaled $1,608 and $2,610 for the three months ended December 31, 2006 and 2005, respectively.

Legal Costs

The Company expenses its legal costs as incurred except settlements which are expensed when a claim is probable and estimatable.

Shipping and Handling Costs

The Company records amounts being charged to customers for shipping and handling as sales and costs incurred in cost of sales.

B.            Covenants Not to Compete

On October 26, 1995 the Company entered into an agreement with the president and majority shareholder of Second Chantz Aerial Survival Equipment, Inc. (SCI), whereby SCI ceased all business activities, and SCI’s president and majority shareholder entered into a ten-year covenant not to compete with the Company.  The payments required under this agreement contained a non-interest-bearing portion and a portion that bears interest at a rate below the Company’s incremental borrowing rate.  Under generally accepted accounting principles the future payments were discounted at the Company’s incremental borrowing rate.  The 4% ten year note called for monthly payments of $4,036 through October 2005.  This note has been paid in full.

On August 16, 2004, the Company extended the non-compete period by five additional years in exchange for the exercise of stock options held by SCI’s president under a stock subscription agreement backed by a promissory note.  The note has a principal sum of $12,500 together with aggregate interest on the unpaid principal balance of $2,500.  Payments under the note begin July 1, 2005 and continued monthly with a final maturity date of October 1, 2005.  The present value of the Company’s obligation under this agreement was recorded as an intangible asset and is being amortized over a total of fifteen years as shown in the accompanying financial statements.

On October 14, 2004, the Company and Mr. Mark Thomas entered into a Resignation, Consulting, Non-Competition and General Release Agreement (the “Resignation Agreement”) in connection with Mr. Thomas’ resignation as Chief Executive Officer, Chief Financial Officer, President, and as a director of the Company.  Pursuant to the terms of the Resignation Agreement, Mr. Thomas resigned such offices effective October 14, 2004.

Mr. Thomas agreed, for a two year period, not to 1) call on or solicit Company customers and 2) directly or indirectly, become employed by, consult with, manage, own or operate any business engaged in the design, manufacturing, marketing or distribution of (i) emergency parachute recovery systems for recreational, general and commercial aviation aircraft and unmanned aircraft or (ii) general aviation aircraft.  Mr. Thomas also agreed not to divulge any trade secrets or confidential information regarding the Company.  In exchange for such Resignation Agreement, the Company agreed to pay Mr. Thomas an aggregate of $230,000; $60,000 of which was paid 15 days after execution of the Agreement and $170,000 of which would be paid over a 24 month period ($7,083 per month) during the compliance of Mr. Thomas’ non-competition /non-disclosure requirements.  The present value of the Company’s obligation under this agreement was recorded as an intangible asset and is being amortized over two years as shown in the accompanying financial statements.  This obligation was paid in full in October 2006.

C.    Other Financial Information

Inventories

The components of inventory consist of the following at December 31, 2006 and September 30, 2006:

	12/31/2006	09/30/2006
Raw materials	$2,550,626	$2,100,501
Work in process	283,594	340,434
Finished goods	34,881	17,068
Total inventories	$2,869,101	$2,458,003

Furniture, Fixtures and Leasehold Improvements

Furniture, fixtures and leasehold improvements consisted of the following categories at December 31, 2006 and September 30, 2006:

	12/31/2006	09/30/2006
Office furniture and equipment	$348,864	$345,535
Manufacturing equipment	474,580	463,367
Airplane	283,183	283,183
Total furniture, fixtures and leasehold improvements	$1,106,627	$1,092,085

Depreciation Expense

Depreciation expense totaled $35,285 and $35,775 for the three months ended December 31, 2006 and 2005, respectively.

Other Accrued Liabilities

Other accrued liabilities consisted of the following categories at December 31, 2006 and September 30, 2006:

	12/31/2006	09/30/2006
Bonus and profit sharing plan accrual	$30,682	$215,971
Other miscellaneous accruals	24,289	28,959
Total other accrued liabilities	$54,971	$244,930

Related Parties — Consulting Agreements with Directors

Effective as of November 19, 2004, the Company entered into a Consulting Agreement with Mr. Boris Popov, a director of the Company, pursuant to which Mr. Popov would provide certain consulting services relating to the Company’s new product development.  Pursuant to this agreement, the initial term of which was six months, Mr. Popov is required to provide a minimum of 64 hours of service per month for $3,200 per month and shall be paid an additional $50 per hour for each hour over the 64 hour minimum.  On March 16, 2006 the Company extended this agreement for 24 additional months, through May 2008.  Consulting expenses for Mr. Popov were $9,300 for the first quarter of fiscal year 2007 and $25,573 for the year ended September 30, 2006.

Product Warranties

The Company offers its customers up to a one-year warranty on its products.  The warranty covers only manufacturing defects, which will be replaced or repaired by the Company at no charge to the customer.  The Company has not recorded an accrual for possible warranty claims and believes that the product warranties as offered will not have a material effect on the Company’s financial position, results of operations or cash flows.  Prior historical product warranties have been immaterial.

D.    Geographical Information

The Company has operations in South St. Paul, Minnesota and Mexico.  Information about the Company’s operations by geographical location are as follows for the quarter ended December 31, 2006 and the year ended September 30, 2006:

	Minnesota	Mexico	Consolidated
As of December 31, 2006:
Total Assets	$5,619,014	$780,030	$6,399,044
Long-lived assets	$898,974	$207,653	$1,106,627
Inventories	$2,296,724	$572,377	$2,869,101

	Minnesota	Mexico	Consolidated
As of September 30, 2006:
Total Assets	$4,687,830	$727,426	$5,415,256
Long-lived assets	$890,705	$201,380	$1,092,085
Inventories	$1,931,957	$526,046	$2,458,003

E.     Line-of-Credit Borrowings

The Company had a $400,000 line-of-credit with a bank which expired on February 6, 2007.  The line called for a variable interest rate of 9.75% at December 31, 2006 and September 30, 2006.  At December 31, 2006, there was no outstanding balance under the line of credit.  At September 30, 2006, there was an outstanding balance of $302,265 under the line of credit.

F.     Long-Term Debt

In 2005, a jury awarded damages to Parsons and Aerospace Marketing in the combined amount of approximately $3.4 million for breach of contract. BRS settled this matter directly with Parsons and Aerospace on September 19, 2005 by agreeing to pay $1.9 million.  An initial payment of $700,000 plus interest was made on September 19, 2005.  The remainder of $1.2 million was to be paid by the Company over a term of 8 years, although the Company had the right to pre-pay remaining amounts due at any time.  On November 15, 2006, the Company paid the entire unpaid principal and interest outstanding on the first note detailed below and paid $5,000 towards unpaid principal on the second note detailed below with money raised through equity financing on October 25, 2006.  As such, the first note payable detailed below was classified at September 30, 2006 as long-term pursuant to SFAS No. 6 “Classification of Short-Term Obligations Expected to be Refinanced”.

The components of long-term debt consist of the following at December 31, 2006 and September 30, 2006:

	12/31/2006	09/30/2006
Note payable — Parsons, paid in full with proceeds received from common stock offerings in October and November 2006. (Paid November 15, 2006).	$—	$729,091
Note payable — Parsons, interest only payments at 8.25% through September 2010, then principal and interest payments due in monthly installments of $9,907 including interest at 8.25%, from October 2010 through September 2013, collateralized by substantially all assets of the Company	315,000	320,000
Total long-term debt	315,000	1,049,091
Less: debt refinanced through equity offering	—	729,091
Less: current portion	—	—
Long-term debt, net of current portion	$315,000	$320,000

Future minimum payments required at December 31, 2006 are as follows:

Fiscal Year	Amount
2007	$—
2008	—
2009	—
2010	—
2011	96,495
2012 and thereafter	218,505
$315,000

G.    Shareholders’ Equity

Common Stock and Stock Warrants

On October 25, 2006, the Company, as part of its private placement offering of $3 million of equity securities, accepted subscription agreements from 23 accredited investors for the sale of 975,736 shares of the Company’s Common Stock, par value $.01 per share ( “Common Stock”), and warrants (the “Warrants”) to purchase 243,934 shares of Common Stock.  The Warrants have a three-year term and an exercise price of $2.00 per share.  The Company received gross proceeds from the sale of Common Stock and Warrants of $1,327,001, less commissions in the aggregate amount of $92,890 and less a retainer and expenses of in the aggregate amount of $20,000 paid to a placement agent assisting in the placement.  Additionally, the Company issued a three-year warrant to purchase 85,377 shares of Common Stock at an exercise price of $2.00 per share to the placement agent (“Agent’s Warrants”).  The Company has agreed to register the resale of Common Stock and Common Stock issuable upon exercise of the Warrants and Agent’s Warrants.

On November 22, 2006, the Company accepted subscription agreements from 26 accredited investors for the sale of 864,704 shares of Common Stock, and Warrants to purchase 216,176 shares of Common Stock.  The Warrants have a three-year term and an exercise price of $2.00 per share.  The Company received gross proceeds from the sale of Common Stock and Warrants of $1,175,997, less commissions in the aggregate amount of $82,320 to a placement agent assisting in the placement.  Additionally, the Company issued a three-year Agent’s Warrant s to purchase 75,661 shares of Common Stock at an exercise price of $2.00 per share to the placement agent.  The Company has agreed to register the resale of Common Stock and Common Stock issuable upon exercise of the Warrants and Agent’s Warrants.  The price paid was $1.36 for the common shares and warrants issued and the market price for common stock was $1.48 and $1.45 per common share on October 25, 2006 and November 22, 2006, respectively.  The discount to market was due to the significant amount of shares issued and the fact the shares were restricted and unregistered.

As noted above, the Company has agreed to register for resale the shares of Common Stock and Common Stock issuable upon exercise of the Warrants and Agent’s Warrants.  The private placement offering requires the Company to file a registration statement within 45 days after the last closing this offering.  The final closing of the private placement offering was January 10, 2007.  In addition, if the registration statement is not declared effective by the Securities and Exchange Commission within 120 days after filing the registration statement, the Company is require to pay a penalty of Units equal to an additional 1% of the warrants issued for each month that the registration statement is not declared effective.  The Company has adopted EITF 05-4, The Effect of Liquidated Damages Clause on a Freestanding Financial Instrument Subject to Issue No. 00-19, View C to account for its registration rights agreements.  View C of EITF 05-4 takes the position that the registration rights should be accounted for separately from the financial instrument as the payoff of the financial instruments is not dependent on the payoff of the registration rights agreement, and according to DIG K-1, registration rights agreements and the financial instruments do not meet the combining criteria as they relate to different risks. The Company believes the probability of the registration statement not being declared effective by the SEC within the prescribed timeframe is remote as defined under SFAS No. 5.  Therefore, the Company has a contingent liability for the potential penalty units.  The Financial Accounting Standards Board (Board) has postponed further discussion on EITF 05-4. Since the Board has not reached a consensus, the Company’s accounting for the registration rights may change when the Board reaches a consensus.

On June 22, 2006 and June 23, 2006, the Company accepted subscriptions from certain directors and executive officers of the Company relating to the issuance of an aggregate of 322,956 shares of common stock and warrants to acquire 16,401 shares of common stock for an aggregate purchase price of $439,220.  The warrants have a three-year term and an exercise price of $2.00 per share and have piggy-back registration rights.  The Company paid no underwriting discounts or commissions in connection with these sales.  The price per share was the same as the offering price as in the equity offering that closed on October and November 2006.  The common shares issued were restricted and unregistered shares.  The price per common share was $1.36 per share and the market price was approximately $1.50 per share.  The discount to market was due to the significant amount of shares issued and the fact the shares were restricted and unregistered.  The discount was not in exchange for board services or any other services rendered or to be rendered.

On June 15, 2006, the Company issued 6,000 shares of common stock to each of its five Board Members for a total of 30,000 shares, as partial compensation for the next five board meetings through the Company’s 2007 Annual Meeting of Stockholders.  The shares were valued at $1.51 per share (fair value at the date of issuance) and are expensed as services are provided.

Stock Options

In March 2004, Company shareholders at their annual meeting approved the 2004 Stock Option Plan (the “2004 Plan”), which provides for the granting of up to 600,000 options to officers, directors, employees and consultants for the purchase of stock.  Under the 2004 Plan, stock options must be granted at an exercise price not less than the fair market value of the Company’s common stock on the grant date. Vesting requirements of all awards under this plan are time based and vary by individual grant. The options expire on the date determined by the Board of Directors but may not extend more than ten years from the grant date. Unexercised options are canceled 90 days after termination, and unvested awards are canceled on the date of termination of employment and become available under the Stock Option Plan for future grants.

The weighted average remaining contractual term of options exercisable at December 31, 2006, was 0.71 years.

The following table summarizes information about stock options outstanding at December 31, 2006:

	Options	Weighted Average Exercise Price	Range of Exercise Option Price
Options Outstanding — September 30, 2004	310,000	$1.09	$0.44 - $1.38
Granted
Canceled or expired
Exercised	160,000	$1.07	$0.44 - $1.38
Options Outstanding — September 30, 2005	150,000	$1.11	$0.91 - $1.38
Granted
Canceled or expired
Exercised	60,000	$0.945	$0.91 - $1.38
Options Outstanding — September 30, and December 31, 2006	90,000	$1.22	$1.05 - $1.38
Options exercisable — December 31, 2006	90,000	$1.22	$1.05 - $1.38

The aggregate intrinsic value of options outstanding and exercisable is $0 and $0 at December 31, 2006 and 2005, respectively.

As of December 31, 2006, there was $0 of total unrecognized compensation costs related to the outstanding stock options.

H.    Commitments and Contingencies

Legal Proceedings

a) In August 2003, the Company was served in two related actions, Kathleen F. Fischer and Susan Sedgwick in U.S. District Court for the Northern District of New York.  These actions arise from the crash of a Cirrus Design Corp. SR22 airplane in April 2002 near Parish, New York.  The Plaintiffs have brought claims for strict products liability, negligence and breach of warranty against Cirrus Design, the airplane’s manufacturer, the Company, which manufactures the CAPS (Cirrus Airframe Parachute System), a parachute system which is a required component of the plane, and Wings Aloft, Inc., which provided training on the SR22 to the decedents.  In June and August 2006, the Company settled with such plaintiffs without any liability to the Company.

(b) On April 17, 2004, an action was commenced against the Company by Aerospace Marketing, Inc. and Charles Parsons v. Ballistic Recovery Systems, Inc., U.S. District Court, Middle District of Florida, File No. 04-CV-242.  The action resulted from the Company’s notification to Charles F. Parson in April 2004 of its intent to terminate the sales and marketing contract between the Company and Mr. Parsons relating to the BRS-172 and BRS-150 products for lack of performance.

In 2005, a jury awarded damages to Parsons and Aerospace Marketing in the combined amount of approximately $3.4 million for breach of contract. BRS settled this matter directly with Parsons and Aerospace on September 19, 2005 by agreeing to pay $1.9 million pursuant to terms described in the settlement agreement.  An initial payment of $700,000 plus interest was made on September 19, 2005.  The remainder of the settlement amount was to be paid by BRS over a term of 8 years, although BRS had the right to pre-pay remaining amounts due at any time.  On November 16, 2006, the Company prepaid $721,219 of such sum.  The current balance is $315,000, which requires interest only payments through September 2010, and principal and interest payments from October 2010 through September 2013.

(c) In April 2005, an action was commenced against the Company by Sue Jean McGrath, individually and as successor in interest to Charles W. McGrath, deceased, Charles W. McGrath III, Tanya Sue McGrath, Janny Sue McGrath, individually v. Cirrus Design Corporation, Ballistic Recovery Systems, Inc., and Aerospace Systems and Technologies, Inc., U.S. District Court, Northern District of California, File No. C05-1542.  The plaintiffs have alleged vicarious liability, strict product liability, negligence and breach of warranty against the defendants arising from the crash of a Cirrus Design Corp. SR22 airplane near Sugar Bowl, California.  The case is currently in the early stages of discovery.  At this time the Company cannot state with any degree of certainty what the outcome of the matter or the amount or range of potential damages will be.

(d) On September 16, 2005, an action was commenced against the Company by Robert Treat Rayner, in the Circuit Court of the 5th Judicial Circuit in and from Lake County Florida, File No. 04 CA 1749.  The Complaint alleges that plaintiff was injured when his ultralight aircraft crashed while being towed by another ultralight.  Plaintiff alleges that he deployed his BRS system, but that it failed to deploy properly.  BRS is undertaking an investigation of the claim and has responded to the suit.  At this time, the Company cannot state with any degree of certainty what the outcome of these matters will be or the amount or range of potential loss, if any.  BRS believes that it has strong defenses to the suit and will vigorously defend against the claims.

I.      Dividend Payment

The Board of Directors examines the liquidity and capital requirements of the Company at each board meeting.  If in the judgment of the Board of Directors, they may declare a special dividend.  No dividend was declared or paid in the three months ended December 31, 2006.

J.              Warrants

Stock warrant activity is as follows for the three months ended December 31:

	Outstanding	Exercise Price
Outstanding at September 30, 2006	16,401	$2.00
Granted	621,148	2.00
Exercised or forfeited
Outstanding at December 31, 2006	637,549	$2.00

Warrants outstanding and exercisable as of December 31, 2006, are as follows:

		Weighted-Average
Exercise Prices	Warrants	Remaining contractual life	Exercise prices
$2.00	637,549	2.86	$2.00

Stock warrants issued during the three months ended December 31, 2006 were awarded for:

2006
Common stock	621,148 -

K.            Subsequent Event

On January 10, 2007, the Company accepted subscriptions relating to the issuance of 194,400 shares of Common Stock and Warrants to purchase an additional 48,600 shares of Common Stock.  The warrants have a three-year term and an exercise price of $2.00 per share.  The Company received gross proceeds from the sale of common stock and warrants of $264,384, less commissions in the aggregate amount of $18,507 paid to a placement agent assisting in the placement.  Additionally, the Company issued a three-year warrant to purchase 17,010 shares of Common Stock at an exercise price of $2.00 per share to the placement agent.  The Company has agreed to register the resale of the Common Stock and the Common Stock issuable upon exercise of the Warrants.

PROSPECTUS

March 23, 2007

BALLISTIC RECOVERY SYSTEMS, INC.

3,060,955  shares of common stock